EXHIBIT 10.1

ABL LOAN AND SECURITY AGREEMENT

by and among

U.S. SILICA COMPANY,

as the Company,

CERTAIN SUBSIDIARIES OF THE COMPANY

FROM TIME TO TIME PARTIES HERETO,

as Subsidiary Borrowers, and together with the Company,

collectively, the Borrowers,

HOURGLASS HOLDINGS, LLC,

as the Parent,

THE SUBSIDIARIES OF THE PARENT

FROM TIME TO TIME PARTIES HERETO,

as Guarantors,

THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Agent

Dated as of August 9, 2007

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Lead Arranger and Sole Bookrunner

                             Prepared by:

i

7.6	Right to Cure	73
7.7	Access to Premises	74

SECTION 8	REPRESENTATIONS AND WARRANTIES	74
8.1	Corporate Existence, Power and Authority	74
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	75
8.3	Financial Statements; No Material Adverse Change	75
8.4	Priority of Liens; Title to Properties	76
8.5	Tax Returns	76
8.6	Litigation	76
8.7	Compliance with Other Agreements and Applicable Laws	77
8.8	Environmental Compliance	77
8.9	Employee Benefits	78
8.10	Bank Accounts	78
8.11	Intellectual Property	79
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	80
8.13	Labor Disputes	80
8.14	Restrictions on Subsidiaries	81
8.15	Payable Practices	81
8.16	Accuracy and Completeness of Information	81
8.17	Survival of Warranties; Cumulative	81
8.18	Investment Company Act	82
8.19	Brokers’ Fees	82
8.20	Security Documents	82
8.21	Classification of Senior Indebtedness	82
8.22	Anti-Terrorism Laws	82
8.23	Compliance with OFAC Rules and Regulations	83
8.24	Compliance with FCPA	83
8.25	Consummation of Acquisition	83
8.26	Insurance	83

SECTION 9	AFFIRMATIVE AND NEGATIVE COVENANTS	84
9.1	Maintenance of Existence	84
9.2	New Collateral Locations	84
9.3	Compliance with Laws, Regulations, Etc.	85
9.4	Payment of Taxes and Claims	86
9.5	Insurance	86
9.6	Financial Statements and Other Information	87
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	90
9.8	Encumbrances	92
9.9	Indebtedness	95
9.10	Loans, Investments, Speculative Transactions, Etc.	97
9.11	Restricted Payments	98
9.12	Transactions with Affiliates	99
9.13	Fiscal Years; Fiscal Quarters; Accounting Policies	100
9.14	Change in Business	100
9.15	Limitation of Restrictions Affecting Subsidiaries	100

9.16	Fixed Charge Coverage Ratio	101
9.17	License Agreements	102
9.18	Foreign Assets Control Regulations, Etc.	103
9.19	Costs and Expenses	103
9.20	Additional Loan Parties	104
9.21	Pledged Assets	104
9.22	Amendment of Subordinated Debt, Organizational Documents; Term Loan Financing Agreements	104
9.23	Sale Leasebacks	105
9.24	No Further Negative Pledges	105
9.25	Designation of Senior Debt	106
9.26	Capital Expenditures	106
9.27	Public/Private Information; Further Assurances	106
9.28	Parent	107
9.29	Hedging Agreement	107
9.30	ITT Agreement	107

SECTION 10	EVENTS OF DEFAULT AND REMEDIES	107
10.1	Events of Default	107
10.2	Remedies	109

SECTION 11	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	113
11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	113
11.2	Waiver of Notices	115
11.3	Amendments and Waivers	115
11.4	Replacement of Lenders	118
11.5	Waiver of Counterclaims	119
11.6	Indemnification	119

SECTION 12	THE AGENT	120
12.1	Appointment, Powers and Immunities	120
12.2	Reliance by the Agent	121
12.3	Events of Default	121
12.4	Wachovia in its Individual Capacity	121
12.5	Indemnification	122
12.6	Non-Reliance on Agent and Other Lenders	122
12.7	Failure to Act	123
12.8	Additional Loans	123
12.9	Concerning the Collateral and the Related Financing Agreements	123
12.10	Field Exam, Examination Reports and other Information; Disclaimer by Lenders	124
12.11	Collateral Matters	124
12.12	Agency for Perfection	126
12.13	Successor Agent	127
12.14	Other Agent Designations	127
12.15	Intercreditor Agreement	128

SECTION 13	TERM OF AGREEMENT; MISCELLANEOUS	128
13.1	Term	128
13.2	Interpretative Provisions	129
13.3	Notices	131
13.4	Partial Invalidity	132
13.5	Confidentiality	132
13.6	Successors	134
13.7	Assignments; Participations	134
13.8	Entire Agreement	136
13.9	USA Patriot Act	137
13.10	Counterparts, Etc.	137
13.11	Concerning Joint and Several Liability of Borrowers	137

SECTION 14	GUARANTY OF OBLIGATIONS	140
14.1	The Guaranty	140
14.2	Bankruptcy	140
14.3	Nature of Liability	141
14.4	Independent Obligation	141
14.5	Authorization	141
14.6	Reliance	142
14.7	Waiver	142
14.8	Limitation on Enforcement	143
14.9	Confirmation of Payment	143

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Information Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Borrower Joinder Agreement
Exhibit E	Form of Guarantor Joinder Agreement
Exhibit F	Form of Borrowing Base Certificate
Exhibit G	Form of Solvency Certificate
Exhibit H	Form of Notice of Borrowing
Exhibit I	Form of Notice of Continuation/Conversion

v

ABL LOAN AND SECURITY AGREEMENT

This ABL Loan and Security Agreement dated as of August 9, 2007 is entered into by and among U.S. SILICA COMPANY, a Delaware corporation (the “Company”), HOURGLASS HOLDINGS, LLC, a Delaware limited liability company (the “Parent”), those certain Subsidiaries of the Company from time to time party hereto pursuant to Section 9.20 (the “Subsidiary Borrowers”; and together with the Company, each individually a “Borrower” and collectively, “Borrowers” as hereinafter further defined), those certain Subsidiaries of the Parent from time to time party hereto as guarantors (together with the Parent, each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as administrative agent for the Lenders (in such capacity, “Agent” or “Administrative Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, the Loan Parties have requested that the Agent and the Lenders enter into financing arrangements with the Borrowers pursuant to which the Lenders may make loans and provide other financial accommodations to the Borrowers in the aggregate amount of up to $35,000,000; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and the Agent is willing to act as agent for the Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“ABL Collateral” shall mean ABL Collateral as defined in the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Closing Date by and among the Loan Parties, the Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and the Control Agent, as in effect as of the date hereof and as amended or otherwise modified from time to time in accordance with the terms thereof.

“Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to the Agent, by and among the Agent or the Control Agent, the applicable Loan Party with a deposit, collection, clearing and/or concentration account at any bank or other financial institution and the bank or financial institution at which such account is at any time maintained, which agreement provides that such bank or financial institution will comply with instructions originated by the Agent or the Control Agent directing disposition of the funds in such account without further consent by such Loan Party and has such other terms and conditions as the Agent may reasonably require.

“Accounts” shall mean, as to any Person, all present and future rights of such Person to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with such card.

“Acquired Company” shall mean a USS Holdings, Inc., a Delaware corporation.

“Acquisition” shall mean the acquisition by the Parent of all of the Capital Stock of the Acquired Company pursuant to the Acquisition Documents.

“Acquisition Documents” shall mean (a) that certain Agreement and Plan of Merger, dated as of June 19, 2007, by and among the Parent, Hourglass Acquisition, Inc., a Delaware corporation, the Acquired Company, the Institutional Stockholders party thereto and CCMP Capital Advisors, LLC, as Stockholders’ Representative and (b) any other material agreement, document or instrument executed in connection with the foregoing.

“Adjusted Eurocurrency Rate” shall mean, with respect to each Interest Period for any Eurocurrency Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurocurrency Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurocurrency Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Administration Details Form” shall mean, with respect to any Lender, a document containing such Lender’s contact information for purposes of notices provided under this Agreement and account details for purposes of payments made to such Lender under this Agreement.

“Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of Voting Stock or in which such Person beneficially owns or holds ten percent (10%) or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

“Agent” or “Administrative Agent” shall mean Wachovia Bank, National Association, in its capacity as agent on behalf of the Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

“Agent Payment Account” shall mean account no. 2070482789126 of the Agent at Wachovia, or such other account of the Agent as the Agent may from time to time designate as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

“Agreement” shall mean this ABL Loan and Security Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean Wachovia Capital Markets, LLC.

“Asset Disposition” shall mean the disposition of any or all of the ABL Collateral of any Loan Party or any Subsidiary, whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include (i) the sale, lease or transfer of assets permitted by subsections 9.7(b)(i) through (viii), (ii) the sale, lease or transfer of any Term Loan Priority Collateral to the extent the Net Cash Proceeds therefrom are applied to reduce the Term Loan Obligations or are reinvested in accordance with the terms of the Term Loan Financing Agreements or (iii) any issuance of Capital Stock.

“Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to the Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

“Bank Product” shall mean any of the following products, services or facilities extended to any Loan Party or Subsidiary by any Lender, any Affiliate of a Lender, any Bank Product Provider or any Hedging Agreement Provider: (a) Cash Management Services; (b) products under any Hedging Agreement that is not entered into for speculative purposes; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Loan Party or Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 6.4(a), the applicable Secured Party must have previously provided written notice to the Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the “Bank Product Amount”) and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to the Agent by the Secured Party. No Bank Product may be established at any time that an Event of Default exists, or if a reserve equal to the Bank Product Amount with respect to such Bank Product would cause the aggregate amount of Loans and Letter of Credit Obligations outstanding to exceed (i) the Borrowing Base or (ii) or the Maximum Credit.

“Bank Product Amount” shall have the meaning set forth in the definition of Bank Product.

“Bank Product Debt” shall mean the Indebtedness and other obligations of a Loan Party or Subsidiary relating to Bank Products.

“Bank Product Provider” shall mean any Person that provides Bank Products (other than Hedging Agreements) to a Loan Party or any of its Subsidiaries to the extent such Person is (a) a Lender or an Affiliate of a Lender or (b) any other Person (i) that was a Lender (or an Affiliate of a Lender) at the time such Person provided such Bank Products or (ii) with respect to any such Bank Product that was in existence prior to the Closing Date, that was a Lender (or an Affiliate of a Lender) as of the Closing Date or on the date that is 30 days after the Closing Date, but, in the case of either clause (i) or (ii), has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement.

“Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

“Borrowers” shall mean the Company and each Subsidiary Borrower.

“Borrowing Base” shall mean, at any time, the amount equal to:

(a) eighty-five percent (85%) of Eligible Accounts; plus

(b) the lesser of (i) the sum of (A) thirty percent (30%) multiplied by the Value of the Eligible WIP Inventory; plus (B) sixty percent (60%) multiplied by the Value of the Eligible Finished Goods Inventory and (ii) $5,000,000; plus

(c) five percent (5%) (such amount in addition to the Borrowing Base availability pursuant to clause (a) above) of Eligible Accounts; provided, that such percentage shall be reduced monthly by 1/6th of the original percentage amount as of each monthly anniversary of the Closing Date until such percentage is zero percent (0%); plus

(d) the lesser of (i) eighty-five percent (85%) of Eligible ITT Receivables and (ii) $1,500,000; plus

(e) twenty percent (20%) multiplied by the Value of Eligible Stores Inventory; provided, that such percentage shall be reduced by 1/6th of the original percentage amount as of each monthly anniversary of the Closing Date until such percentage is zero percent (0%); minus

(f) Reserves established from time to time by the Agent.

Subject to the relevant terms and provisions set forth in this Agreement, including specifically Section 11.3, the Agent at all times shall be entitled to reduce or increase the advance rates and standards of eligibility under this Agreement, in each case in its commercially reasonable discretion.

“Borrowing Base Certificate” shall mean a borrowing base certificate in substantially the form of Exhibit F hereto or such other form as may be reasonably satisfactory to the Agent.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, except that if a determination of a Business Day shall relate to any Eurocurrency Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurocurrency Rate market.

“Capital Expenditures” shall mean expenditures for the acquisition (including the acquisition by capitalized lease) or improvement of capital assets, as determined in accordance with GAAP; provided, that Capital Expenditures shall not include:

(a) expenditures made with the proceeds of contributions made by, or the issuance of Capital Stock of Parent to (to the extent such proceeds are contributed to the Loan Parties), the Sponsor;

(b) proceeds of the sale of any capital assets otherwise permitted under this Agreement;

(c) expenditures made with the proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are reinvested or committed to be reinvested to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Loan Parties and their Subsidiaries;

(d) expenditures made by the Loan Parties or any of their Subsidiaries with proceeds received pursuant to any indemnification provisions set forth in the Acquisition Documents;

(e) expenditures made by the Loan Parties or any of their Subsidiaries with proceeds received from any seller (or any Affiliate thereof or any other Person who has agreed to make indemnification payments thereunder) in respect of any Permitted Acquisition pursuant to any indemnification provisions set forth in the purchase agreement, merger agreement, acquisition agreement or similar agreement in respect of such Permitted Acquisition;

(f) expenditures made by the Loan Parties or any of their Subsidiaries with proceeds of any related financing with respect to such expenditures; and

(g) expenditures constituting Permitted Acquisitions.

“Capital Lease” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one hundred twenty (120) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of one hundred twenty (120) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one hundred twenty (120) days or less issued by a corporation (except an Affiliate of any Loan Party) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than one hundred twenty (120) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one hundred twenty (120) days or less from the date of acquisition; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

“Cash Management Services” shall mean any services provided from time to time by any Lender or any of its Affiliates to any Loan Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

“Change of Control” shall mean at any time the occurrence of any of the following events: (a) prior to the occurrence of an equity issuance by the Parent consisting of a primary public offering of the common Capital Stock of the Parent resulting in net cash proceeds to the Parent of at least $50,000,000 (an “IPO”), the Sponsor shall fail, directly or indirectly, to own and control at least 50.1% of the Voting Stock of the Parent, measured by voting power rather than the number of shares; (b) after the occurrence of an IPO, any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) (other than the Sponsor), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (i) 30% or more of the then outstanding Voting Stock of the Parent or (ii) a greater percentage of the then outstanding Voting Stock of the Parent than the Sponsor; (c) the replacement of a majority of the Board of Directors of the Parent over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Parent then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; (d) the Parent shall fail, directly or indirectly, to own and control 100% of the Capital Stock of the Company; or (e) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Debt in an aggregate principal amount in excess of $2,000,000.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” shall mean a collective reference to all real and personal property pledged to the Agent pursuant to terms of the Financing Agreements or otherwise, including, without limitation, the ABL Collateral.

“Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to the Agent, from any lessor of premises to any Loan Party, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of the Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

“Commitment” shall mean, at any time, as to each Lender, the principal amount set forth in the Register or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

“Company” shall have the meaning set forth in the opening paragraph of this Agreement.

“Compliance Certificate” shall have the meaning provided in Section 9.6(a)(i).

“Consolidated EBITDA” shall mean, for any applicable period of computation, (a) Consolidated Net Income for such period, plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income, but without duplication, (i) any provision for income taxes during such period, (ii) Consolidated Interest Expense during such period, (iii) any aggregate loss from the sale, exchange or other disposition of capital assets by such Person during such period, (v) depreciation, depletion and amortization expenses and other non-cash charges (excluding non-cash charges that are expected to become cash charges in the next succeeding 12 months or that are reserves for future cash charges) during such period, (vi) management fees paid by the Loan Parties and their Subsidiaries to the Sponsor during such period to the extent permitted pursuant to Section 9.11(k) or any such fees that have otherwise accrued as contemplated in Section 9.11(k), (vii) any non-cash portion of Silica-Related Claims Costs during such period, (viii) tax distributions during such period to the direct or indirect holders of the Capital Stock of the Parent to the extent permitted pursuant to Section 9.11(f), (ix) losses during such period related to early extinguishment of debt, (x) cash losses during such period related to discontinued operations in an aggregate amount not to exceed $1,000,000 during the term of this Agreement, (xi) any other non-recurring cash losses in an aggregate amount not to exceed $1,000,000 during such period, (xii) cash costs during such period associated with reviewing potential acquisitions and similar business development costs in an aggregate amount not to exceed $500,000 during such period and (xiii) non-recurring cash costs related to the implementation of ERP intellectual property systems in an amount not to exceed $500,000 during the term of this Agreement minus, (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income, but without duplication, (i) any credit for income tax, (ii) interest income, (iii) any aggregate gain from the sale, exchange or other disposition of capital assets by such Person, (iv) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period, (v) any other non-recurring cash or non-cash gains during such period and (vi) gains during such period from early extinguishment of debt. Notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA for any fiscal quarter ending prior to the Closing Date, Consolidated EBITDA for such fiscal quarter shall be the amount set forth on Schedule 1.1(a).

“Consolidated Fixed Charges” shall mean, for any applicable period of computation, without duplication, the sum of (a) all Consolidated Interest Expense for such period to the extent paid in cash, plus (b) Consolidated Scheduled Funded Debt Payments made during such period plus (c) cash dividends paid to a Person other than a Loan Party during such period; plus (d) management fees paid by the Loan Parties and their Subsidiaries to the Sponsor during such period; plus (e) any amount expended during such period to meet annual minimum funding requirements under ERISA with respect to any Plan to the extent of the amount by which the actual cash outlay exceeds the expense recorded in regard thereto. Notwithstanding the foregoing, for purposes of calculating Consolidated Fixed Charges for the four fiscal quarter periods ending December 31, 2007, March 31, 2008 and June 30, 2008, Consolidated Fixed Charges shall be annualized during such fiscal quarters such that (a) for the calculation of Consolidated Fixed Charges for the four fiscal quarter period ending December 31, 2007, Consolidated Fixed Charges for the fiscal quarter then ending will be multiplied by four (4), (b) for the calculation of Consolidated Fixed Charges for the four fiscal quarter period ending March 31, 2008, Consolidated Fixed Charges for the two fiscal quarter period then ending will be multiplied by two (2) and (c) for the calculation of Consolidated Fixed Charges for the four fiscal quarter period ending June 30, 2008, Consolidated Fixed Charges for the three fiscal quarter period then ending will be multiplied by one and one-third (1 1/3).

“Consolidated Funded Debt” shall mean, as of any date of determination, all Funded Debt of the Loan Parties and their Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, all interest expense of the Loan Parties and their Subsidiaries (including, without limitation, the interest component under Capital Leases and the net interest payable in connection with Hedging Agreements), as determined in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, net income (excluding extraordinary items and excluding income received from joint venture investments to the extent not received in cash) after taxes for such period of the Loan Parties and their Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Scheduled Funded Debt Payments” shall mean, for any applicable period of computation, for the Loan Parties and their Subsidiaries, the sum of all scheduled payments of principal on Consolidated Funded Debt for such period (including the principal component of payments due on Capital Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during such period), determined on a consolidated basis in accordance with GAAP.

“Control Agent” shall have the meaning provided in the ABL Intercreditor Agreement.

“Control Collateral” shall have the meaning provided in the ABL Intercreditor Agreement.

“Credit Facility” shall mean the Revolving Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1, 2.2 and 2.3 hereof.

“Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

“Defaulting Lender” shall have the meaning set forth in Section 6.11 hereof.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiaries” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Eligible Accounts” shall mean Accounts created by a Loan Party that in each case satisfy the criteria set forth below as determined in accordance with the Agent’s customary practices. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Loan Party or rendition of services by such Loan Party in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than (i) ninety (90) days after the date of the original invoice therefor or (ii) more than sixty (60) days after the date of the original due date therefor;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon the Agent’s request, such Loan Party shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by the Agent to perfect the security interests of the Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as the Agent may request to enable the

Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at the Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Loan Party an irrevocable letter of credit issued or confirmed by a bank satisfactory to the Agent and payable only in the United States of America and in Dollars, sufficient to cover such Account, in form and substance satisfactory to the Agent and if required by the Agent, the original of such letter of credit has been delivered to the Agent or the Agent’s agent and the issuer thereof, and such Loan Party has complied with the terms of Section 5.2(f) hereof or (ii) such Account is subject to credit insurance payable to the Agent issued by an insurer and on terms and in an amount acceptable to the Agent, or (iii) such Account is otherwise acceptable in all respects to the Agent (subject to such lending formula with respect thereto as the Agent may determine);

(f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Loan Party’s satisfactory completion of any further performance under the agreement giving rise thereto), unbilled Accounts, percentage of completion accounts, retainage Accounts, contra Accounts, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if the Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to the Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Loan Party to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder as determined by the Agent in its commercially reasonable discretion;

(i) such Accounts are subject to the first priority, valid and perfected security interest of the Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to the Agent between the holder of such security interest or lien and the Agent;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Loan Party;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon the Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to the Agent;

(l) there are no bankruptcy, dissolution, liquidation, reorganization or similar proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts;

(m) the aggregate amount of such Accounts owing by a single account debtor do not constitute more than twenty percent (20%) of the aggregate amount of all otherwise Eligible Accounts;

(n) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the original invoice date or original due date therefor which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

(o) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Loan Party to seek judicial enforcement in such State of payment of such Account, unless such Loan Party has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p) such Accounts are owed by account debtors whose total indebtedness to such Loan Party does not exceed the credit limit with respect to such account debtors as determined by such Loan Party from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Loan Party as of the date hereof and such credit limit is acceptable to the Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(q) such Accounts are owed by account debtors deemed creditworthy at all times by the Agent in its commercially reasonable discretion.

The criteria for Eligible Accounts set forth above may be changed and any new criteria for Eligible Accounts may be established by the Agent in its commercially reasonable discretion based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent the Agent has no written notice thereof from a Loan Party prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of the Agent. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral. For the avoidance of doubt, Eligible Account shall not include any ITT Receivables.

“Eligible Finished Goods Inventory” shall mean Eligible Inventory consisting of Finished Goods.

“Eligible Inventory” shall mean Inventory of each Loan Party held in the United States consisting of Stores, WIP or Finished Goods, that in each case satisfy the criteria set forth below as reasonably determined by the Agent in accordance with the Agent’s customary practices. In general, Eligible Inventory shall not include: (a) raw materials; (b) components which are not part of finished goods or WIP; (c) parts for equipment and packaging and shipping materials; (d) supplies used or consumed in such Loan Party’s business; (e) Inventory at premises other than those owned or leased and controlled by any Loan Party; (f) Inventory subject to a security interest or lien in favor of any Person other than the Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to the Agent between the holder of such security interest or lien and the Agent; (g) bill and hold goods; (h) unserviceable, obsolete or slow moving Inventory; (i) Inventory that is not subject to the first priority, valid and perfected security interest of the Agent; (j) returned, damaged and/or defective Inventory; (k) Inventory purchased or sold on consignment; (l) Inventory located outside the United States of America; (m) promotional materials; and (n) any Inventory which is not owned solely by the applicable Loan Party or to which the applicable Loan Party does not have valid title. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by the Agent in its commercially reasonable discretion based on either: (A) an event, condition or other circumstance arising after the date hereof, or (B) an event, condition or other circumstance existing on the date hereof to the extent the Agent has no written notice thereof from a Loan Party prior to the date hereof, in either case under clause (A) or (B) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of the Agent. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

“Eligible ITT Receivables” shall mean the aggregate face amount of ITT Receivables that conform to the warranties contained herein, less the aggregate amount of returns, counterclaims, offsets, credits, back charges and allowances of any nature in respect thereof (whether issued, granted or outstanding); provided, however, that no ITT Receivable shall be deemed to be an Eligible ITT Receivable if:

(a) there does not exist a bona-fide Silica-Related Claim submitted by the Loan Parties to ITT in accordance with the terms of the ITT Agreement in respect thereof (a “Submitted ITT Claim”);

(b) a Submitted ITT Claim giving rise thereto has been submitted to ITT for payment for one hundred twenty (120) days or more, without its full payment;

(c) ITT has ceased to have a senior debt rating, as reported by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., of at least “BBB-”;

(d) ITT has disputed its liability in respect of all or any portion of the Submitted ITT Claim giving rise thereto, to the extent of such dispute; or

(e) the Agent does not have a first priority, perfected security interest in the ITT Receivable.

“Eligible Stores Inventory” shall mean Eligible Inventory consisting of Stores.

“Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty percent (50%) owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that makes, purchases, holds or otherwise invests in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by the Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by the Agent, provided, that, neither any Loan Party nor any Affiliate of any Loan Party nor any natural person shall qualify as an Eligible Transferee.

“Eligible WIP Inventory” shall mean Eligible Inventory consisting of WIP.

“Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Loan Party and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“Equipment” shall mean, as to each Loan Party, all of such Loan Parties’ now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” shall mean any person required to be aggregated with any Loan Party or any of its or their respective Subsidiaries under Sections 414(b) or 414(c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977 and/or each “applicable section” under Section 414(t)(2) of the Code, under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Loan Party or, to any of their knowledge, any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or, to any of their knowledge, any ERISA Affiliate in excess of $1,000,000; and (g) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility that could reasonably be expected to result in liability of any Loan Party in excess of $1,000,000 under Section 406, 409, 502(l) of ERISA or Section 4975 of the Code.

“Eurocurrency Rate Loans” shall mean any Revolving Loans or portion thereof on which interest is payable based on the Adjusted Eurocurrency Rate in accordance with the terms hereof.

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

“Excess Availability” shall mean the amount, as determined by the Agent in its commercially reasonable discretion, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Loans and

Letter of Credit Obligations, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of the Loan Parties which are more than sixty (60) days overdue as of the end of the immediately preceding month or at the Agent’s option, as of a more recent date based on such reports as the Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), plus (iii) without duplication, the amount of checks issued by such Borrower to pay trade payables and other obligations which are more than sixty (60) days overdue as of the end of the immediately preceding month or at the Agent’s option, as of a more recent date based on such reports as the Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), but not yet sent.

“Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

“Existing Letters of Credit” shall mean each of the letters of credit described by date of issuance, amount, purpose and the date of expiry on Schedule 1.1(b) hereto.

“Existing Subordinated Notes” shall mean the senior subordinated notes, in an original principal amount equal to $150,000,000, heretofore issued by Better Minerals & Aggregates Company pursuant to the Existing Subordinated Notes Indenture.

“Existing Subordinated Notes Indenture” shall mean the Indenture, dated as of October 1, 1999, among Better Minerals & Aggregates Company, certain other Loan Parties and Bank of New York, as trustee, in respect of the issuance of the Existing Subordinated Notes, as modified or amended from time to time.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Fee Letter” shall mean the Fee Letter, dated as of July 9, 2007, by and among the Parent, Hourglass Acquisition, Inc., the Agent and Wachovia Capital Markets, LLC setting forth certain fees payable by the Borrowers to the Agent for the benefit of itself and the Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Financing Agreements” shall mean, collectively, this Agreement, the ABL Intercreditor Agreement, the Term Loan Intercreditor Agreement, the Fee Letter, the Security Documents, the Revolving Notes, all other notes, guarantees, Account Control Agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Loan Party in connection with this Agreement.

“Finished Goods” shall mean and consist of extracted minerals for which production has been completed which are awaiting resale.

“First Lien Term Loan Agent” shall mean Wachovia, in its capacity as the agent under the First Lien Term Loan Credit Agreement and the other First Lien Term Loan Financing Agreements.

“First Lien Term Loan Commitment” shall mean “Commitments”, as defined in the First Lien Term Loan Credit Agreement.

“First Lien Term Loan Credit Agreement” shall mean that certain First Lien Term Loan and Security Agreement dated as of the date hereof by and among the Company, the guarantors from time to time party thereto, the First Lien Term Loan Lenders and the First Lien Term Loan Agent pursuant to which the First Lien Term Loan Lenders agree to provide term loan facilities to the Company, as in effect on the date hereof and as amended or otherwise modified from time to time in accordance with the terms of this Agreement.

“First Lien Term Loan Financing Agreements” shall have the meaning specified for the term “Financing Agreements” in the First Lien Term Loan Credit Agreement, each as in effect on the date hereof and as amended or otherwise modified from time to time in accordance with the terms of this Agreement.

“First Lien Term Loan Lenders” shall mean those certain lenders and other financial institutions from time to time party to the First Lien Term Loan Credit Agreement.

“First Lien Term Loan Obligations” shall have the meaning specified for the term “Obligations” in the First Lien Term Loan Credit Agreement.

“Fixed Charge Coverage Ratio” shall mean, as of the last day of each fiscal quarter, for the twelve month period then ending, the ratio of (a) (i) Consolidated EBITDA minus (ii) Capital Expenditures made during such period minus (iii) cash income taxes during such period minus (iv) tax distributions during such period to the direct or indirect holders of the Capital Stock of the Parent minus (v) all Silica-Related Claims Costs, to (b) Consolidated Fixed Charges.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes, and with respect to a Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, with respect to any Person, without duplication, the sum of the following (i) (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Persons under Capital Leases, (f) (1) the maximum amount drawable under all letters of credit (including the Letters of Credit) issued or bankers’ acceptances facilities created for the account of such Person in excess of $10,000,000 for all such letters of credit and bankers’ acceptance facilities and (2) without duplication, all drafts drawn under any letters of credit (including the Letters of Credit) issued (to the extent unreimbursed) or bankers’ acceptances facilities created (to the extent unreimbursed) for the amount of such Person, (g) the principal portion of all obligations of such Person under off-balance sheet financing arrangements, and (h) all preferred Capital Stock (other than Qualified Preferred Stock) issued by such Person plus (ii) all Indebtedness of another Person of the type referred to in clause (i) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, plus (iii) all guarantees of such Person with respect to Indebtedness of the type referred to in clause (i) above of another Person, plus (iv) Indebtedness of the type referred to in clause (i) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto. Notwithstanding the foregoing, Funded Debt shall not include (1) any obligations of the Loan Parties or any of their Subsidiaries in respect of rail lease obligations and (2) advances made to the Loan Parties or any of their Subsidiaries in respect of capital projects.

“Funding Bank” shall have the meaning given to such term in Section 3.3 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.16 hereof and for purposes of calculating the Leverage Ratio and the Fixed Charge Coverage Ratio, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to the Agent prior to the date hereof.

“Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” shall mean, collectively, (together with their respective successors and assigns) (a) the Parent and those Domestic Subsidiaries of the Parent identified as “Guarantor” on the signature pages hereto and (b) any other Person that at any time after the date hereof becomes party to a guarantee in favor of the Agent or any Lender or otherwise liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (other than the Borrowers); each sometimes being referred to herein individually as a “Guarantor”.

“Guaranty” shall mean the guaranty of Guarantors set forth in Section 14.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hanson Payment” shall mean that certain payment to be made by USS Holdings, Inc. in respect of contingent liabilities relating to zoning changes required pursuant to that certain sale agreement between USS Holdings, Inc. and Hanson Aggregates BMC, Inc.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Hedging Agreement” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreement, commodity purchase or option agreement or other interest or exchange rate hedging agreement.

“Hedging Agreement Provider” shall mean any Person that enters into (or has previously entered into) a Hedging Agreement with a Loan Party or any of its Subsidiaries, to the extent such Person is (a) a Lender or an Affiliate of a Lender or (b) any other Person (i) that was a Lender (or an Affiliate of a Lender) at the time such Person entered into such Hedging Agreement or (ii) with respect to any such Hedging Agreement that was in existence prior to the Closing Date, that was a Lender (or an Affiliate of a Lender) as of the Closing Date or on the date that is 30 days after the Closing Date, but, in the case of either clause (i) or (ii), has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement.

“Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all preferred Capital Stock (other than Qualified Preferred Stock) issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law; and (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP. Notwithstanding the foregoing, Indebtedness shall not include (1) any obligations of the Loan Parties or any of their Subsidiaries in respect of rail lease obligations and (2) advances made to the Loan Parties or any of their Subsidiaries in respect of capital projects.

“Information Certificate” shall mean, collectively, the Information Certificates of the Loan Parties constituting Exhibit B hereto containing material information with respect to the Loan Parties, their respective businesses and assets provided by or on behalf of the Loan Parties to the Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

“Intellectual Property” shall mean, as to each Loan Party, such Loan Party’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Loan Party’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Interest Period” shall mean for any Eurocurrency Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months (or, if available from all Lenders, nine (9) or twelve (12) months) duration as any Borrower (or the Company on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurocurrency Rate market; provided, that, (a) such Borrower (or the Company on behalf of such Borrower) may not elect an Interest Period which will end after the Termination Date, (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day and (c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Interest Rate” shall mean:

(a) For any day, the rate per annum set forth below opposite the applicable Tier then in effect (based on Quarterly Average Excess Availability for the immediately preceding calendar quarter), it being understood that the Interest Rate for (i) Revolving Loans that are Prime Rate Loans shall be a rate equal to the sum of (A) the Prime Rate plus (B) the percentage set forth under the column “Prime Rate Loans”, (ii) Revolving Loans that are Eurocurrency Rate Loans shall be a rate equal to the sum of (A) the Adjusted Eurocurrency Rate plus (B) the percentage set forth under the column “Eurocurrency Rate Loans”, (iii) the Letter of Credit Fee shall be the percentage set forth under the column “Letter of Credit Fee”, and (iv) the Unused Line Fee shall be the percentage set forth under the column “Unused Line Fee”:

Tier	Quarterly Average Excess Availability		Prime Rate Loans	Eurocurrency Rate Loans	Letter of Credit Fee	Unused Line Fee
1	>$	10,000,000	0.500%	1.500%	1.500%	0.250%
2	<$	10,000,000	0.750%	1.750%	1.750%	0.250%

(b) Notwithstanding anything to the contrary contained in clause (a) of this definition, (i) automatically upon the occurrence and during the continuance of an Event of Default described in Section 10.1(a)(i), (e), (f) or (g), the Interest Rate with respect to all amounts then due and owing hereunder or under the other Financing Agreements (including principal, interest, fees and all other Obligations) shall be the rate two percent (2%) per annum in excess of the applicable amount set forth above, (ii) upon the occurrence and during the continuance of any other Event of Default, at the election of the Required Lenders, the Interest Rate with respect to all amounts then due and owing hereunder or under the other Financing Agreements (including principal, interest, fees and all other Obligations) shall be the rate two percent (2%) per annum in excess of the applicable amount set forth above and (iii) the Interest Rate with respect to Revolving Loans outstanding in excess of the Borrowing Base (whether or not such excess arises or is made with or without the Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default) shall be the rate two percent (2%) per annum in excess of the applicable amount set forth above. Any increase in the Interest Rate pursuant to the foregoing clauses (i), (ii) or (iii) shall be without duplication and shall not exceed the rate two percent (2%) per annum in excess of the applicable amount set forth above.

(c) The initial Interest Rate shall be based on Tier 2 (as shown above) and shall remain at Tier 2 until the last day of the second complete fiscal quarter following the Closing Date.

(d) The “Interest Rate” margin set forth in clause (a) above shall be calculated and established once each calendar quarter, effective as of the first day of such calendar quarter and shall remain in effect until adjusted thereafter at the end of the next calendar quarter.

(e) In the event that any Borrowing Base Certificate or other financial information used to determine Excess Availability provided to the Agent in accordance with the provisions of Section 7.1 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Interest Rate for any period (an “Applicable Period”) than the Interest Rate applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to the Agent a corrected Borrowing Base Certificate or corrected financial information for such Applicable Period, (ii) the Interest Rate shall be determined in accordance with such corrected Borrowing Base Certificate or financial information for such Applicable Period, and (iii) the Borrowers shall immediately pay to the Agent the accrued additional interest owing as a result of such increased Interest Rate for such Applicable Period.

“Inventory” shall mean, as to any Person, all of such Person’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Person as lessor; (b) are held by such Person for sale or lease or to be furnished under a contract of service; (c) are furnished by such Person under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Inventory Appraisal” shall mean an appraisal of Inventory in form and containing assumptions and appraisal methods reasonably satisfactory to the Agent by an appraiser reasonably acceptable to the Agent, on which the Agent and the Lenders are expressly permitted to rely.

“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of shares of Capital Stock, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person, (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

“Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to the Agent, by and among the Agent or the Control Agent, any Loan Party (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Loan Party acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of the Agent or the Control Agent, that it will comply with entitlement orders originated by the Agent or the Control Agent with respect to such investment property, or other instructions of the Agent or the Control Agent, and has such other terms and conditions as the Agent may require.

“Issuing Bank” shall mean with respect to (a) Existing Letters of Credit, Wachovia and (b) with respect to Letters of Credit issued on or after the Closing Date, Wachovia.

“ITT” shall mean ITT Corporation, a Delaware corporation, and its successors and assigns.

“ITT Agreement” shall mean the Agreement of Purchase and Sale of the Capital Stock of Pennsylvania Glass Sand Corporation, dated as of September 12, 1985, made between ITT and Pacific Coast Resources Co., its successors and assigns, as amended or modified from time to time.

“ITT Receivables” shall mean amounts claimed by any Loan Party to be owing from ITT from time to time to a Loan Party in their capacity as successor-in-interest to and/or assignee of, the rights of Pacific Coast Resources Co. under the ITT Agreement, in respect of Silica-Related Claims for which the Loan Parties have sought indemnity from ITT in accordance with the terms of the ITT Agreement.

“Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

“Letter of Credit Fee” shall have the meaning set forth in Section 3.2.

“Letter of Credit Limit” shall mean $15,000,000.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which the Issuing Bank has not at such time been reimbursed by the Borrower.

“Letters of Credit” shall mean (a) all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by the Issuing Bank for the account of any Borrower pursuant to this Agreement and (b) any Existing Letter of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Funded Debt (net of cash and Cash Equivalents of the Loan Parties and their Subsidiaries on a consolidated basis, as determined in accordance with GAAP) on such date to (b) Consolidated EBITDA (computed for the twelve month period ending on the last day of the fiscal quarter ending on or immediately prior to such date).

“License Agreements” shall have the meaning set forth in Section 8.11 hereof.

“Loans” or “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by the Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

“Loan Parties” shall mean, collectively, the Borrowers and the Guarantors (together with their respective successors and assigns); each sometimes being referred to herein individually as a “Loan Party”.

“London Interbank Offered Rate” shall mean, with respect to any Eurocurrency Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurocurrency Loan for the Interest Period applicable thereto, the rate of interest per annum at which, as determined by the Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, properties, performance or operations of the Loan Parties, taken as a whole; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of the Agent upon a material portion of the Collateral; (d) the ability of the Borrowers taken as a whole to duly and punctually repay the Obligations in full or of the Borrowers taken as a whole to perform any of their material obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (e) the ability of the Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of the Agent and the Lenders under this Agreement or any of the other Financing Agreements.

“Maximum Credit” shall mean the amount of $35,000,000 (as such amount may be reduced from time to time as provided in the definition of “Reserves” or in Section 2.1(e)).

“Maximum First Lien Indebtedness Amount” shall have the meaning ascribed to the term “Maximum First Lien Indebtedness Amount” in the Term Loan Intercreditor Agreement.

“Maximum Second Lien Indebtedness Amount” shall mean $43,000,000.

“Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA contributed to by any Loan Party or, to any of their knowledge, any ERISA Affiliate and with respect to which any Loan Party or, to any of their knowledge, any ERISA Affiliate has incurred or may incur any liability.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Loan Party or any Subsidiary in respect of any Asset Disposition or Recovery Event, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition, (c) taxes paid or payable as a result thereof, (d) with respect to any Asset Disposition or Recovery Event, payment of the outstanding principal amount of, premium (if any) and interest on any Indebtedness secured by a lien on the assets subject to such Asset Disposition or Recovery Event and (e) with respect to any Recovery Event, amounts payable directly or indirectly to Governmental Authorities or which are payable pursuant to the regulations of or the order or directive of any Governmental Authorities or pursuant to any Environmental Law for such Recovery Event to the extent required by such Governmental Authorities or Contractual Obligations and any reserves established by the Loan Parties in connection therewith; it being understood that “Net Cash Proceeds” shall include, without limitation, (i) any cash proceeds from the sale or other disposition of any non-cash consideration (but only as and when such cash is actually received) received by any Loan Party or any Subsidiary in any Asset Disposition or Recovery Event, (ii) any cash released from escrow as part of the purchase price in connection with any Asset Disposition and (iii) any cash released from reserves established as set forth in clause (e) above.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(a) in the form attached as Exhibit H.

“Notice of Continuation/Conversion” shall mean a request for a conversion to or continuation of a Eurocurrency Rate Loan or Prime Rate Loan pursuant to Section 3.1(b) in the form attached as Exhibit I.

“Obligations” shall mean any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of the Borrowers to the Agent or any Lender and/or any of their Affiliates or the Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit and all other Letter of Credit Obligations, and all Bank Product Debt, whether now existing or hereafter arising, whether arising before, during or after the term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute

(including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Leases” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Taxes” shall have the meaning given to such term in Section 6.5(c) hereof.

“Parent” shall have the meaning set forth in the opening paragraph of this Agreement.

“Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.

“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party sponsors, maintains, or to which any Loan Party or, to any of their knowledge, ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Loan Party or any Foreign Subsidiary of (a) the assets or the outstanding Voting Stock or economic interests of any Person, (b) any division, line of business or other business unit of any Person or (c) Capital Stock of a joint venture constituting a majority of the Capital Stock of such Person to the extent such Loan Party or Foreign Subsidiary already owns Capital Stock of such joint venture (such Person or such division, line of business or other business unit of such Person or such joint venture shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Loan Parties and their Subsidiaries pursuant to the terms hereof, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) to the extent required by Sections 9.20 and 9.21, the Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target subject to Permitted Liens and in accordance with the Security Documents and the Target, if a Person, shall have executed a joinder agreement, (iii) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Loan Party or Foreign

Subsidiary and the Target, (iv) after giving effect to such acquisition, there shall be at least $6,500,000 of Excess Availability (including Eligible Inventory and Eligible Accounts of the Target, it being agreed that no Inventory of the Target shall be Eligible Inventory until the Agent shall have received all documentation that it reasonably requests, including, without limitation, a satisfactory appraisal, and no Accounts of the Target shall be Eligible Accounts until the Agent shall have received all documentation that it reasonably requests, including, without limitation, a satisfactory field examination), (v) the Target shall have earnings before interest, taxes, depreciation and amortization for the four fiscal quarters prior to the acquisition date in an amount greater than $0 (with pro forma adjustments acceptable to the Agent), (vi) after giving effect to such acquisition on a Pro Forma Basis, (A) the Loan Parties are in compliance with the financial covenant set forth in Section 9.16 (without regard to the Excess Availability exception set forth therein) and (B) the Leverage Ratio is less than or equal to the lesser of (1) 4.60 to 1.0 or (2) the Leverage Ratio (as defined in the First Lien Term Loan Credit Agreement) then required pursuant to the First Lien Term Loan Credit Agreement (as in effect on the Closing Date) and (vii) the aggregate consideration (including without limitation earn out obligations, deferred compensation and the amount of Indebtedness and other liabilities assumed by the Loan Parties and their Subsidiaries, but excluding equity consideration, consideration paid from the proceeds of equity of the Parent issued to the Sponsor or capital contributions made by the Sponsor to the Parent and non-competition arrangements) paid by the Loan Parties and their Subsidiaries (A) in connection with any such acquisition shall not exceed $15,000,000, (B) for all acquisitions made during any twelve month period shall not exceed $25,000,000 and (C) for all acquisitions made during the term of this Agreement shall not exceed $45,000,000.

“Permitted Investments” shall have the meaning set forth in Section 9.10.

“Permitted Liens” shall have the meaning set forth in Section 9.8.

“Permits” shall have the meaning given to such term in Section 8.7(b) hereof.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Loan Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years and with respect to which any Loan Party may incur liability.

“Pledge Agreement” shall mean the ABL Pledge Agreement dated as of the Closing Date, executed by the Loan Parties party thereto in favor of the Agent, for the benefit of the Lenders, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Prime Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the prime rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “prime rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms above, the prime rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the prime rate due to a change in the prime rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

“Priority Collateral” shall mean ABL Priority Collateral as defined in the ABL Intercreditor Agreement.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent month end preceding the date of such transaction.

“Pro Rata Share” shall mean, as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of the Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letters of Credit and the denominator shall be the aggregate amount of all unpaid Loans and Letters of Credit.

“Qualified Preferred Stock” shall mean any Capital Stock of Parent so long as the terms of any such Capital Stock (a) (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision and (ii) do not permit such Capital Stock to be converted into Indebtedness, in each case prior to the date which is six (6) months after the latest to occur of (1) so long as the Second Lien Term Loan Credit Agreement shall remain outstanding, the Termination Date (as defined in the Second Lien Term Loan Credit Agreement), (2) so long as the

First Lien Term Loan Credit Agreement shall remain outstanding, the Termination Date (as defined in the First Lien Term Loan Credit Agreement) or (3) the Termination Date and (b) do not require the cash payment of dividends, distributions or other Restricted Payments that would otherwise be prohibited by the terms of this Agreement.

“Quarterly Average Excess Availability” shall mean, at any time, the average of the aggregate amount of the Excess Availability of the Borrowers for the immediately preceding calendar quarter, as calculated by the Agent.

“Real Property” shall mean all now owned and hereafter acquired real property of each Loan Party, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Loan Party: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all Payment Intangibles (as defined in the UCC); (d) letters of credit, indemnities, guarantees, security or other deposits and Proceeds thereof issued payable to such Loan Party or otherwise in favor of or delivered to such Loan Party in connection with any Account or Inventory; or (e) all other accounts and other forms of obligations owing to any Loan Party arising from the sale or lease of Inventory or Accounts or the rendition of services.

“Records” shall mean, as to each Loan Party, all of such Loan Party’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Loan Party with respect to the foregoing maintained with or by any other person).

“Recovery Event” shall mean theft, loss, physical destruction or damage, taking or similar event with respect to any ABL Collateral owned by the Loan Parties or any of their Subsidiaries which results in the receipt by the Loan Parties or any of their Subsidiaries of any cash insurance proceeds or condemnation award payable by reason thereof. The term “Recovery Event” shall not include the theft, loss, physical destruction or damage, taking or similar event with respect to any Term Loan Priority Collateral to the extent the Net Cash Proceeds therefrom are applied to reduce the Term Loan Obligations or are reinvested in accordance with the terms of the Term Loan Financing Agreements.

“Register” shall have the meaning set forth in Section 13.7 hereof.

“Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares are greater than fifty percent (50%) of the Commitments of all Lenders, or if the Commitments shall have been terminated, those Lenders holding greater than fifty percent (50%) of the outstanding Loans and Letter of Credit Obligations.

“Reserves” shall mean as of any date of determination, such amounts as the Agent may from time to time establish and revise in accordance with its commercially reasonable customary practices and as may be applicable under the circumstances based on its field examinations and other due diligence reducing the amount of Revolving Loans and Letters of Credit which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by the Agent in its commercially reasonable discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Priority Collateral, its value or the amount that might be received by the Agent from the sale or other disposition or realization upon such Priority Collateral or (ii) the security interests and other rights of the Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect the Agent’s commercially reasonable belief that any collateral report or financial information furnished by or on behalf of any Loan Party to the Agent is or may have been incomplete, inaccurate or misleading in any material respect. Without limiting the generality of the foregoing, Reserves may, at the Agent’s option, be established to reflect: dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by the Agent for any period is or is reasonably anticipated to be greater than five percent (5%); returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; sales, excise or similar taxes included in the amount of any Accounts reported to the Agent; a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory; amounts due or to become due to owners and lessors of premises where any Collateral is located, other than for those locations where the Agent has received a Collateral Access Agreement; obligations with respect to Bank Products; and amounts due or to become due to shippers and freight forwarders transporting any Collateral. The amount of any Reserve established by the Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Agent in its commercially reasonable discretion and to the extent that such Reserve is in respect of amounts that may be payable to third parties the Agent may, at its option, deduct such Reserve from the Maximum Credit, at any time that the Maximum Credit is less than the amount of the Borrowing Base.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Loan Parties or any of their Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Loan Parties or any of their Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Loan Parties or any of their Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Debt, (f) any prepayment of the Term Loan Obligations or (g) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness the proceeds of which are used to refinance or repay the Term Loan Obligations.

“Restricted Subsidiary” shall mean each Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Loans” or “Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by the Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of any Borrower provided pursuant to Section 2.1 in favor of any of the Lenders evidencing the Revolving Loan provided by any such Lender pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced or supplemented from time to time.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Second Lien Term Loan Agent” shall mean Wachovia, in its capacity as the agent under the Second Lien Term Loan Credit Agreement and the other Second Lien Term Loan Financing Agreements.

“Second Lien Term Loan Commitment” shall mean “Commitments”, as defined in the Second Lien Term Loan Credit Agreement.

“Second Lien Term Loan Credit Agreement” shall mean that certain Second Lien Term Loan and Security Agreement dated as of the date hereof by and among the Company, the guarantors from time to time party thereto, the Second Lien Term Loan Lenders and the Second Lien Term Loan Agent pursuant to which the Second Lien Term Loan Lenders agree to provide term loan facilities to the Company, as in effect on the date hereof and as amended or otherwise modified from time to time in accordance with the terms of this Agreement.

“Second Lien Term Loan Financing Agreements” shall have the meaning specified for the term “Financing Agreements” in the Second Lien Term Loan Credit Agreement, each as in effect on the date hereof and as amended or otherwise modified from time to time in accordance with the terms of this Agreement.

“Second Lien Term Loan Lenders” shall mean those certain lenders and other financial institutions from time to time party to the Second Lien Term Loan Credit Agreement.

“Second Lien Term Loan Obligations” shall have the meaning specified for the term “Obligations” in the Second Lien Term Loan Credit Agreement.

“Secured Parties” shall mean the Agent, the Issuing Bank, the Lenders and providers of Bank Products.

“Security Documents” shall mean the Pledge Agreement and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Agent, liens or security interests to secure, inter alia, the Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Silica-Related Claims” shall mean claims against the Loan Parties or any Subsidiaries thereof alleging silica exposure, including those that allege that silica products sold by any Loan Party or Subsidiary thereof (or their predecessors-in-interest) were defective or that said Persons acted negligently in selling products without a warning or with an inadequate warning.

“Silica-Related Claims Costs” shall mean costs incurred by the Loan Parties or their Subsidiaries from time to time in respect of Silica-Related Claims, including defense and settlement costs and payment of any judgments, net of billings to ITT in connection with ITT Receivables, the Silica-Related Claims Policies and other third party payments (including from co-defendants).

“Silica-Related Claims Policies” shall have the meaning given to such term in Section 9.5(b).

“Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

“Sponsor” shall mean Harvest Partners, LLC or any Affiliate thereof.

“Stores” shall mean and consist of (a) spare parts and replacement parts for Equipment; and (b) fuel.

“Subordinated Debt” shall mean any Indebtedness incurred by any Loan Party which by its terms is specifically subordinated in right of payment to the prior payment of the Obligations and contains subordination and other terms reasonably acceptable to the Agent.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person. For all purposes of this Agreement (other than the definition of Unrestricted Subsidiary), the defined terms “Subsidiary” or “Subsidiaries” shall not include any Unrestricted Subsidiaries.

“Subsidiary Borrowers” shall have the meaning set forth in the opening paragraph of this Agreement.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition.”

“Term Loan Financing Agreements” shall mean the First Lien Term Loan Financing Agreements and the Second Lien Term Loan Financing Agreements, as applicable.

“Term Loan Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Closing Date by and among the Loan Parties, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and the Wachovia Bank, National Association, as control agent, as in effect as of the date hereof and as amended or otherwise modified from time to time in accordance with the terms thereof.

“Term Loan Obligations” shall mean the First Lien Term Loan Obligations and the Second Lien Term Loan Obligations, as applicable.

“Term Loan Priority Collateral” shall have the meaning specified for the term “Term Loan Exclusive Collateral” in the ABL Intercreditor Agreement.

“Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“Transactions” shall mean the closing of this Agreement and the other Financing Agreements and the consummation of the Acquisition and the other transactions contemplated hereby to occur in connection with such closing and the Acquisition (including, without limitation, the initial borrowings under the Financing Agreements and the payment of fees and expenses in connection with all of the foregoing).

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Agent may otherwise determine).

“Unrestricted Subsidiaries” shall mean (a) any Subsidiary of the Parent (other than a Loan Party) designated as such by the Company upon notice to the Agent, (b) any newly created or acquired Subsidiary of the Parent designated by the Company as an Unrestricted Subsidiary upon notice to the Agent and (c) any Subsidiary of an Unrestricted Subsidiary; provided, that (i) at no time shall any creditor of any such Subsidiary have any claim (whether pursuant to a Guaranty Obligation, by operation of law or otherwise) against the Parent, the Company or any of their Restricted Subsidiaries in respect of any Indebtedness of any such Subsidiary; (ii) neither the Parent, the Company nor any of their Restricted Subsidiaries shall become a general partner of any such Subsidiary; (iii) no default with respect to any Indebtedness of any such Subsidiary (including any right which the holders thereof may have to take enforcement action against any such Subsidiary) shall permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Parent, the Company or any of their Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; (iv) no such Subsidiary shall own any Capital Stock of, or own or hold any lien on any property of, the Parent, the Company or any of their Restricted Subsidiaries; (v) no Investments may be made in any such Subsidiary by the Parent, the Company or any of its Restricted Subsidiaries except in compliance with Section 9.10; (vi) at the time of such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (vii) such Unrestricted Subsidiary shall have entered into a tax sharing agreement with the Parent and any applicable Subsidiaries of the Parent that own (directly or indirectly) the Capital Stock of such Unrestricted Subsidiary, in form and substance reasonably satisfactory to the Agent, whereby such Unrestricted Subsidiary agrees to reimburse the Parent or the applicable Subsidiary for taxes paid on the income of such Unrestricted Subsidiary as a result of filing a consolidated tax return; (viii) after giving effect to such designation on a Pro Forma Basis, the Loan Parties are in compliance with the financial covenant set forth in Section 9.16 (without regard to the Excess Availability exception set forth therein); and (ix) after giving effect to each such designation, the aggregate fair market value of assets (determined at the time of such designation by the Company in good faith, such valuation to be reasonably acceptable to the Agent) owned by all Subsidiaries that are designated as Unrestricted Subsidiaries shall not exceed $5,000,000. It is understood that Unrestricted Subsidiaries shall be disregarded for purposes of any calculation pursuant to this Agreement relating to financial matters with respect to any Loan Party. Any Subsidiary designated an “Unrestricted Subsidiary” by the Company may subsequently be designated a “Restricted Subsidiary” by notice from the Company of such designation to the Agent and certification by the Company to the Agent that, after giving effect to such designation on a Pro Forma Basis, the Loan Parties are in compliance with the financial covenant set forth in Section 9.16 (without regard to the Excess Availability exception set forth therein).

“Unused Line Fee” shall have the meaning set forth in Section 3.2.

“Value” shall mean, as determined by the Agent in its commercially reasonable discretion, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by the Agent prior to the date hereof, if any.

“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

“Wachovia” shall mean Wachovia Bank, National Association, in its individual capacity, and its successors and assigns.

“WIP” shall mean and consist of extracted minerals awaiting production.

SECTION 2

CREDIT FACILITIES

2.1 Loans.

(a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make prior to the Termination Date its Pro Rata Share of Revolving Loans to each Borrower, in Dollars, from time to time in amounts requested by such Borrower (or the Company on behalf of such Borrower) up to the aggregate amount outstanding for all Lenders at any time equal to the lesser of: (i) the Borrowing Base at such time or (ii) the Maximum Credit at such time. The applicable Borrower or the Company, on behalf of such Borrower, shall request a Revolving Loan by delivering a Notice of Borrowing to the Agent in accordance with the terms of Section 3.1(b).

(b) Except in the Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the Maximum Credit and (ii) the aggregate principal amount of the Loans and Letter of Credit Obligations outstanding to the Borrowers at any time shall not exceed the Borrowing Base at such time.

(c) In the event that (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time exceeds the Maximum Credit or (ii) except as otherwise provided herein, the aggregate principal amount of the Loans outstanding to the Borrowers and Letter of Credit Obligations of the Borrowers outstanding exceeds the Borrowing Base, such event shall not limit, waive or otherwise affect any rights of the Agent or the Lenders in such circumstances or on any future occasions and the applicable Borrowers shall, upon demand by the Agent, which may be made at any time or from time to time, immediately repay to the Agent the entire amount of any such excess(es) for which payment is demanded. All such amounts required to be repaid shall be applied to Revolving Loans and (after all Revolving Loans have been repaid) to a cash collateral account held by the Agent in respect of Letter of Credit Obligations (in an amount equal to 105% of the aggregate amount thereof).

(d) The Borrowers shall have the right to repay Loans in whole or in part from time to time; provided, however, that each partial repayment of a Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof, and each partial repayment of a Loan made by the Agent in accordance with Section 6.11(a) shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof. The applicable Borrower shall give three Business Days’ irrevocable notice in the case of Eurocurrency Rate Loans and same-day irrevocable notice on any Business Day in the case of Prime Rate Loans, to the Agent (which shall notify the Lenders thereof as soon as practicable); provided that the Company may provide such notice on behalf of such Borrower. Payments shall be applied first to Prime Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All repayments under this Section 2.1(d) shall be subject to Section 3.3(d), but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring interest payment date that would have occurred had such Loan not been prepaid or, at the request of the Agent, interest on the principal amount prepaid shall be payable on any date that a repayment is made hereunder through the date of repayment. Amounts repaid may be reborrowed in accordance with the terms hereof.

(e) The Borrowers shall have the right to terminate or permanently reduce the unused portion of the Maximum Credit at any time or from time to time upon not less than five Business Days’ prior notice to the Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and shall be irrevocable and effective upon receipt by the Agent, provided that no such reduction or termination shall be permitted (i) if after giving effect thereto, and to any repayments of the Loans made on the effective date thereof, the aggregate amount of the Loans and the Letter of Credit Obligations outstanding would exceed the Maximum Credit or (ii) if such reduction or termination would reduce the Maximum Credit to below $10,000,000, unless such reduction or termination is in connection with the termination of this Agreement and repayment of the Obligations.

(f) In addition to the prepayment required in Section 2.1(c), the Borrowers shall make the following prepayments:

(i) To the extent Net Cash Proceeds received in connection with any Recovery Event are not used to acquire fixed or capital assets in replacement of the assets subject to such Recovery Event within 270 days of the receipt of such Net Cash Proceeds, immediately following the 270th day occurring after the receipt of such Net Cash Proceeds, the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (iii) below); provided that, (A) any Net Cash Proceeds shall be delivered to the Control Agent to be held in escrow until the earlier of (I) reinvestment in accordance with the terms of this Section 2.1(f)(i) and (II) the occurrence of an Event of Default at which time the Net Cash Proceeds shall be used to prepay the Loans as set forth herein and (B) after the occurrence and during the continuance of an Event of Default, any Net Cash Proceeds received in connection with any Recovery Event shall be promptly used to prepay the Loans (such prepayment to be applied as set forth in clause (iii) below) and the Borrowers and their Subsidiaries shall not have the right to reinvest such Net Cash Proceeds.

(ii) Promptly and in any event within five (5) Business Days following the occurrence of any Asset Disposition, the Borrowers shall prepay the Loans in an aggregate amount equal to the Net Cash Proceeds of the related Asset Disposition. Such prepayment shall be applied as set forth in clause (iii) below. Notwithstanding the foregoing provisions of this clause (ii), no prepayment shall be required on account of Asset Dispositions involving the sale, lease or other disposition of assets for an aggregate purchase price of $500,000 or less in any fiscal year; provided that, to the extent the assets subject to such Asset Dispositions comprise part of the Borrowing Base, (A) the Borrowing Base shall be reduced to reflect such Asset Disposition and (B) the Loan Parties shall make any prepayments required pursuant to Section 2.1(c) arising from any reduction to the Borrowing Base pursuant to preceding clause (A) resulting from such Asset Disposition.

(iii) Subject to the terms of the ABL Intercreditor Agreement, all amounts required to be paid pursuant to this Section 2.1(f) shall be applied to the Revolving Loans and (after all Revolving Loans have been repaid) to a cash collateral account held by the Agent in respect of Letter of Credit Obligations (in an amount equal to 105% of the aggregate amount thereof). Within the parameters of the applications set forth above for Revolving Loans, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities.

2.2 Letters of Credit.

(a) Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower (or the Company on behalf of such Borrower), the Issuing Bank agrees to issue, for the account of such Borrower, one or more Letters of Credit in Dollars for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions acceptable to the Agent and the Issuing Bank. The Borrowers’ reimbursement obligations in respect of each Existing Letter of Credit, and each Lender’s participation obligations in connection therewith, shall be governed by the terms of this Agreement.

(b) Each Borrower requesting such Letter of Credit (or the Company on behalf of such Borrower) shall give the Agent and the Issuing Bank three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the Termination Date) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance nor after the Termination Date), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The applicable Borrower requesting the Letter of Credit (or the Company on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit. At the Borrower’s request, a Letter of Credit may contain a provision pursuant to which it is deemed to be automatically renewed unless notice of termination is given by the Issuing Bank (provided, no such Letter of Credit may be renewed if the expiration date would be extended beyond the Termination Date, unless such Letter of Credit is cash collateralized on terms acceptable to the Issuing Bank). The renewal or extension of any Letter of Credit shall, for purposes hereof be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(c) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied: (i) the Borrower requesting such Letter of Credit (or the Company on behalf of such Borrower) shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably require, an application, in form and substance reasonably satisfactory to the Issuing Bank and the Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to the Agent and the Issuing Bank and (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit.

(d) After giving effect to any Letter of Credit requested hereunder, except in the Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, and (ii) the aggregate principal amount of the Loans and the Letter of Credit Obligations outstanding shall not exceed the lesser of (1) the Maximum Credit and (2) the Borrowing Base at such time.

(e) Each Borrower shall reimburse the Issuing Bank for any draw under any Letter of Credit issued for the account of a Borrower on the Business Day immediately succeeding notice of such draw and pay the Issuing Bank the amount of all other charges and fees payable to the Issuing Bank in connection with any Letter of Credit issued for the account of a Borrower immediately when due, irrespective of any claim, setoff, defense or other right which any Borrower may have at any time against the Issuing Bank or any other Person. Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to the Agent for a Prime Rate Loan in the amount of such drawing or other amount then due, and shall be made by the Agent on behalf of the Lenders as a Revolving Loan (or Special Agent Advance, as the case may be) notwithstanding (i) the amount of such Revolving Loan may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1, (v) the date of such Revolving Loan or (vi) any reduction in the Maximum Credit or Borrowing Base after any such Letter of Credit may have been drawn upon. The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor. Any payments made by or on behalf of the Agent or any Lender to the Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to the Borrowers pursuant to this Section 2 (or Special Agent Advances as the case may be).

(f) The Loan Parties shall, jointly and severally, indemnify and hold the Agent and the Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which the Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by the Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a result of (a) the willful misconduct, bad faith, fraud or gross negligence of the Agent or any Lender or (b) any dispute solely among Lenders or the Agent and any Lenders, other than claims against the Agent in its capacity or in fulfilling its role as the Agent under this

Agreement, in each case as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Loan Party assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Loan Party assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Loan Party hereby releases and holds the Agent and the Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of the Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g) Each Loan Party hereby irrevocably authorizes and directs the Issuing Bank to name such Loan Party as the account party in any Letter of Credit and to deliver to the Agent all instruments, documents and other writings and property received by the Issuing Bank pursuant to the Letter of Credit and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant any Loan Party any right or authority to pledge the credit of the Agent or any Lender in any manner. The Loan Parties shall be bound by any commercially reasonable interpretation made in good faith by the Agent, or the Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Loan Party.

(h) (A) On the Closing Date with respect to each Existing Letter of Credit and (B) immediately upon the issuance or amendment of any other Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of the Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to the Issuing Bank in connection therewith.

(i) The obligations of the Borrowers to pay each Letter of Credit Obligations and the obligations of the Lenders to make payments to the Agent for the account of the Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this

Agreement under any and all circumstances whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, the Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to the Agent at the interest rate then payable by any Borrower in respect of Loans that are Prime Rate Loans. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Bank under any Letter of Credit or make any other payment in connection therewith.

2.3 Commitments.

The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Obligations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

SECTION 3

INTEREST AND FEES

3.1 Interest.

(a) The Borrowers may request Loans be made as Prime Rate Loans or Eurocurrency Rate Loans. The Borrowers shall pay to the Agent, for the benefit of the Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b) Each Borrower (or the Company on behalf of such Borrower) may from time to time (i) request a Prime Rate Loan or a Eurocurrency Rate Loan by delivering a Notice of Borrowing to the Agent or (ii) request that Prime Rate Loans be converted to Eurocurrency Rate Loans or that Eurocurrency Rate Loans be converted to Prime Rate Loans, or that any existing Eurocurrency Rate Loans continue for an additional Interest Period, by delivering a Notice of Continuation/Conversion to the Agent. Such request from a Borrower (or the Company on behalf of such Borrower) shall (i) be made not later than 11:00 a.m. (New York time) on (x) the Business Day prior to the date of the requested Borrowing of or conversion to a Prime Rate Loan and (y) the third Business Day prior to the date of the requested borrowing of or conversion to a Eurocurrency Rate Loan, (ii) specify the applicable Borrower, (iii) specify the date of the requested borrowing or conversion (which shall be a Business Day), (iv) specify the aggregate principal amount to be borrowed or converted (subject to the limits set forth below) and (v) with respect to a borrowing of or conversion to a Eurocurrency Rate Loan, specify the Interest Period to be applicable to such Eurocurrency Rate Loans. Subject to compliance with the foregoing terms and conditions, the requested Prime Rate Loans or Eurocurrency Rate Loans shall be made or converted to on the date requested; provided, that, (A) if any

Default or Event of Default shall exist or have occurred and be continuing, the Required Lenders (or the Agent on behalf of the Required Lenders) shall not have notified the Company in writing that Loans may no longer be made as, or converted to, Eurocurrency Rate Loans, (B) no more than five (5) Interest Periods may be in effect at any one time, (C) the aggregate amount of the Prime Rate Loans must be in an amount not less than $500,000 or in integral multiples of $100,000 in excess thereof, (D) the aggregate amount of the Eurocurrency Rate Loans must be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof and (E) the Agent shall have determined that the Adjusted Eurocurrency Rate can be readily determined as of the date of the request for such Eurocurrency Rate Loan by such Borrower. Any request by or on behalf of a Borrower for Eurocurrency Rate Loans or to convert Prime Rate Loans to Eurocurrency Rate Loans or to continue any existing Eurocurrency Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, the Agent and the Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurocurrency Rate market to fund any Eurocurrency Rate Loans, but the provisions hereof shall be deemed to apply as if the Agent and the Lenders had purchased such deposits to fund the Eurocurrency Rate Loans.

(c) Any Eurocurrency Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless the Borrowers request that such Eurocurrency Rate Loans continue for an additional Interest Period in accordance with Section 3.1(b). Any Eurocurrency Rate Loans shall, at the Agent’s option, upon notice by the Agent to the Company, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate. The Borrowers shall pay to the Agent, for the benefit of the Lenders, upon demand by the Agent (or the Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss, cost or expense incurred by such person (in each case calculated in accordance with the requirements of Section 3.3(d)), as a result of the conversion of Eurocurrency Rate Loans to Prime Rate Loans pursuant to any conversion as a result of termination described in the previous sentence.

(d) Interest shall be payable by the Borrowers to the Agent, for the account of the Agent and the Lenders as applicable, (i) as to any Prime Rate Loan, monthly in arrears not later than the first day of each calendar month, (ii) as to any Eurocurrency Rate Loan having an Interest Period of three months or less, the last day of such Interest Period and (iii) as to any Eurocurrency Rate Loan having an Interest Period longer than three months, (A) each three (3) month anniversary following the first day of such Interest Period and (B) the last day of such Interest Period. Interest payable hereunder with respect to any Prime Rate Loan shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The interest rate on non-contingent Obligations (other than Eurocurrency Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the date of any change in such Prime Rate. In no event shall charges constituting interest payable by the Borrowers to the Agent and the Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees.

(a) The Borrowers shall pay to the Agent, for the account of the Lenders, monthly an unused line fee (“Unused Line Fee”) at a rate equal to the applicable margin per annum set forth in the definition of “Interest Rate” calculated on the average daily unused portion of the Maximum Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(b) The Borrowers shall pay to the Agent, for the account of the Lenders, a fee (“Letter of Credit Fee”) at a rate equal to the applicable margin per annum set forth in the definition of “Interest Rate” on the average daily maximum amount available to be drawn under all of such Letters of Credit for the immediately preceding quarter (or part thereof), payable in arrears as of the first day of each succeeding quarter, computed for each day from the date of issuance to the date of expiration. The Borrowers shall pay, at the Agent’s option, without notice, the Letter of Credit Fee at a rate two (2%) percent greater than the otherwise applicable rate on such average daily maximum amount to the extent required by the definition of “Interest Rate”. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of the Borrowers to pay such fee shall survive the termination of this Agreement. In addition to the letter of credit fees provided above, the Borrowers shall pay to the Issuing Bank for its own account (without sharing with the Lenders) (i) a letter of credit fronting and negotiation fee of 0.125% per annum on the average daily maximum amount available to be drawn under each Letter of Credit issued by it and (ii) the reasonable and customary charges from time to time of the Issuing Bank with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, the Letters of Credit, which fees shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(c) The Borrowers shall pay to the Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein. To the extent payment in full of the applicable fee is received by the Agent from the Borrowers on or about the date hereof, the Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of the Agent with such Lender.

3.3 Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Lender or the Issuing Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or the Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or the Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or the Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s or the Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender or the Issuing Bank of funding or maintaining the Loans, the Letters of Credit or its Commitment, then the Loan Parties shall from time to time upon demand by the Agent pay to the Agent additional amounts sufficient to indemnify such Lender or the Issuing Bank, as the case may be, against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to the Company by the Agent or the applicable Lender and shall be conclusive, absent manifest error. For the avoidance of doubt, this Section is inapplicable to Taxes, which are governed by Section 6.5.

(b) If prior to the first day of any Interest Period, (i) the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Loan Parties) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period, (ii) the Agent has received notice from the Required Lenders that the Adjusted Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining Eurocurrency Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurocurrency Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, the Agent shall give telecopy or telephonic notice thereof to the Company as soon as practicable thereafter, and will also give prompt written notice to the Company when such conditions no longer exist. If such notice is given (A) any Eurocurrency Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurocurrency Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by the Agent (which Agent agrees to do promptly when the circumstances giving rise to such notice no longer exist), no further Eurocurrency Rate Loans shall be made or continued as such, nor shall any Borrower (or the Company on behalf of any Borrower) have the right to convert Prime Rate Loans to Eurocurrency Rate Loans.

(c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for the Agent or any Lender to make or maintain Eurocurrency Rate Loans as contemplated by this Agreement, (i) the Agent or such Lender shall promptly give written notice of such circumstances to the Company (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurocurrency Rate Loans, continue Eurocurrency Rate Loans as such and convert Prime Rate Loans to Eurocurrency Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurocurrency Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurocurrency Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurocurrency Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Loan Parties shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d) The Loan Parties shall indemnify the Agent and each Lender and to hold the Agent and each Lender harmless from any loss or expense which the Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurocurrency Rate Loans after such Borrower (or the Company on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurocurrency Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurocurrency Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurocurrency Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Rate Loans provided for herein (calculated net of the portion of interest allocable to the interest rate spread applicable thereto as set forth in the definition of “Interest Rate”) over (B) the amount of interest (as determined by the Agent or such Lender) which would have accrued to the Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

SECTION 4

CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letters of Credit.

The obligation of the Lenders to make the initial Loans or of the Issuing Bank to issue the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) The Agent shall have received all releases, terminations and such other documents as the Agent may reasonably request to evidence and effectuate the termination of all Indebtedness of the Loan Parties (other than Indebtedness permitted under Section 9.9) and the termination and release, as the case may be, of any interest in and to any assets and properties of each Loan Party, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Loan Party, in form acceptable for recording with the appropriate Governmental Authority.

(b) All requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which the Agent may have reasonably requested in connection therewith, such documents where requested by the Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation (or equivalent) of each Loan Party certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Loan Party as is set forth herein and such document as shall set forth the organizational identification number of each Loan Party, if one is issued in its jurisdiction of incorporation).

(c) Since December 31, 2006, there not having occurred (i) any event, condition, circumstances or change, which has any adverse change in or effect on the properties, financial condition or results of operations of the Acquired Company or any of its subsidiaries which is material to the Acquired Company and its subsidiaries taken as a whole (a “Closing Date Material Adverse Effect”); provided, however, that the following shall not be considered a Closing Date Material Adverse Effect: (A) changes, events, inaccuracies, circumstances and effects that are caused by or arise out of (1) economic or business conditions in the United States generally and which do not materially disproportionately impact the Acquired Company or any of its subsidiaries, (2) conditions effecting the industry in which the Acquired Company and its subsidiaries compete as a whole and which do not materially disproportionately impact the Acquired Company or any of its subsidiaries, (B) any effect attributable to or arising out of (1) the public announcement or the pendency of the Acquisition Agreement or the performance of the Acquisition Agreement, (2) any action taken by the Acquired Company in compliance with the Acquisition Agreement, or (3) changes in laws or GAAP or the enforcement or interpretation thereof, or (C) any effect arising out of a matter disclosed on a Schedule to the Acquisition Agreement; or (ii) any effect that would materially impair the Acquired Company’s, the Buyer’s (as defined in the Acquisition Agreement) or the Stockholders’ (as defined in the Acquisition Agreement) ability to consummate the transactions contemplated by the Acquisition Agreement.

(d) The Agent shall have received, in form and substance satisfactory to the Agent, all consents, waivers, acknowledgments and other agreements from third persons which the Agent may reasonably deem necessary or desirable in order to permit, protect and perfect the Agent’s security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements; provided, that the foregoing condition will be deemed fulfilled to the extent the Loan Parties use commercially reasonable efforts to obtain such agreements.

(e) The Agent shall have received, in form and substance satisfactory to the Agent, (i) updated field examinations on the Loan Parties and their Subsidiaries and (ii) roll forward and take off field examination.

(f) The Agent shall have received a Borrowing Base Certificate calculating the Borrowing Base as of the most recent month end prior to the Closing Date for which financial statements are available on a Pro Forma Basis giving effect to the Transactions. Such certificate shall demonstrate that the Borrowers shall have minimum Excess Availability on the Closing Date of $5,000,000 after giving effect to the Transactions. Accounts payable of the Loan Parties must be at a level and condition consistent with historical practice and otherwise satisfactory to the Agent in its commercially reasonable discretion.

(g) The Agent shall have received, in form and substance satisfactory to the Agent, Account Control Agreements by and among the Agent, each Loan Party, as the case may be, and each bank where such Loan Party has an account, in each case, duly authorized, executed and delivered by such bank and the applicable Loan Party, as the case may be (or the Agent shall be the bank’s customer with respect to such deposit account as the Agent may specify).

(h) The Agent shall have received evidence, in form and substance satisfactory to the Agent, that Agent has a valid perfected first priority security interest in the ABL Collateral (subject to the liens securing the Term Loan Obligations in accordance with the ABL Intercreditor Agreement).

(i) The Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Loan Party, the jurisdiction of the chief executive office of each Loan Party and all jurisdictions in which assets of the Loan Parties are located, which search results shall be in form and substance satisfactory to the Agent.

(j) The Agent shall have received searches of ownership of intellectual property in the appropriate governmental offices of such patent/trademark/copyright filings as requested by the Agent.

(k) The Agent shall have received evidence that originals of the stock certificates representing all of the issued and outstanding shares of the Capital Stock owned by any Loan Party, in each case together with stock powers duly executed in blank with respect thereto have been delivered to the Control Agent.

(l) The Agent shall have received evidence that all instruments and chattel paper (other than instruments and chattel paper with a value less than $250,000 in the aggregate) in possession of any Loan Party, together with such allonges or assignments as may be necessary or appropriate to perfect the Agent’s security interest in the Collateral, have been delivered to the Control Agent.

(m) The Agent shall have received evidence of insurance coverage and lender’s loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to the Agent, and certificates of insurance policies and/or endorsements naming the Agent as lender’s loss payee, including casualty, liability and business interruption insurance.

(n) The Agent shall have received, in form and substance satisfactory to the Agent, such opinion letters of counsel to the Loan Parties with respect to the Financing Agreements and such other matters as the Agent may reasonably request.

(o) The Agent shall have received (i) copies of audited consolidated financial statements for the Acquired Company and its Subsidiaries for fiscal years ended 2004, 2005 and 2006 and interim unaudited financial statements for each quarterly period ended since the last audited financial statements for which financial statements are available, (ii) consolidated financial statements for the Loan Parties and their Subsidiaries for the four-quarter period ended June 30, 2007 giving pro forma effect to the Transactions (including adjustments reasonably acceptable to the Agent) and a balance sheet of the Loan Parties and their Subsidiaries as of the Closing Date giving pro forma effect to the Transactions and (iii) projections prepared by management of balance sheets, income statements and cashflow statements of the Loan Parties and their Subsidiaries, which will be quarterly for the first fiscal year after the Closing Date and annually thereafter for the term of this Agreement.

(p) (i) All conditions precedent to the closing and initial extensions of credit under the First Lien Term Loan Credit Agreement and the Second Lien Term Loan Credit Agreement shall have been, or concurrently with the Closing Date and funding of the Loans shall be, satisfied, (ii) the First Lien Term Loan Credit Agreement shall make available to the Company not less than $145,000,000 of term loan facilities and (iii) the Second Lien Term Loan Credit Agreement shall make available to the Company not less than $39,000,000 of term loan facilities.

(q) The Agent shall have received a certificate satisfactory thereto for benefit of itself and the Lenders, provided by the Company that sets forth information required by the Patriot Act including, without limitation, the identity of the Loan Parties, the name and address of the Loan Parties and other information that will allow the Agent or any Lender, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

(r) This Agreement and the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to the Agent, in form and substance satisfactory to the Agent.

(s) Payment by the Borrowers of all fees and expenses owed by them to the Lenders and the Agent, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter.

(t) Receipt by the Agent of (i) a statement of sources and uses of funds covering all payments reasonably expected to be made by the Loan Parties in connection with the transactions contemplated by the Financing Agreements to be consummated on the Closing Date, including an itemized estimate of all fees, expenses and other closing costs and (ii) payment instructions with respect to each wire transfer to be made by the Agent on behalf of the Lenders or the Company or the Loan Parties on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

(u) The Agent will have received (i) copies of Acquisition Documents and (ii) evidence of all consents and approvals required pursuant to the terms of the Acquisition Documents, including the consent of the board of directors of the sellers of the Acquired Company. The Acquisition will have been consummated in accordance with the terms and conditions of the Acquisition Documents without any waiver, modification or consent thereunder that is materially adverse to the Lenders unless approved in writing by the Agent.

(v) Receipt by the Parent of an equity contribution equal to 19.6% of the total pro forma capitalization of the Parent after giving effect to the Transactions from the Sponsor, its Affiliates and certain other investors reasonably acceptable to the Agent.

(w) The Agent shall have received an officer’s certificate prepared by the chief financial officer of the Company as to the financial condition, solvency and related matters of the Loan Parties and their Subsidiaries, after giving effect to the Transactions and the initial borrowings under the Credit Documents, in substantially the form of Exhibit G hereto.

(x) The Loan Parties shall have established a cash management system in form and substance satisfactory to the Agent.

(y) The Agent shall have received confirmation, in form and substance satisfactory to the Agent, that irrevocable arrangements have been made for the purchase of each of the Existing Subordinated Notes outstanding as of the Closing Date.

4.2 Conditions Precedent to All Loans and Letters of Credit.

The obligation of the Lenders to make the Loans, including the initial Loans, or of the Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) all representations and warranties of the Loan Parties contained herein and in the other Financing Agreements shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date); and

(b) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto.

Notwithstanding the foregoing, the only representations and warranties relating to the Acquired Company, its subsidiaries and their businesses, the accuracy of which shall be a condition to the initial Loans on the Closing Date and the initial Letters of Credit on the Closing Date shall be (i) the representations and warranties made by the sellers of the Acquired Company or by the Acquired Company in the Acquisition Documents that are material to the interests of the Lenders, but only to the extent that the Parent or Hourglass Acquisition, Inc., a Delaware corporation, has the right to terminate their obligations under the Acquisition Documents as a result of a breach of such representations and warranties in the Acquisition Documents and (ii) the Specified Representations (as defined below). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the first sentence of Section 8.1, in clauses (a) and (b) of the second sentence of Section 8.1, in the last sentence of Section 8.1, in clause (c) of Section 8.1 as it relates to Regulations T, U and X and in Sections 8.4, 8.12(d), 8.18, 8.20, 8.21 and 8.22.

SECTION 5

GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest.

To secure payment and performance of all Obligations, each Loan Party hereby grants to the Agent, for itself and the benefit of the Lenders, Agent and the Issuing Bank, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to the Agent, for itself and the benefit of the Lenders and Agent, as security, all of the following personal property and other interests in property, of each Loan Party, whether now owned or hereafter acquired or existing, and wherever located:

(a) all deposit accounts, monies, credit balances, deposits and other property of any Loan Party now or hereafter held or received by or in transit to the Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Loan Party, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(b) all Inventory;

(c) all Receivables (including ITT Receivables);

(d) all chattel paper (including, without limitation, all tangible chattel paper and electronic chattel paper), instruments (including, without limitation, all promissory notes) and documents, in each case to the extent relating to or constituting the proceeds of or otherwise representing or evidencing Receivables or Inventory, but excluding in any event those payment obligations constituting the proceeds of Term Loan Priority Collateral;

(e) all Intellectual Property, solely to the extent necessary to liquidate the Collateral (and except for License Agreements and software license agreements in which a Loan Party is a licensee and for which imposition of a lien would result in breach or cancellation of the License Agreement, unless the prohibitive provision with respect to such Intellectual Property is rendered ineffective pursuant to applicable law (including Sections 9-406, 9-407, 9-408 and 9-409 of the UCC of any relevant jurisdiction));

(f) in respect of items in clauses (a), (b) and (c) above, other than those obligations constituting the proceeds of Term Loan Priority Collateral, all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(g) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(h) (i) 100% of the Capital Stock of the Company and its Domestic Subsidiaries and (ii) 65% of the Capital Stock of any first-tier Foreign Subsidiary of a Loan Party; provided, that the Capital Stock of the Company and its Subsidiaries is being pledged pursuant to the Pledge Agreement, and in the event of any conflict between the terms of this Agreement and the terms of the Pledge Agreement with respect to such pledge, the terms of the Pledge Agreement shall control;

(i) all Records related to the Collateral;

(j) all as-extracted collateral, including without limitation, all minerals as extracted and severed from owned and leased real property (including, without limitation, sandstone and silica byproducts thereof); and

(k) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

To secure payment and performance of all Obligations, each Loan Party hereby grants to the Control Agent, for itself and for the benefit of the Lenders, Agent and the Issuing Bank, a continuing security interest in, a lien upon, and a right of setoff against, and hereby assigns to the Control Agent, for itself and for the benefit of the Lenders, Agent and the Issuing Bank, all Control Collateral of each Loan Party, whether now owned or hereafter acquired or existing, and wherever located.

For purposes of this Section 5.1, the term “Lender” shall include any Hedging Agreement Provider and any Bank Product Provider.

5.2 Perfection of Security Interests.

(a) Each Loan Party irrevocably and unconditionally authorizes the Agent (or its agents) to file at any time and from time to time such financing statements with respect to the Collateral naming the Agent or its designee as the secured party and such Loan Party as debtor, as the Agent may require, and including any other information with respect to such Loan Party or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as the Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Loan Party hereby ratifies and approves all financing statements naming the Agent or its designee as secured party and such Loan Party, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of the Agent prior to the date hereof and ratifies and confirms the authorization of the Agent to file such financing statements (and amendments, if any), including, without limitation, any financing statement that describes the Collateral as “all personal property” or “all assets” of such Loan Party. Each Loan Party hereby authorizes the Agent to adopt on behalf of such Loan Party any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming the Agent or its designee as the secured party and any Loan Party as debtor includes assets and properties of such Loan Party that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Loan Party to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Loan Party at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming the Agent or its designee as secured party and such Loan Party as debtor.

(b) No Loan Party has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Loan Party shall be entitled to or shall receive any chattel paper or instrument after the date hereof (other than instruments and chattel paper with a value less than $250,000 in the aggregate), the applicable Loan Party or the Company shall promptly notify the Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Loan Party (including by any agent or representative), such Loan Party shall deliver, or cause to be delivered to the Agent, all tangible chattel paper and instruments that such Loan Party has or may at any time acquire (other than instruments and chattel paper with a value less than $250,000 in the aggregate), accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify, in each case except as the Agent may otherwise agree. At the Agent’s option, each Loan Party shall, or the Agent may at any time on behalf of any Loan Party, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to the Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that any Loan Party shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) (other than electronic chattel paper or “transferable records” with a value less than $250,000 in the aggregate), such Loan Party shall promptly notify the Agent thereof in writing. Promptly upon the Agent’s request, such Loan Party shall take, or cause to be taken, such actions as the Agent may request to give the Agent or the Control Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) No Loan Party has any deposit, collection, clearing or concentration accounts as of the date hereof, except as set forth in the Information Certificate. The Loan Parties shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit, collection, clearing or concentration account unless each of the following conditions is satisfied: (i) the Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Loan Party to open or establish such account which notice shall specify in reasonable detail the name of the account, the owner of the account, the name and address of the bank or other financial institution at which such account is to be opened or established, the individual at such bank or financial institution with whom such Loan Party is dealing and the purpose of the account and (ii) on or before the opening of such account, such Loan Party shall, as the Agent may specify, either (A) deliver to the Agent an Account Control Agreement with respect to such account duly authorized, executed and delivered by such Loan Party and the bank or other financial institution at which such account is opened and maintained or (B) arrange for the Agent to become the customer of the bank or other financial institution with respect to such account on terms and conditions acceptable to the Agent. The terms of this subsection (d) shall not apply to (i) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees, (ii) other zero balance accounts, and (iii) other deposit accounts so long as at any time the balance in any such account does not exceed $50,000 and the aggregate balance in all such accounts does not exceed $250,000.

(e) No Loan Party owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i) In the event that any Loan Party shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities (other than securities with a value less than $250,000 in the aggregate), such Loan Party shall promptly endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify. If any securities (other than securities with a value less than $250,000 in the aggregate), now or hereafter acquired by any Loan Party are uncertificated and are issued to such Loan Party or its nominee directly by the issuer thereof, such Loan Party shall immediately notify the Agent thereof and shall use its commercially reasonable efforts to, as the Agent may specify, either (A) cause the issuer to agree to comply with instructions from the Agent as to such securities, without further consent of any Loan Party or such nominee, or (B) arrange for the Agent to become the registered owner of the securities.

(ii) The Loan Parties shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) the Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Loan Party to open or establish such account which notice shall specify in reasonable detail the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Loan Party is dealing and the purpose of the account and (B) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Loan Party shall as the Agent may specify either (i) execute and deliver, and cause to be executed and delivered to the Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Loan Party and such securities intermediary or commodity intermediary or (ii) arrange for the Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to the Agent.

(f) The Loan Parties are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Loan Party shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument (other than letters of credit, bankers’ acceptances and similar instruments with a face amount less than $250,000 in the aggregate), whether as beneficiary thereof or otherwise after the date hereof, such Loan Party shall promptly notify the Agent thereof in writing. Such Loan Party shall immediately, as the Agent may specify, either (i) deliver, or cause to be delivered to the Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to the Agent, consenting to the assignment of the proceeds of the letter of credit to the Agent by such Loan Party and agreeing to make all payments thereon directly to the Agent or as the Agent may otherwise direct or (ii) cause the Agent to become, at the Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) The Loan Parties do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate.

(h) The Loan Parties do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Loan Party permitted herein in the ordinary course of business of such Loan Party in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, the Loan Parties shall promptly notify the Agent thereof in writing. Promptly upon the Agent’s request, the Loan Parties shall use their commercially reasonable efforts to deliver to the Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Loan Party that is the owner of such Collateral.

(i) The Loan Parties shall take any other actions reasonably requested by the Agent from time to time to cause the attachment, perfection and first priority (subject to the liens securing the Term Loan Obligations in accordance with the ABL Intercreditor Agreement) of, and the ability of the Agent to enforce, the security interest of the Agent in any and all of the ABL Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Loan Party’s signature thereon is required therefor, (ii) causing the Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the security interest of the Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the security interest of the Agent in such Collateral, and (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

(j) Notwithstanding anything herein to the contrary, the Collateral shall exclude the following: (i) any fee owned or leased real property; (ii) motor vehicles and other assets subject to certificates of title; (iii) pledges and security interests prohibited by law and permitted agreements (including Permitted Liens, leases and licenses) to the extent the prohibition relates only to the assets financed by or leased or licensed pursuant to such permitted agreement, other than to the extent the prohibitive provision in such permitted agreement is rendered ineffective pursuant to applicable law (including Sections 9-406, 9-407, 9-408 and 9-409 of the UCC); (iv) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Loan Parties; and (v) those assets as to which the Agent in consultation with the Company reasonably determines that the burden or cost of obtaining a security interest, pledge or perfection thereof outweighs the benefit to the Lenders of the security to be afforded thereby (provided that such assets shall be excluded from the Borrowing Base in accordance with the terms hereof).

5.3 Control Collateral Held by Control Agent.

Notwithstanding any provision to the contrary herein, any Collateral that constitutes Control Collateral that is held by the Agent hereunder shall be deemed to be held by the Control Agent in accordance with the ABL Intercreditor Agreement.

5.4 Intercreditor Provisions.

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Agent pursuant to this Agreement and the exercise of any right or remedy by the Agent hereunder are subject to the provisions of the ABL Intercreditor Agreement, as the same may be amended, supplemented, modified or replaced from time to time. In the event of any conflict between the terms of the ABL Intercreditor Agreement and this Agreement, the terms of the ABL Intercreditor Agreement shall govern.

SECTION 6

COLLECTION AND ADMINISTRATION

6.1 Borrowers’ Loan Accounts.

The Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Loan Party and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with the Agent’s customary practices as in effect from time to time.

6.2 Statements.

The Agent shall render to the Company each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by the Agent for the Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by the Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by the Loan Parties and conclusively binding upon the Loan Parties as an account stated except to the extent that the Agent receives a written notice from the Company of any specific exceptions of the Company thereto within thirty (30) days after the date such statement has been received by the Company. Until such time as the Agent shall have rendered to the Company a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to the Agent and the Lenders by the Loan Parties.

6.3 Collection of Accounts.

(a) The Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as the Agent may specify, with such banks as are acceptable to the Agent into which the Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The Borrowers shall deliver, or cause to be delivered to the Agent an Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 or at any time and from time to time the Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon the Agent’s request, the Borrowers shall execute and deliver such agreements and documents as the Agent may require in connection therewith. Each Loan Party agrees that all payments made to such Blocked Accounts or other funds received and collected by the Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to the Agent and the Lenders in respect of the Obligations and therefore shall constitute the property of the Agent and the Lenders to the extent of the then outstanding Obligations. In addition to such payments applied in respect of the Obligations, the Borrowers shall have the right to repay Loans in whole or in part from time to time as described in Section 2.1(d).

(b) For purposes of calculating the amount of the Loans available to the Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by the Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with the Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.

(c) Each Loan Party and their respective employees, agents and Subsidiaries shall, acting as trustee for the Agent, receive, as the property of the Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to the Agent. In no event shall the same be commingled with any Loan Party’s own funds. The Borrowers agree to reimburse the Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of the Agent’s payments to or indemnification of such bank, financial institution or other person. The obligations of the Borrowers to reimburse the Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

(d) The parties hereto hereby agree that the Account Control Agreements entered into with respect to the accounts of the Borrowers in accordance with clause (a) above will contain provisions stating that the depository bank shall remit daily all amounts deposited in the Blocked Accounts to the Agent Payment Account.

6.4 Payments.

(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as the Agent may designate from time to time. Subject to the other terms and conditions contained herein, the Agent shall apply payments received or collected from any Loan Party or for the account of any Loan Party

(including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to the Agent, the Lenders and the Issuing Bank from any Loan Party; second, to pay interest due in respect of any Loans (and including any Special Agent Advances) or Letter of Credit Obligations and Bank Product Debt (other than breakage and termination payments due under Hedging Agreements with Hedging Agreement Providers) to the extent that the Agent has established a Reserve; third, to pay or prepay principal in respect of Special Agent Advances; fourth, to pay principal due in respect of the Loans and Bank Product Debt (including, to the extent that the Agent has established a Reserve therefor, breakage and termination payments due under Hedging Agreements with Hedging Agreement Providers); fifth, to pay or prepay any other Obligations (including obligations in respect of Bank Products for which Reserves have not been established by the Agent) whether or not then due, in such order and manner as the Agent determines and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Obligations and sixth, to the Company as agent for the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by the Company, or unless a Default or an Event of Default shall exist or have occurred and be continuing, the Agent shall not apply any payments which it receives to any Eurocurrency Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurocurrency Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letters of Credit that were not used for such purposes and second to the Obligations arising from Loans and Letters of Credit the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral. Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to the Agent or the actual Bank Product Debt as calculated by the methodology reported to the Agent for determining the amount due. The Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, the Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The Agent shall promptly distribute all payments to the applicable Lenders upon receipt in like funds as received.

(b) At the Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by the Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, the Agent, any Lender or the Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by the Agent or such Lender. The Loan Parties shall be liable to pay to the Agent, and do hereby indemnify and hold the Agent and the Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by the Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Taxes.

(a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding (i) in the case of each Lender, the Issuing Bank and the Agent (A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, the Issuing Bank or the Agent (as the case may be) is organized or has its principal office or applicable lending office, (B) any United States withholding taxes (i) payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation or interpretation or application thereof by a Governmental Authority) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender, the Issuing Bank or the Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance) or (ii) attributable to a Foreign Lender’s failure or inability (other than as a result of any change in law) to comply with Section 6.5(g) and (C) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (i) and (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, the Issuing Bank or the Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender, the Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Loan Party shall deliver to the Agent evidence of such payment.

(c) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).

(d) Each Loan Party shall indemnify each Lender, the Issuing Bank and the Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender, the Issuing Bank or the Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender, the Issuing Bank or the Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, the Issuing Bank (with a copy to the Agent) or by the Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Taxes or Other Taxes by any Loan Party, such Loan Party shall furnish to the Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(f) Without prejudice to the survival of any other agreements of any Loan Party, Agent or Lender hereunder or under any of the other Financing Agreements, the agreements and obligations of such Loan Party, Agent or Lender contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

(g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form W-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and (B) duly completed copies of

Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made. Unless the Company and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

(h) Each Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall provide to the Company and the Agent two properly completed and executed original copies of an IRS Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.

(i) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the reasonable determination of such Lender, be otherwise disadvantageous to such Lender.

(j) If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(k) If a Loan Party determines in good faith that a reasonable basis exists for contesting a Tax, the relevant Lender or Issuing Bank, as applicable, shall cooperate with the Loan Party in challenging such Tax at the Loan Party’s expense and if requested by the Loan Party in writing; provided that no Lender or Issuing Bank shall be required to take any action hereunder which, in the sole discretion of such Lender or Issuing Bank, would cause such Lender, Issuing Bank or its applicable lending office to suffer a material economic, legal or regulatory disadvantage.

6.6 Authorization to Make Loans.

The Agent and the Lenders are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of the Company or any Borrower or other authorized person or, at the discretion of the Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letters of Credit hereunder shall be in compliance with the terms of Section 3.1(b) and 2.2(b), respectively, and shall specify (i) the applicable Borrower, (ii) the date on which the requested advance is to be made (which day shall be a Business Day) and (iii) the amount of the requested Loan. Requests received after 1:00 p.m., New York time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. Requests for Prime Rate Loans must be made on the Business Day prior to the requested borrowing. Requests for Eurocurrency Rate Loans must be made as set forth in Section 3.1(b). All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Loan Party when deposited to the credit of any Loan Party or otherwise disbursed or established in accordance with the instructions of any Loan Party or in accordance with the terms and conditions of this Agreement.

6.7 Use of Proceeds.

The Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only: (a) to finance the Acquisition, (b) to refinance existing indebtedness of the Acquired Company and its Subsidiaries, (c) to pay any costs, fees and expenses associated with this Agreement, the other Financing Agreements and the Transactions, and (d) for ongoing working capital requirements, capital expenditures and other general corporate purposes, including, without limitation, Permitted Acquisitions. All other Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8 Appointment of Company as Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes the Company as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from the Agent or any Lender in the name or on behalf of such Borrower. The Agent and the Lenders may disburse the Loans to such bank account of the Company or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as the Company may designate or direct, without notice to any other Loan Party. Notwithstanding anything to the contrary contained herein, the Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) The Company hereby accepts the appointment by the Borrowers to act as agent and attorney-in-fact of the Borrowers pursuant to this Section 6.8. The Company shall ensure that the disbursement of any Loans to each Borrower or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each other Loan Party hereby irrevocably appoints and constitutes the Company as its agent to receive statements on account and all other notices from the Agent and the Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Loan Party by the Company shall be deemed for all purposes to have been made by such Loan Party, as the case may be, and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(e) No purported termination of the appointment of the Company as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to the Agent.

6.9 Pro Rata Treatment.

Except to the extent otherwise provided in this Agreement or as otherwise agreed by the Lenders: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of the Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.10 Sharing of Payments, Etc.

(a) Each Loan Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Agent or any Lender may otherwise have, each Lender and each of its Affiliates shall be entitled, at its option (but subject, as among the Agent and the Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Loan Party at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Loan Party), in which case it shall promptly notify the Company and the Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including the Agent) shall obtain from any Loan Party payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from the Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Loan Party to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to the Agent, for the benefit of the Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by the Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Each Loan Party agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Loan Party. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to the Agent for the benefit of the Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.11 Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between the Agent and the Lenders, the Agent may, at its option, subject to the terms of this Section, make available, on behalf of the Lenders, the full amount of the Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by the Lenders pursuant to the terms hereof, without requirement of prior notice to the Lenders of the proposed Loans.

(b) With respect to all Loans made by the Agent on behalf of the Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. New York time on the Business Day immediately preceding the date of each settlement computation; provided, that, the Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. The Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as the Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by the Agent and received by a Lender prior to 12:00 p.m. New York time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. New York time on the same Business Day and if received by a Lender after 12:00 p.m. New York time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. New York time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to the Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, the Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by the Agent. The Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of the Lenders may be advancing and/or may be repaid Loans prior to the time when the Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by the Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by the Borrowers or actually settled with the applicable Lender as described in this Section.

(c) To the extent that the Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, the Agent may apply such amounts repaid directly to any amounts made available by the Agent pursuant to this Section. In lieu of weekly or more frequent settlements, the Agent may, at its option, at any time require each Lender to provide the Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to the Agent’s disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d) If the Agent is not funding a particular Loan to a Borrower (or the Company for the benefit of such Borrower) pursuant to Sections 6.11(a) and 6.11(b) above on any day, but is requiring each Lender to provide the Agent with immediately available funds on the date of such Loan as provided in Section 6.11(c) above, the Agent may assume that each Lender will make available to the Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and the Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If the Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at the Agent’s option based on the arithmetic mean determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by the Agent) and if such amounts are not paid within three (3) days of the Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to the Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by the Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by the Agent for its own account. Upon any such failure by a Lender to pay the Agent, the Agent shall promptly thereafter notify the Company of such failure and the Borrowers shall pay such corresponding amount to the Agent for its own account within five (5) Business Days of the Company’s receipt of such notice. A Lender who fails to pay the Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to the Agent, is a “Defaulting Lender”. The Agent shall not be obligated to transfer to a Defaulting Lender any payments received by the Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Loan Party of their duties and obligations hereunder.

(e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require the Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.12 Obligations Several; Independent Nature of Lenders’ Rights.

The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7

COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting.

(a) The Borrowers shall provide the Agent with the following documents in a form reasonably satisfactory to the Agent:

(i) on a monthly basis (or twice per month upon request by the Agent at any time Excess Availability is less than $5,000,000), (A) schedules of sales made, credits issued and collections received, (B) a schedule of ineligible Accounts as of the last day of the prior month (together with a reconciliation to the previous month’s schedule), and (C) a schedule of ineligible Inventory as of the last day of the prior month (together with a reconciliation to the previous month’s schedule);

(ii) as soon as possible after the end of each month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis (or twice per month upon request by the Agent at any time Excess Availability is less than $5,000,000), (A) perpetual inventory reports, (B) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (C) accounts receivable aged trial balance at the immediately preceding month end for each account debtor, aged by due date, which aging reports shall indicate which Accounts are current, up to 30, 30-60 and over 60 days past due and shall list the names, telephone numbers, invoices, credit and debit memos and addresses of all applicable account debtors and (D) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral);

(iii) upon the Agent’s request, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Loan Party;

(iv) as soon as possible after the end of each month (but in any event within fifteen (15) Business Days after the end thereof) on a monthly basis (or twice per month upon request by the Agent at any time Excess Availability is less than $5,000,000), a Borrowing Base Certificate, duly completed and certified by the Company’s chief executive officer, chief financial officer or treasurer; and

(v) upon the Agent’s request, a general ledger summary and a trial balance with a reconciliation of the accounts receivable aging to the general ledger and a reconciliation of the perpetual inventory report to the general ledger.

(b) If any Loan Party’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Loan Party hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to the Agent and to follow the Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2 Accounts Covenants.

(a) With respect to any Account in excess of $400,000 and with respect to any account debtor whose aggregate Accounts owed to the Loan Parties and their Subsidiaries exceed $400,000, the Borrowers shall notify the Agent promptly of: (i) any material delay in any Borrower’s performance of any of its material obligations to any such account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any such account debtor, or any material disputes with such account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Loan Party relating to the financial condition of any such account debtor and (iii) any event or circumstance which, to the best of any Loan Party’s knowledge, would cause the Agent to consider any such Accounts as no longer constituting Eligible

Accounts. No credit, discount, allowance or extension or agreement for any Eligible Account shall be granted to any account debtor without the Agent’s consent, except in the ordinary course of a Loan Party’s business in accordance with historical practice. So long as no Event of Default exists or has occurred and is continuing, the Loan Parties shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, the Agent shall, at its option, have the right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances; provided, that (A) the Borrower shall have the right to do any of the foregoing in the ordinary course of business and (B) the Agent shall provide prompt notice to the Company of its election to exercise such option.

(b) With respect to each Eligible Account: (i) the amounts shown on any invoice delivered to the Agent or schedule thereof delivered to the Agent shall be true and complete in all material respects, (ii) payments thereon received by any Loan Party shall be promptly delivered to the Agent pursuant to the terms of this Agreement, (iii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to the Agent in accordance with the terms of this Agreement, and (iv) none of the transactions giving rise thereto will violate in any material respect any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will in all material respects be legally sufficient under such laws and regulations and all such documentation will in all material respects be legally enforceable in accordance with its terms.

(c) The Agent shall have the right, in the Agent’s name or in the name of a nominee of the Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise; provided, that the Agent shall exercise such right (i) pursuant to up to four verification exercises per year; provided, that if the results of such exercises are not satisfactory to the Agent in its commercially reasonable discretion, the Agent shall be permitted to conduct such additional verification exercises as it deems necessary in its commercially reasonable discretion plus (ii) if (A) an Event of Default shall have occurred and is continuing or (B) Excess Availability is less than $10,000,000, pursuant to such additional verification exercises as reasonably required by the Agent in its commercially reasonable discretion.

7.3 Inventory Covenants.

With respect to the Eligible Inventory: (a) each Loan Party shall at all times maintain inventory records reasonably satisfactory to the Agent (it being understood that records maintained substantially in accordance with historical practice are acceptable to the Agent), keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Loan Party’s cost therefor and daily withdrawals therefrom and additions thereto; (b) the Loan Parties shall conduct a physical count of the Inventory at least once each year but at any time or times as the Agent may request on or after an Event of Default, and promptly following such physical inventory shall supply the Agent with a report in the form and with such specificity as may be satisfactory to the Agent concerning such physical count; (c) the Loan Parties shall not remove any Inventory from the locations set forth or permitted herein, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Loan Party which is in transit to the locations set forth or permitted herein unless (i) the Loan Parties shall give notice to the Agent of such removal and (ii) the Loan Parties shall comply with the requirements of Section 9.2 with respect to the new location of such Inventory; (d) the Loan Parties shall permit the Agent to conduct Inventory Appraisals in accordance with the terms of Section 7.7; (e) the Loan Parties shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Loan Party assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) the Loan Parties shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Loan Party to repurchase such Inventory; (i) the Loan Parties shall keep the Inventory in good and marketable condition; and (j) the Loan Parties shall not, without prior written notice to the Agent or the specific identification of such Inventory in a report with respect thereto provided by the Company to the Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4 Equipment Covenants.

Except as could not reasonably be expected to have a Material Adverse Effect, with respect to the Equipment: (a) the Loan Parties shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) the Equipment is now and shall remain personal property and the Loan Parties shall not permit any of the Equipment to be or become a part of or affixed to real property; (c) each Loan Party assumes all responsibility and liability arising from its use of the Equipment; (d) the Loan Parties shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; and (e) the Equipment is and shall be used in the business of the Loan Parties and not for personal, family, household or farming use.

7.5 Power of Attorney.

Each Loan Party hereby irrevocably designates and appoints the Agent (and all persons designated by the Agent) as such Loan Party’s true and lawful attorney-in-fact, and authorizes the Agent, in such Loan Party’s or the Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Loan Party’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Loan Party’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any

Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by the Agent, and open and dispose of all mail addressed to such Loan Party and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in the Agent’s determination, to fulfill such Loan Party’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or other Collateral, in each case received in or for deposit in the Blocked Accounts or otherwise received by the Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Loan Party’s name upon any items of payment in respect of Receivables or constituting Collateral received by the Agent and any Lender and deposit the same in the Agent’s account for application to the Obligations, (iv) endorse such Loan Party’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Loan Party’s name, the Agent’s name or the name of the Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Loan Party’s name for such purpose, and to complete in such Loan Party’s or the Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign such Loan Party’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Loan Party hereby releases the Agent and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of the Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6 Right to Cure.

The Agent may, at its option, upon notice to the Company, (a) cure any default by any Loan Party under any material agreement with a third party that affects the Collateral, its value or the ability of the Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of the Agent or any Lender therein or the ability of any Loan Party to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Loan Party, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in the Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Agent and the Lenders with respect thereto. The Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by the Borrowers on demand. The Agent and the Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party. Any payment made or other action taken by the Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7 Access to Premises.

From time to time as requested by the Agent (a) the Agent, Agent’s designee or any Lender shall have complete access to all of each Loan Party’s premises during normal business hours (or at any time if an Event of Default has occurred and is continuing) and after notice to the Company, for the purposes of inspecting, verifying and auditing the Collateral and all of each Loan Party’s books and records, including the Records, and (b) each Loan Party shall promptly furnish to the Agent, Agent’s designee or any Lender such copies of such books and records or extracts therefrom as such Person may request, and the Agent, Agent’s designee or any Lender may use during normal business hours such of any Loan Party’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral. The foregoing clauses (a) and (b) shall be (i) during the continuance of an Event of Default, at the cost and expense of the Borrowers and (ii) otherwise, at the Lenders’ expense.

Notwithstanding the foregoing terms of this Section, the Agent, in its sole discretion, reserves the right to conduct up to two (2) field exams (at an initial rate of $850 per day, per examiner (subject to periodic adjustment by the Agent in its reasonable discretion), plus reasonable out of pocket expenses) and two Inventory Appraisals per year at the Borrowers’ expense and such additional field exams as Inventory Appraisals as the Agent may require in its sole discretion, such additional field exams and Inventory Appraisals to be at the Lenders’ expense; provided that such additional field exams and Inventory Appraisals shall be at the Borrowers’ expense at any time upon the occurrence and during the continuance of an Event of Default.

SECTION 8

REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to the Agent, the Lenders and the Issuing Bank the following (which shall survive the execution and delivery of this Agreement):

8.1 Corporate Existence, Power and Authority.

Each Loan Party and its Subsidiaries is a corporation, limited liability company or partnership duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation or organization and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the Transactions (a) are all within each Loan Party’s corporate powers, (b) have been duly authorized, (c) are not in contravention of law (including Regulations T, U and X of the Federal Reserve Board) or the terms of any Loan Party’s certificate of incorporation, bylaws, or other organizational documentation (or foreign equivalent), or any indenture, agreement or undertaking to which any Loan Party is a party or by which any Loan Party or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Loan Party. This Agreement and the other Financing Agreements to which any Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, reorganization or similar law and by general equitable principles.

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of each Loan Party is as set forth on the signature page of this Agreement and in the Information Certificate. No Loan Party has, during the four months prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Each Loan Party is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Loan Party or accurately states that such Loan Party has none and accurately sets forth the federal employer identification number of each Loan Party.

(c) The chief executive office and mailing address of each Loan Party and each Loan Party’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Loan Party to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by a Loan Party and sets forth the owners and/or operators thereof.

8.3 Financial Statements; No Material Adverse Change.

The financial statements delivered pursuant to Section 4.1(o) or Section 9.6 have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Loan Party or its Subsidiaries as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by the Loan Parties to the Agent prior to the date of this Agreement, there has been no act, condition or event which has had or could reasonably be expected to have a Material Adverse Effect since the date of the most recent audited financial statements of any Loan Party or its Subsidiaries furnished by any Loan Party to the Agent prior to the date of this Agreement. The projections dated June 2007 for the fiscal years ending 2007 through 2012 that have been delivered to the Agent or any projections hereafter delivered to the Agent have been prepared in light of the past operations of the businesses of the Loan Parties and their Subsidiaries and are based upon estimates and assumptions stated therein, all of which the Loan Parties have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of the Loan Parties of the future financial performance of the Loan Parties and their Subsidiaries and of the other information projected therein for the periods set forth therein (it being understood that actual results may differ from those set forth in such projected financial statements).

8.4 Priority of Liens; Title to Properties.

Each Loan Party and its Subsidiaries has good, valid and merchantable title to all of its material properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to the Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5 Tax Returns.

Each Loan Party and Subsidiary thereof has filed, or caused to be filed, in a timely manner all material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Loan Party and each of its Subsidiaries has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party or its applicable Subsidiary and with respect to which adequate reserves have been set aside on its books.

8.6 Litigation.

(a) There is no investigation by any Governmental Authority pending, or to the best of any Loan Party’s knowledge threatened, against or affecting any Loan Party or any Subsidiary thereof, its or their respective assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Loan Party’s knowledge threatened, against any Loan Party or any Subsidiary thereof or its or their respective assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which could reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) The Loan Parties and their Subsidiaries are not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound. The Loan Parties and their Subsidiaries are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws.

(b) The Loan Parties and their Subsidiaries have obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of any Loan Party’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

8.8 Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) The Loan Parties and their Subsidiaries have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit, and the operations of the Borrowers, the Loan Parties and their Subsidiaries comply with all Environmental Laws and all Permits.

(b) There has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Loan Party’s knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Loan Party and any Subsidiary of any Loan Party or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter.

(c) The Loan Parties and their Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) The Loan Parties and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of the Loan Parties under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

8.9 Employee Benefits.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or State law; (ii) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS and to any Loan Party’s knowledge, nothing has occurred which would cause the loss of such qualification; and (iii) each Loan Party and, to its knowledge, its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending, or to any Loan Party’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, except to the extent such claim, action or lawsuit could not reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan except to the extent such prohibited transaction or violation could not reasonably be expected to have a Material Adverse Effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) each Loan Party, and, to their knowledge, their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Loan Party, and, to their knowledge, their ERISA Affiliates, have not incurred any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Loan Party, and, to their knowledge, their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA. Each Lender, the Agent and each Loan Party hereby agree that, as of the Closing Date, the matters set forth on Schedule 8.9 hereto could not reasonably be expected to have a Material Adverse Effect.

8.10 Bank Accounts.

All of the deposit accounts, investment accounts or other accounts in the name of or used by any Loan Party maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Loan Party to establish new accounts in accordance with Section 5.2.

8.11 Intellectual Property.

Each Loan Party and each of their Subsidiaries owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, the Loan Parties and their Subsidiaries do not have any Intellectual Property, material to the business of the Loan Parties and their Subsidiaries taken as a whole, registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of any Loan Party’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property that is material to the business of the Loan Parties and their Subsidiaries taken as a whole or goods bearing or using any such Intellectual Property presently contemplated to be sold by or employed by any Loan Party or any Subsidiary thereof infringes any patent, trademark, servicemark, tradename, copyright, license or other intellectual property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Loan Party or any Subsidiary thereof contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of each Loan Party and Subsidiary thereof pursuant to which such Loan Party or Subsidiary has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property, material to the business of the Loan Parties and their Subsidiaries taken as a whole, owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Loan Party or Subsidiary as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Loan Party or Subsidiary after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by any Loan Party or Subsidiary thereof which is material to the business of the Loan Parties and their Subsidiaries taken as a whole and owned by another person, or owned by such Loan Party or Subsidiary subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than the Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Loan Party or Subsidiary under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) As of the Closing Date, no Loan Party has any direct or indirect Subsidiaries or Affiliates nor is engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

(b) As of the Closing Date, each Loan Party is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Loan Party. As of and after the Closing Date, there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c) As of the Closing Date, the issued and outstanding shares of Capital Stock of each Loan Party and each Subsidiary thereof are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to the Agent prior to the date hereof. As of the Closing Date, the issued and outstanding shares of Capital Stock of Holdings are directly and beneficially owned and held by the persons indicated in the Information Certificate.

(d) Each Loan Party is Solvent as of the Closing Date.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Loan Party and Subsidiaries thereof and any union, labor organization or other bargaining agent in respect of the employees of any Loan Party or Subsidiary thereof on the date hereof.

(b) (i) Except as could not reasonably be expected to have a Material Adverse Effect, there is no unfair labor practice complaint pending against any Loan Party or Subsidiary thereof or, to the best of any Loan Party’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Loan Party or Subsidiary thereof or, to best of any Loan Party’s knowledge, threatened against it, and (ii) as of the Closing Date, no significant strike, labor dispute, slowdown or stoppage is pending against any Loan Party or Subsidiary thereof or, to the best of any Loan Party’s knowledge, threatened against any Loan Party or Subsidiary thereof.

8.14 Restrictions on Subsidiaries.

Except for restrictions contained in this Agreement, any other agreement with respect to Indebtedness of any Loan Party permitted hereunder as in effect on the date hereof or any other agreement permitted under Section 9.15, there are no contractual or consensual restrictions on any Loan Party or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Loan Party and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Loan Party or (b) the ability of any Loan Party or any of its or their Subsidiaries to incur Indebtedness or grant security interests to the Agent or any Lender in the Collateral.

8.15 Payable Practices.

No Loan Party or any Subsidiary thereof has made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof that is adverse to the interests of the Lenders, unless approved by the Agent.

8.16 Accuracy and Completeness of Information.

All information (other than projections and forecasts) furnished in writing by or on behalf of any Loan Party or any Subsidiary thereof in writing to the Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. All projections and forecasts furnished in writing by or on behalf of any Loan Party or any Subsidiary thereof in writing to the Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby have been prepared in good faith based upon reasonable assumptions (it being understood that actual results may differ from those set forth in such projected financial statements). As of the Closing Date, no event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to the Agent in writing prior to the date hereof.

8.17 Survival of Warranties; Cumulative.

All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to the Agent and the Lenders on the date of each additional borrowing or other credit accommodation hereunder as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate as of such earlier date) and shall be conclusively presumed to have been relied on by the Agent and the Lenders regardless of any investigation made or information possessed by the Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Loan Party shall now or hereafter give, or cause to be given, to the Agent or any Lender.

8.18 Investment Company Act.

No Loan Party or any Subsidiary thereof is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party or any Subsidiary thereof is a subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Obligations.

8.19 Brokers’ Fees.

None of the Loan Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with the Financing Agreements other than the closing and other fees payable pursuant to this Agreement and as set forth in the Fee Letter.

8.20 Security Documents.

This Agreement and the Security Documents create valid security interests in, and liens on, the Collateral purported to be covered thereby. Except as set forth herein and in the Security Documents, such security interests and liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Loan Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, in each case in favor of the Agent, on behalf of itself, the Agent and the Lenders, and (b) the Agent (or the Control Agent) obtaining Control (as defined in the Security Agreement) or possession over those items of Collateral in which a security interest is perfected through Control or possession) perfected security interests and liens, prior to all other liens other than Permitted Liens.

8.21 Classification of Senior Indebtedness.

The Obligations constitute “Senior Debt”, “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

8.22 Anti-Terrorism Laws.

No Loan Party or any of their Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. No Loan Party or any of their Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Loan Party or any of their Subsidiaries (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

8.23 Compliance with OFAC Rules and Regulations.

None of the Loan Parties or their Subsidiaries or their respective Affiliates (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. To the knowledge of the Loan Parties, no part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

8.24 Compliance with FCPA.

Each of the Loan Parties and their Subsidiaries are in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Loan Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Loan Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

8.25 Consummation of Acquisition.

The Acquisition and related transactions have been consummated substantially in accordance with the terms of the Acquisition Documents as of the Closing Date. As of the Closing Date, the Acquisition Documents have not been altered, amended or otherwise modified or supplemented in any material respect or any material condition thereof waived without the prior written consent of the Agent. As of the Closing Date, each of the representations and warranties made in the Acquisition Documents by the Loan Parties and their Subsidiaries or, to the best knowledge of the Loan Parties, made by any third party is true and correct in all material respects.

8.26 Insurance.

The insurance coverage of the Loan Parties and their Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 8.26 and such insurance coverage complies with the requirements set forth in Section 9.5.

SECTION 9

AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

(a) Each Loan Party shall, and shall cause any Subsidiary to, at all times preserve, renew and keep in full force and effect its organizational existence. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party shall, and shall cause any Subsidiary to, at all times preserve, renew and keep in full force and effect its rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, except, with respect to any Guarantor, as permitted in Section 9.7 hereto.

(b) No Loan Party shall change its name unless each of the following conditions is satisfied: (i) the Agent shall have received not less than ten (10) days’ (or such lesser number of days as may be agreed in writing by the Agent) prior written notice from the Company of such proposed change in a Loan Party’s corporate name, which notice shall accurately set forth the new name; (ii) the Agent shall have received a copy of the amendment to the Certificate of Incorporation (or foreign equivalent) of such Loan Party providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Loan Party as soon as it is available; and (iii) such Loan Party has taken such action, satisfactory to the Agent, as may be necessary to maintain at all times the priority of the security interest in the Collateral.

(c) No Loan Party shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless the Agent shall have received not less than ten (10) days’ (or such lesser number of days as may be agreed in writing by the Agent) prior written notice from the Company of such proposed change, which notice shall set forth such information with respect thereto as the Agent may require and the Agent shall have received such agreements as the Agent may reasonably require in connection therewith. No Loan Party shall change its type of organization, jurisdiction of organization or other legal structure; provided that any Loan Party may convert into a Delaware limited liability company.

9.2 New Collateral Locations.

Each Loan Party may only open any new location where Priority Collateral is located within the continental United States provided such Loan Party (a) gives the Agent ten (10) Business Days (or such shorter period as approved by the Agent) prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to the Agent such agreements, documents, and instruments as the Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

9.3 Compliance with Laws, Regulations, Etc.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority.

(b) The Loan Parties shall give written notice to the Agent promptly upon any Loan Party’s receipt of any notice of, or any Loan Party otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Loan Party or any Subsidiary thereof or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Loan Party to the Agent. Each Loan Party shall, and shall cause each Subsidiary to, take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to the Agent on such response.

(c) Without limiting the generality of the foregoing, whenever the Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Loan Party or any Subsidiary thereof in order to avoid any non-compliance, with any Environmental Law, the Borrowers shall, at the Agent’s request and the Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to the Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to the Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to the Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Loan Party’s response thereto or the estimated costs thereof, shall change in any material respect.

(d) Each Loan Party shall indemnify and hold harmless the Agent and the Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Loan Party or any Subsidiary thereof and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims.

Each Loan Party shall, and shall cause any Subsidiary to, duly pay and discharge all material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

9.5 Insurance.

(a) Subject, in the case of Silica-Related Claims, to the terms of Section 9.5(b) below, each Loan Party shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by organizations of established reputation engaged in the same or similar businesses and similarly situated (including, without limitation, liability and business interruption insurance). Said policies of insurance shall be reasonably satisfactory to the Agent as to form, amount and insurer (it being acknowledged and agreed that insurance policies substantially consistent with those in place as of the Closing Date are satisfactory to the Agent). The Loan Parties shall furnish certificates, policies or endorsements to the Agent or the Control Agent as the Agent shall reasonably require as proof of such insurance, and, if any Loan Party fails to do so, the Agent is authorized, but not required, to obtain such insurance at the expense of the Borrowers. All policies shall provide for at least thirty (30) days prior written notice to the Agent or the Control Agent of any cancellation or reduction of coverage and that the Agent or the Control Agent may act as attorney-in-fact for each Loan Party in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. The Loan Parties shall cause the Agent or the Control Agent to be named as a mortgagee’s and lender’s loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and the Loan Parties shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to the Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to the Agent or the Control Agent as its interests may appear and further specify that the Agent or the Control Agent shall be paid regardless of any act or omission by any Loan Party or any of its or their Affiliates. Subject to the reinvestment provisions of Section 2.1(f)(i), without limiting any other rights of the Agent, the Control Agent or the Lenders, any insurance proceeds related to ABL Collateral received by the Agent or the Control Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as the Agent may determine. Upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds. Any proceeds of insurance and any awards for condemnation of any Collateral shall be paid to the Control Agent for distribution in accordance with the terms of the ABL Intercreditor Agreement.

(b) Notwithstanding the terms of Section 9.5(a) to the contrary, with respect to Silica-Related Claims, the only insurance which the Loan Parties and their Subsidiaries shall be required to maintain shall be the insurance evidenced by those insurance policies in existence on the Closing Date and listed by general description on Schedule 8.26 hereto in which the Loan Parties are named as insured (or additional insured), either directly or indirectly or as successor-in-interest to, or assignee of, ITT, U.S. Borax Company, Pennsylvania Glass Sand Corporation or Ottawa Silica Company, in respect of Silica-Related-Claims (the “Silica-Related Claims Policies”). In regard thereto, the Loan Parties will (i) continue to keep all such policies in full force and effect at all times hereafter and (ii) notify the Agent promptly, but in any event within five (5) Business Days after receiving any notice or knowledge of any actual, pending or threatened termination or cancellation or denial of coverage thereunder.

9.6 Financial Statements and Other Information.

(a) Each Loan Party shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Loan Party and its Subsidiaries in accordance with GAAP. The Loan Parties shall promptly furnish to the Agent and the Lenders all such financial and other information as the Agent shall reasonably request relating to the Collateral and the assets, business and operations of the Loan Parties and their Subsidiaries, and the Loan Parties shall notify the auditors and accountants of the Loan Parties and their Subsidiaries that the Agent is authorized to obtain such information directly from them; provided, that the Agent shall not solicit such information from the auditors and accountants of the Loan Parties unless such information is not furnished reasonably promptly by the Loan Parties upon request therefor by the Agent and the Agent has notified the Company that it intends to solicit such information from the Loan Parties’ auditors and accountants. Without limiting the foregoing, the Loan Parties shall furnish or cause to be furnished to the Agent (which shall promptly furnish to the Lenders), the following:

(i) within ninety (90) days after the end of each fiscal year (or such earlier date if required by the Securities Exchange Commission), audited consolidated financial statements of the Loan Parties and their Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of the Loan Parties and their Subsidiaries as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, together with (I) a compliance certificate substantially in the form of Exhibit C hereto (a

“Compliance Certificate”), along with a schedule in form reasonably satisfactory to the Agent of the calculations used in determining whether the Loan Parties were in compliance with the covenant set forth in Section 9.16 of this Agreement on the last day of such fiscal year to the extent then applicable, (II) the opinion of independent certified public accountants, unqualified as to scope of audit, with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm of nationally recognized standing selected by the Company, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of the Loan Parties and their Subsidiaries as of the end of and for the fiscal year then ended, and (III) all management letters delivered to management of the Loan Parties or their Subsidiaries by such accountants.

(ii) Within forty-five (45) days after the end of each fiscal quarter (or such earlier date if required by the Securities Exchange Commission), quarterly unaudited consolidated financial statements (including (1) in each case balance sheets, statements of income and loss and statements of cash flow and (2) in the case of the end of the second and fourth fiscal quarters of the Company, statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of the Loan Parties and their Subsidiaries as of the end of and through such fiscal quarter, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year, certified to be correct by the chief financial officer of the Company, subject to normal year-end adjustments and accompanied by a Compliance Certificate, along with (A) a schedule in form reasonably satisfactory to the Agent of the calculations used in determining whether the Loan Parties were in compliance with the covenant set forth in Section 9.16 of this Agreement on the last day of such quarter to the extent then applicable and (B) an update on material developments in the status of ongoing silica-related litigation matters involving the Loan Parties and their Subsidiaries.

(iii) As soon as available and in any event within thirty (30) days after the end of each month, monthly unaudited consolidated financial statements (including balance sheets, statements of income and loss and statements of cash flow), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of (A) the Loan Parties and their Subsidiaries and (B) the Company and its Subsidiaries, in each case as of the end of and through such month and setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year, certified to be correct by the chief financial officer of the Company, subject to normal year-end adjustments and accompanied by a Compliance Certificate.

(iv) At such time as available, but in no event later than the end of each fiscal year, projected consolidated financial statements (including in each case, forecasted balance sheets, statements of income and loss, statements of cash flow and monthly Borrowing Base availability) of the Loan Parties and their Subsidiaries for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by the Loan Parties to the Agent prior to the date hereof, together with such supporting information as the Agent may reasonably request. Such projected financial statements shall be prepared on a monthly basis for the next succeeding year. Such projections shall have been prepared on the basis of the assumptions set forth therein which the Loan Parties believe are fair and reasonable as of the date of preparation in light of then current business conditions (it being understood that actual results may differ from those set forth in such projected financial statements). At any time a Default or Event of Default has occurred and is continuing, the Loan Parties shall provide to the Agent updates with respect to such projections as frequently as the Agent may require.

(b) The Loan Parties shall promptly notify the Agent (which shall promptly notify the Lenders) in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $500,000 or which if adversely determined could reasonably be expected to have a Material Adverse Effect, (ii) any order, judgment or decree in excess of $500,000 shall have been entered against any Loan Party, any of its Subsidiaries or any of its or their properties or assets, (iii) any notification of violations of laws or regulations received by any Loan Party or any Subsidiary which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) the occurrence of any ERISA Event which could reasonably be expected to have a Material Adverse Effect, (v) the occurrence of any Default or Event of Default of which any Loan Party is aware, and in any event within five Business Days, (vi) any event of default or material breach under any contractual obligation of any Loan Party or any of their Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or any event of default or material breach under any Indebtedness in a principal amount in excess of $1,000,000; (vii) any litigation or investigation or proceeding known to any Loan Party (A) affecting any Loan Party or any of its Subsidiaries which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (B) affecting or with respect to this Agreement or any other Financing Agreement or (C) involving an environmental claim or potential liability under Environmental Laws in excess of $500,000; and (viii) any other development or event which could reasonably be expected to have a Material Adverse Effect.

(c) Promptly after the sending or filing thereof, the Loan Parties shall send to the Agent (which shall promptly furnish to the Lenders) copies of (i) all reports and registration statements which the Loan Parties or any of their Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as the Agent may hereafter specifically identify to the Loan Parties that the Agent will require be provided to the Agent, (ii) all press releases and (iii) all other statements concerning material changes or developments in the business of a Loan Party or any Subsidiary thereof made available by any Loan Party or Subsidiary to the public.

(d) The Loan Parties shall furnish or cause to be furnished to the Agent (which shall promptly furnish to the Lenders) such other information respecting the Collateral and the business of the Loan Parties and their Subsidiaries, as the Agent may from time to time reasonably request. Subject to Section 13.5, the Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of the Loan Parties and their Subsidiaries to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Loan Party hereby irrevocably authorizes and directs all accountants or auditors to deliver to the Agent, at the Borrowers’ expense, copies of the financial statements of any Loan Party or any Subsidiary thereof and any reports or management letters prepared by such accountants or auditors on behalf of any Loan Party or Subsidiary and to disclose to the Agent and the Lenders such information as they may have regarding the business of any Loan Party or Subsidiary; provided, that the Agent shall not solicit such information from the auditors and accountants of the Loan Parties unless such information is not furnished reasonably promptly by the Loan Parties upon request therefor by the Agent and the Agent has notified the Company that it intends to solicit such information from the Loan Parties’ auditors and accountants.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc.

Each Loan Party shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that any wholly-owned domestic Subsidiary of the Parent may merge with and into or consolidate with any other wholly-owned Domestic Subsidiary of the Parent; provided, that each of the following conditions is satisfied: (i) the Agent shall have received not less than ten (10) Business Days’ (or such shorter period of time as agreed to by the Agent) prior written notice of the intention of such Subsidiaries to so merge or consolidate, which notice shall set forth in reasonable detail, the Persons that are merging or consolidating, which Person will be the surviving entity, the locations of the assets of the Persons that are merging or consolidating (to the extent there is a change in the location of such assets), and the material agreements and documents relating to such merger or consolidation; (ii) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which either Subsidiary is a party in writing, in form and substance reasonably satisfactory to the Agent, and the Loan Parties shall execute and deliver such other agreements, documents and instruments as the Agent may reasonably request in connection therewith; and (iii) if a Borrower is a party to such merger or consolidation, then such Borrower shall be the surviving corporation of such merger or consolidation;

(b) sell, issue, assign, lease, license, transfer or otherwise dispose of any Capital Stock or Indebtedness (including by governmental condemnation or taking) to any other Person or any of its assets or property to any other Person except for

(i) sales of Inventory in the ordinary course of business;

(ii) the sale or other disposition of Equipment so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $1,000,000 for all such Equipment disposed of in any fiscal year of the Company or as the Agent may otherwise agree;

(iii) (A) the sale or other disposition of worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Loan Party or (B) the trade-in of Equipment in the ordinary course of business;

(iv) (A) the issuance and sale by any Loan Party of Capital Stock of such Loan Party to a Loan Party and (B) the issuance and sale by the Parent of Capital Stock of the Parent; provided, that all of the proceeds of any sale and issuance of Capital Stock by the Parent shall be paid to the Agent or the Control Agent to the extent required by, and for application in accordance with, the terms hereof and the terms of the ABL Intercreditor Agreement;

(v) Recovery Events (including any governmental condemnation or taking which does not result in a condemnation award);

(vi) the sale, lease or transfer of property or assets between or among any Borrower and any Guarantor (other than the Parent);

(vii) the sale of defaulted receivables (other than Eligible Accounts) in the ordinary course of business not to exceed $500,000 in the aggregate in any fiscal year;

(viii) the sale or other disposition of real property so long as such sales or other dispositions do not involve real property having an aggregate fair market value in excess of $2,000,000 for all such real property disposed of in any fiscal year of the Company or as the Agent may otherwise agree; and

(ix) the sale, lease or transfer of property or assets (other than Priority Collateral) not to exceed $500,000 in the aggregate in any fiscal year.

provided, that (A) with respect to clauses (i), (ii) and (ix) above, in each case at least 75% of the consideration received therefor by such Loan Party or any such Subsidiary is in the form of cash or Cash Equivalents, and (B) with respect to clauses (ii) and (ix) above, in each case no Default or Event of Default then exists or shall result from such asset disposition; provided, further, that with respect to sales of assets permitted hereunder only, the Agent shall be entitled, without the consent of the Required Lenders, to release the Agent’s (or the Control Agent’s) liens relating to the particular assets sold;

(c) wind up, liquidate or dissolve except that any Loan Party (other than the Parent or a Borrower) may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied, (i) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to a Loan Party free and clear of any liens, restrictions or encumbrances other than the security interest and liens of the Agent and the Control Agent (and the Agent shall have received such evidence thereof as the Agent may reasonably require) and the Agent shall have received such deeds, assignments or other agreements as the Agent may reasonably request to evidence and confirm the transfer of such assets of such Guarantor to such Loan Party and (ii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

(d) agree to do any of the foregoing, other than agreements entered into to effect a sale by the Sponsor of the business of the Loan Parties and their Subsidiaries; provided, that any such agreement shall contemplate the termination of the facilities hereunder and the repayment of all Obligations upon the consummation of such sale.

9.8 Encumbrances.

Each Loan Party shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except (“Permitted Liens”):

(a) the security interests and liens of the Agent and the Control Agent for itself and the benefit of the Agent, the Issuing Bank, Lenders, Bank Product Providers and Hedging Agreement Providers;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Loan Party’s or Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Loan Party or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(d) hereof;

(f) pledges and deposits of cash by any Loan Party after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Loan Party as of the date hereof;

(g) pledges and deposits of cash by any Loan Party after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness for borrowed money), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Loan Party as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to the Agent;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Loan Party located on the premises of such Loan Party (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Loan Party and the precautionary UCC financing statement filings in respect thereof;

(i) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) a stay of enforcement of any such liens is in effect and (ii) the Agent may establish a Reserve with respect thereto;

(j) the security interests and liens set forth on Schedule 8.4 to the Information Certificate and extensions and renewals thereof; provided that (i) no such lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and improvements thereon and (ii) the principal amount of the Indebtedness secured by such Lien shall not be extended, renewed, refunded or refinanced except to the extent permitted under Section 9.9(c);

(k) liens securing the Term Loan Obligations, so long as the ABL Intercreditor Agreement or a replacement intercreditor agreement reasonably satisfactory to the Agent and the Required Lenders is in effect;

(l) liens in favor of any escrow agent or a seller solely on and in respect of any cash earnest money deposits made by the Loan Parties or any of their Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(m) licenses of patents, trademarks and other Intellectual Property rights granted by the Loan Parties or any of their Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Loan Party or Subsidiary;

(n) Liens that are contractual rights of set-off arising in the ordinary course of business (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Loan Parties or their Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Loan Party or its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Loan Parties or their Subsidiaries in the ordinary course of business;

(o) prepayments and other credits to suppliers made in the ordinary course of business;

(p) liens arising from deposits and/or escrows to be applied in satisfaction of the Existing Subordinated Notes;

(q) liens arising from amounts on deposit in the Hanson Escrow Account (as defined in Section 9.11(j)) in an aggregate amount not to exceed $1,500,000 at any time outstanding;

(r) liens securing Indebtedness permitted pursuant to Section 9.9(k); and

(s) Permitted Encumbrances (as defined in the Mortgages);

(t) leases or subleases permitted pursuant to Section 9.7;

(u) liens and other interests of lessor in respect of rental obligations under mining leases entered into by the Loan Parties and their Subsidiaries, as lessee in the ordinary course of business; and

(v) other Liens securing Indebtedness in an aggregate amount not to exceed $1,000,000 at any time outstanding.

9.9 Indebtedness.

Each Loan Party shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) the First Lien Term Loan Obligations and Second Lien Term Loan Obligations of the Company in an aggregate principal amount not to exceed the Maximum First Lien Indebtedness Amount and the Maximum Second Lien Indebtedness Amount, respectively, and renewals, refinancings or extensions thereof in whole or in part (provided, that the outstanding principal amount of the First Lien Term Loan Obligations and Second Lien Term Loan Obligations, as applicable, is not increased (other than on account of accrued interest, premium and fees and expenses) at the time of such renewal, refinancing or extension), so long as the ABL Intercreditor Agreement or a replacement intercreditor agreement satisfactory to the Agent and the Required Lenders is in effect;

(c) Indebtedness of the Loan Parties and their Subsidiaries existing as of the Closing Date as referenced in the financial statements delivered to the Agent and as set out more specifically in Schedule 9.9 to the Information Certificate and renewals, refinancings or extensions thereof; provided, that (i) the outstanding principal amount of such Indebtedness is not increased (other than on account of accrued interest, premium and fees and expenses) at the time of such renewal, refinancing or extension and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any renewal, refinancing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such renewal, refinancing or extending Indebtedness does not exceed the then applicable market interest rate;

(d) (i) purchase money Indebtedness (including Capital Leases and seller notes in connection with a Permitted Acquisition) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $5,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Loan Party or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be and (ii) Subordinated Debt consisting of seller notes issued in connection with a Permitted Acquisition not to exceed $10,000,000 in the aggregate at any time outstanding;

(e) unsecured intercompany Indebtedness (i) among the Loan Parties; provided that any such Indebtedness shall be (A) fully subordinated to the Obligations hereunder on terms reasonably satisfactory to the Agent and (B) evidenced by promissory notes which shall be pledged to the Agent as Collateral for the Obligations, or (ii) made or issued by Foreign Subsidiaries to the Loan Parties;

(f) Bank Product Debt and unsecured Indebtedness and obligations owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(g) Guaranty Obligations in respect of Indebtedness of a Loan Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 9.9;

(h) Indebtedness under the Existing Subordinated Notes in an aggregate amount not to exceed $14,000,000; provided, that such Indebtedness and all other amounts due under the Existing Subordinated Notes Indenture shall be paid in full no later than September 30, 2007;

(i) other Subordinated Debt and unsecured Indebtedness of the Loan Parties and their Subsidiaries (excluding Guaranty Obligations of any Loan Party in favor of any Foreign Subsidiary and excluding any seller financing incurred in connection with a Permitted Acquisition) so long as, after giving effect to such Indebtedness on a Pro Forma Basis, (A) the Loan Parties are in compliance with the financial covenant set forth in Section 9.16 (without regard to the Excess Availability exception set forth therein) and (B) the Leverage Ratio is less than or equal to the lesser of (1) 4.60 to 1.0 or (2) the maximum Leverage Ratio (as defined in the First Lien Term Loan Credit Agreement) required as of the end of the then-current fiscal quarter pursuant to the First Lien Term Loan Credit Agreement (as in effect on the Closing Date);

(j) Indebtedness in respect of netting services and overdraft protections in connection with deposit accounts in the ordinary course of business and substantially in accordance with historical practice of the Loan Parties and their Subsidiaries;

(k) Indebtedness assumed in connection with Permitted Acquisitions and not incurred in contemplation thereof in an aggregate amount at any time outstanding not to exceed $1,000,000;

(l) Indebtedness consisting of surety bonds in the ordinary course of business and substantially in accordance with historical practice of the Loan Parties and their Subsidiaries; and

(m) other Indebtedness (whether or not secured) of the Loan Parties and their Subsidiaries in an aggregate amount at any time outstanding not to exceed $500,000.

9.10 Loans, Investments, Speculative Transactions, Etc.

Each Loan Party shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, enter into any speculative transaction or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or acquire any Subsidiaries, or agree to do any of the foregoing, except (the “Permitted Investments”):

(a) cash and Cash Equivalents;

(b) receivables owing to the Loan Parties or any of their Subsidiaries and advances to suppliers, including, without limitation, notes receivable owing from customers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) (i) Investments and loans by any Loan Party in or to any Loan Party and (ii) Investments and loans by any Foreign Subsidiary in or to any Loan Party;

(d) loans and advances to employees in existence as of the Closing Date and set forth on Schedule 9.10 to the Information Certificate and additional loans and advances to employees in an aggregate amount not to exceed $500,000 at any time outstanding; provided that such loan or advance is not made in violation of any law;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f) Hedging Agreements to the extent permitted pursuant to Section 9.9;

(g) Permitted Acquisitions;

(h) Investments arising from non-cash consideration received in connection with Asset Dispositions;

(i) loans and advances to employees used to finance the purchase from the Parent of Capital Stock of the Parent on a dollar for dollar basis; and

(j) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof, provided that such loans, advances and/or Investments made pursuant to this subsection shall not exceed an aggregate amount of $1,000,000.

9.11 Restricted Payments.

The Loan Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except:

(a) to make dividends payable solely in Capital Stock of such Person;

(b) to make dividends or other distributions (directly or indirectly through Subsidiaries) payable to any Loan Party;

(c) subject to the terms of the ABL Intercreditor Agreement, the Company may voluntarily prepay the Term Loan Obligations;

(d) subject to the terms of the ABL Intercreditor Agreement, the Company may make the mandatory prepayments required by the terms of the First Lien Term Loan Credit Agreement and the Second Lien Term Loan Credit Agreement;

(e) so long as (i) no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof, (ii) Excess Availability is in excess of $6,500,000 both before and after the payment thereof and (iii) after giving effect to such Restricted Payment on a Pro Forma Basis, the Loan Parties are in compliance with the financial covenant set forth in Section 9.16 (without regard to the Excess Availability exception set forth therein), to make additional Restricted Payments after September 1, 2007 so long as after giving effect to such Restricted Payment on a Pro Forma Basis, (A) the Leverage Ratio is less than or equal to 3.0 to 1.0 and (B) the aggregate amount of all such Restricted Payments during the period beginning with September 1, 2007 through the date of such Restricted Payment does not exceed 50% of Consolidated Net Income for the period beginning September 1, 2007 through the most recent month end prior to such Restricted Payment for which financial statements are available (treated as a single accounting period and including any losses incurred during such period);

(f) to make distributions to the direct or indirect holders of the Capital Stock of the Parent sufficient to permit each such holder to pay United States federal, state, local and foreign income taxes that are required to be paid by it with respect to its Capital Stock in the Parent, as estimated by the Parent in good faith;

(g) to pay all fees, costs and expenses incurred in connection with the Transactions on the Closing Date;

(h) to redeem the Existing Subordinated Notes in accordance with the terms thereof;

(i) so long as no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof, dividends to purchase capital stock from present or former officers or employees of the Loan Parties or their Subsidiaries upon the death, disability, retirement or termination of employment of such officer or employee; provided, that any such repurchases do not involve any cash payments by the Loan Parties or their Subsidiaries or, to the extent cash payments are made by the Loan Parties or their Subsidiaries, the aggregate amount of dividend payments during any fiscal year to fund purchases described above shall not exceed (i) $1,000,000 plus (ii) the unused amount available for such dividend payments under this clause 9.11(i) for the immediately two preceding fiscal years (excluding any carry-forward available from any previous fiscal year); provided, that with respect to any fiscal year, any such dividend payments made during such fiscal year shall be deemed to be made first with respect to the applicable limitation for such year and then with respect to any carry-forward amount to the extent applicable;

(j) to make the Hanson Payment in an aggregate amount during the term of this Agreement not to exceed $1,500,000; provided, that such payment shall be made from the proceeds of funds deposited in an escrow account (the “Hanson Escrow Account”) on or prior to the Closing Date;

(k) to pay (i) management fees to the Sponsor in an aggregate annual amount not to exceed $1,250,000 and (ii) transaction fees arising from the consummation of any Permitted Acquisition in an amount not to exceed 2.5% of the aggregate consideration paid with respect to such Permitted Acquisition, in each case, so long as (1) no Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof and (2) Excess Availability is in excess of $6,500,000 both before and after the payment thereof; provided, that in the event such fees may not be paid pursuant to the terms of this clause (k), such fees shall accrue and may be payable on the first day on which the conditions applicable thereto set forth in this clause (k) are satisfied (regardless of whether the dollar limitation set forth above is exceeded as a result of such payment); and

(l) so long as (i) no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof and (ii) Excess Availability is in excess of $6,500,000 both before and after the payment thereof, to pay earnout obligations incurred in connection with Permitted Acquisitions.

9.12 Transactions with Affiliates.

Each Loan Party shall not, nor will they permit any Subsidiary to, directly or indirectly:

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of any Loan Party or any Subsidiary thereof, except in the ordinary course of and pursuant to the reasonable requirements of such Loan Party’s or Subsidiary’s business and upon fair and reasonable terms no less favorable to such Loan Party or Subsidiary than such Loan Party or Subsidiary would obtain in a comparable arm’s length transaction with an unaffiliated person; provided, that loans and advances to employees permitted by Section 9.10(i) shall not be prohibited by this Section 9.12; or

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Loan Party or Subsidiary, except (i) reasonable compensation to officers, employees and directors for services rendered to such Loan Party or Subsidiary in the ordinary course of business, (ii) payments by any such Loan Party or Subsidiary to the Parent for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by the Parent on behalf of such Loan Party or Subsidiary, in the ordinary course of their respective businesses or as the same may be directly attributable to such Loan Party or Subsidiary and for the payment of taxes by or on behalf of the Parent and (iii) payment of management fees permitted pursuant to Section 9.11(k).

9.13 Fiscal Years; Fiscal Quarters; Accounting Policies.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) change its fiscal year or fiscal quarters for financial reporting purposes from its fiscal year and fiscal quarters as in effect on the Closing Date or (b) change its accounting policies and methods except from the policies and methods in effect on the Closing Date, except in accordance with GAAP.

9.14 Change in Business.

Each Loan Party shall not, nor will they permit any Subsidiary to, engage in any business other than the business of such Loan Party or Subsidiary on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Loan Party or Subsidiary is engaged on the date hereof.

9.15 Limitation of Restrictions Affecting Subsidiaries.

Each Loan Party shall not, nor will they permit any Subsidiary to, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Person to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Person or any Subsidiary of such Person; (b) make loans or advances to such Person or any Subsidiary of such Person, (c) transfer any of its properties or assets to such Person or any Subsidiary of such Person; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Person or any Subsidiary of such Person, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Person or any Subsidiary of such Person, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Person prior to the date on which such Subsidiary was acquired by such Person and outstanding on such acquisition date, (vi) the Term Loan Financing Agreements, (vii) any agreement relating to Indebtedness permitted pursuant to Section 9.9(i); provided, that such Indebtedness shall not prohibit or limit the liens granted to secure the ABL Collateral or the ability of the Loan Parties to satisfy the Obligations and (viii) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to the Agent and the Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.16 Fixed Charge Coverage Ratio.

If during any fiscal quarter ending after January 1, 2008 Excess Availability falls below $10,000,000, the Loan Parties shall maintain, until Excess Availability is equal to or greater than $10,000,000, a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, which Fixed Charge Coverage Ratio shall be calculated based on the most recent financial statements, and shall be set forth in the most recent Compliance Certificate, delivered pursuant to Section 9.6. If during the fiscal quarter ended December 31, 2007 Excess Availability falls below $10,000,000, the Loan Parties shall maintain, as of the end of such fiscal quarter and thereafter until Excess Availability is equal to or greater than $10,000,000, a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, which Fixed Charge Coverage Ratio shall be calculated based on the most recent financial statements, and shall be set forth in the most recent Compliance Certificate, delivered pursuant to Section 9.6.

Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance with this Section 9.16, any cash equity contribution (which equity shall be common equity or Qualified Preferred Stock) made to the Parent by the Sponsor after the end of a fiscal quarter and on or prior to the day that is ten (10) Business Days after the day on which compliance with this Section 9.16 is tested for such fiscal quarter will, at the request of the Company, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenant contained herein at the end of such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two consecutive fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Loan Parties to be in compliance with the financial covenant set forth above and (c) a Specified Equity Contribution shall only be included in the computation of the financial covenant for purposes of determining compliance by the Loan Parties with this Section 9.16 and not for any other purpose under this Agreement. Upon the making of a Specified Equity Contribution, the financial covenant in this Section 9.16 shall be recalculated giving effect to the increase in Consolidated EBITDA. If, after giving effect to such recalculation, the Loan Parties are in compliance with the financial covenant, the Loan Parties shall be deemed to have satisfied the requirements of the financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date.

9.17 License Agreements.

Except with respect to any License Agreement, the loss or termination of which could not reasonably be expected to have a Material Adverse Effect:

(a) Each Loan Party and Subsidiary thereof shall (i) promptly and faithfully observe and perform all of the terms, covenants, conditions and provisions of the License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any License Agreement in any respect or any term, provision or right of the licensee thereunder in any respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.17(b) below, such Person may cancel, surrender or release any License Agreement in the ordinary course of the business of such Person; provided, that, such Person (as the case may be) shall give the Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such License Agreement, (iv) give the Agent prompt written notice of any License Agreement entered into by such Person after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as the Agent may request, (v) give the Agent prompt written notice of any breach of any obligation, or any default, by any party under any License Agreement, and deliver to the Agent (promptly upon the receipt thereof by such Person in the case of a notice to such Person and concurrently with the sending thereof in the case of a notice from such Person) a copy of each notice of default and every other notice and other communication received or delivered by such Person in connection with any License Agreement which relates to the right of such Person to continue to use the property subject to such License Agreement, and (vi) furnish to the Agent, promptly upon the request of the Agent, such information and evidence as the Agent may reasonably require from time to time concerning the observance, performance and compliance by such Person or the other party or parties thereto with the terms, covenants or provisions of any License Agreement.

(b) Each Loan Party and Subsidiary thereof will either exercise any option to renew or extend the term of each License Agreement to which it is a party in such manner as will cause the term of such License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to the Agent or give the Agent prior written notice that such Person does not intend to renew or extend the term of any such License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of such Person to extend or renew any License Agreement to which it is a party, the Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of the Agent or in the name and behalf of such Person, as the Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. The Agent may, but shall not be required to, perform any or all of such obligations of such Person under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Person thereunder. Any sums so paid by the Agent shall constitute part of the Obligations.

9.18 Foreign Assets Control Regulations, Etc.

None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of the Loan Parties or any of their Subsidiaries or other Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.19 Costs and Expenses.

The Loan Parties shall pay to the Agent and Arrangers within five (5) Business Days of demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, the Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and fees, if applicable); (b) except to the extent otherwise expressly agreed to herein, costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with the Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by the Issuing Bank in connection with any Letter of Credit; (d) reasonable costs and expenses of preserving and protecting the Collateral; (e) after the occurrence and during the continuance of an Event of Default, costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of the Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) subject to the limitations of Section 7.7, all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by the Agent during the course of periodic field examinations of the Collateral and such Loan Party’s operations, plus a per diem charge at the Agent’s then standard rate for the Agent’s examiners in the field and office (which rate as of the date hereof is $850 per person per day); and (g) the reasonable fees and disbursements of counsel (including legal assistants) to the Agent and Arrangers in connection with any of the foregoing.

9.20 Additional Loan Parties.

Upon any Person becoming a direct or indirect Subsidiary of the Parent, the Loan Parties will (a) provide the Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person in which a security interest cannot be granted hereunder and perfected by the filing of a financing statement pursuant to the UCC (including, without limitation, all chattel paper, electronic chattel paper, deposit accounts, securities accounts, investment accounts, commodity accounts, collection, clearing or concentration accounts, investment property (including certificated securities), letter of credit rights, commercial tort claims or assets subject to certificates of title), (b) cause any such Person that is a wholly-owned Domestic Subsidiary to execute and deliver to the Agent a Borrower Joinder Agreement in substantially the form of Exhibit D causing such Subsidiary to become a party to this Agreement as a joint and several “Borrower”; provided, however, in lieu of the foregoing, at the option of the Agent, the Loan Parties shall cause such Person to execute and deliver to the Agent a Guarantor Joinder Agreement in substantially the form of Exhibit E causing such Subsidiary to become a party to this Agreement as a joint and several “Guarantor” and (c) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Agent.

9.21 Pledged Assets.

Each of the Loan Parties will cause the ABL Collateral to be subject at all times to a first priority (subject to the liens securing the Term Loan Obligations in accordance with the ABL Intercreditor Agreement), perfected lien in favor of the Agent pursuant to the terms and conditions hereof and of the Security Documents or such other security documents as the Agent shall reasonably request.

9.22 Amendment of Subordinated Debt, Organizational Documents; Term Loan Financing Agreements.

(a) The Loan Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders, (i) amend, restate, modify, waive or extend or permit the amendment, restatement, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt in a manner that is materially adverse to the interests of the Lenders or (ii) amend, restate, modify, waive or terminate or permit the amendment, modification, waiver or termination of its articles or certificate of incorporation, operating or limited liability company agreement, partnership agreement, bylaws or other charter or organizational document in a manner that is adverse to the interests of the Lenders.

(b) The Loan Parties will not, nor will they permit any Subsidiary to, amend, replace, refinance, refund, restructure, amend, supplement, extend or otherwise modify the First Lien Term Loan Credit Agreement or the Second Lien Term Loan Credit Agreement to violate the provisions of the ABL Intercreditor Agreement.

9.23 Sale Leasebacks.

The Loan Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Loan Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Loan Party or a Subsidiary or (b) which any Loan Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Loan Party or a Subsidiary to another Person which is not a Loan Party or a Subsidiary in connection with such lease.

9.24 No Further Negative Pledges.

The Loan Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any lien upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Financing Agreements, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.9(b); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (c) pursuant to the Term Loan Financing Agreements, (d) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (e) pursuant to any agreement in connection with an Asset Disposition permitted hereunder; provided that any such restriction contained therein relates only to the asset or assets subject to such Asset Disposition and (f) pursuant to any agreement relating to Indebtedness permitted pursuant to Sections 9.9(i) and 9.9(k); provided, that such agreement shall not prohibit or limit the liens granted to secure the ABL Collateral or the ability of the Loan Parties to satisfy the Obligations.

9.25 Designation of Senior Debt.

The Loan Parties will not, nor will they permit any Subsidiary to, designate any Indebtedness other than the Obligations and the Term Loan Obligations of such Loan Party or such Subsidiary as “Senior Debt”, “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt.

9.26 Capital Expenditures.

The Loan Parties will not, nor will they permit any Subsidiary to, make Capital Expenditures during any fiscal year of the Company in an amount in excess of (a) for the period from the Closing Date through the end of fiscal year 2007, $7,500,000 and (b) for each fiscal year thereafter, (i) $13,500,000 plus (ii) 50% of the unused amount available for Capital Expenditures under this Section 9.26 for the immediately preceding fiscal year or period, as applicable (excluding any carry forward available from any prior fiscal year or period, as applicable); provided, that with respect to any fiscal year, capital expenditures made during any such fiscal year shall be deemed to be made first with respect to the applicable limitation for such year and then with respect to any carry forward amount to the extent applicable.

9.27 Public/Private Information; Further Assurances.

(a) Public/Private Designation. The Loan Parties will cooperate with the Agent in connection with the publication certain materials and/or information provided by or on behalf of the Loan Parties or their Subsidiaries to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Agreement and will designate Information Materials (i) that are either available to the public or not material with respect to the Loan Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.

(b) Further Assurances. At the request of the Agent at any time and from time to time, the Loan Parties shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. The Agent may at any time and from time to time request a certificate from an officer of any Loan Party representing that all conditions precedent to the making of Loans and providing Letters of Credit contained herein are satisfied. In the event of such request by the Agent, the Agent and the Lenders may, at the Agent’s option, cease to make any further Loans or provide any further Letters of Credit until the Agent has received such certificate and, in addition, the Agent has determined that such conditions are satisfied.

9.28 Parent.

The Parent will not incur or permit to exist any Indebtedness nor grant or permit to exist any liens upon any of its properties or assets nor engage in any operations, business or activity other than (i) owning 100% of the Capital Stock of the Company and all operations incidental thereto, (ii) pledging its interests therein and other assets to the Agent, (iii) executing the Financing Agreement and the Term Loan Financing Agreements, (iv) fulfilling its obligations under the Financing Agreements and the Term Loan Financing Agreements, and (v) performing administrative functions in connection with the operation of the business of its Subsidiaries.

9.29 Hedging Agreement.

Within 90 days following the Closing Date, cause at least 50% of the aggregate Term Loan Obligations then outstanding, and projected to be outstanding, to be hedged pursuant to Hedging Agreements for a term of at least three (3) years.

9.30 ITT Agreement.

The Loan Parties will (a) maintain the ITT Agreement in full force and effect at all times hereafter, (b) not amend or modify the ITT Agreement in any manner that is materially adverse to the interests of the Lenders without the prior consent of the Agent, (c) not cancel or terminate the ITT Agreement and (d) notify the Agent promptly, but in any event within five (5) business Days of any actual, pending or threatened termination or cancellation of the ITT Agreement or any denial of coverage in respect of the indemnity set forth thereon.

9.31 Post-Closing Covenant.

As soon as practicable but in any event within thirty (30) days after the Closing Date (or such extended period of time as agreed to in writing by the Agent), the Loan Parties shall deliver mortgagee’s and lender’s loss payee endorsements with respect to the casualty, liability and business interruption insurance of the Loan Parties, in form and substance satisfactory to the Agent.

SECTION 10

EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default.

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) any Borrower fails to pay any principal on any Loan when due in accordance with the terms hereof; or any Borrower fails to reimburse the Issuing Bank for any Letter of Credit Obligations when due in accordance with the terms hereof or of any Letter of Credit Document; or any Borrower fails to pay any interest on any Loan or any fee or other amount payable hereunder when due in accordance with the terms hereof and such failure to pay such interest or fee shall continue unremedied for two (2) Business Days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder);

(ii) any Loan Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 9.1 or any of Sections 9.6 through 9.31; or

(iii) any Loan Party shall fail to comply with any other covenant, contained in this Agreement or the other Financing Agreements (other than as described in Sections 10.1(a)(i) or (ii) above), and such breach or failure to comply is not cured within thirty (30) days of the earlier to occur of (A) written notice thereof by the Agent to the Company or (B) any senior or executive officer of a Loan Party becoming aware of such breach or failure to comply;

(b) any representation or warranty made by any Loan Party to the Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made (i) with respect to representations and warranties that contain a materiality qualification, be false or misleading and (ii) with respect to representations and warranties that do not contain a materiality qualification, be false or misleading in any material respects;

(c) any Guarantor revokes or terminates or purports to revoke or terminate in writing its obligations under the Guaranty;

(d) any judgments for the payment of money are rendered against any Loan Party in an amount in excess of $2,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed;

(e) any Loan Party makes an assignment for the benefit of creditors;

(f) a case or proceeding under the bankruptcy laws of the United States of America or other applicable jurisdiction now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Loan Party or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Loan Party shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(g) a case or proceeding under the bankruptcy laws of the United States of America or comparable proceeding under the laws of any other applicable jurisdiction now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Loan Party or for all or any part of its property;

(h) any default in respect of any Indebtedness of any Loan Party (other than Indebtedness owing to the Agent and the Lenders hereunder), in any case in an amount in excess of $2,000,000, which default (1) continues for more than the applicable cure period, if any, with respect thereto and (2) permits the holders of such Indebtedness to accelerate the maturity thereof;

(i) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than the Agent) in accordance with its terms, or any such party shall challenge in writing the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority (subject to the liens securing the Term Loan Obligations in accordance with the ABL Intercreditor Agreement) security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(j) an ERISA Event shall occur which could reasonably be expected to have a Material Adverse Effect;

(k) any Change of Control; or

(l) (i) the subordination provisions contained in or governing any Subordinated Debt shall cease to be in full force and effect or to give the Lenders the rights, powers and privileges purported to be created thereby; or (ii) the Obligations shall cease to be classified or qualify as “Senior Debt”, “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, the Agent and the Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Loan Party, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to the Agent and the Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in the Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Loan Party of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, the Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Loan Party to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, the Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to the Company, accelerate the payment of all Obligations and demand immediate payment thereof to the Agent for itself and the benefit of the Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(e), 10.1(f) or 10.1(g), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and the Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(e), 10.1(f) or 10.1(g), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

(c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, subject to the terms of the ABL Intercreditor Agreement, the Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Loan Party, at the Borrowers’ expense, to assemble and make available to the Agent any part or all of the Collateral at any place and time designated by the Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of the Agent or elsewhere) at such prices or terms as the Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Loan Party, which right or equity of redemption is hereby expressly waived and released by the Loan Parties and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by the Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by the Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by the Agent to the Company designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and the Loan Parties waive any other notice. In the event the

Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Loan Party waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon the Agent’s request, the Borrowers will either, as the Agent shall specify, furnish cash collateral to the Issuing Bank to be used to secure and fund the reimbursement obligations to the Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to the Agent for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.

(d) At any time or times that an Event of Default exists or has occurred and is continuing and subject to the terms of the ABL Intercreditor Agreement, the Agent may, in its discretion, enforce the rights of any Loan Party against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, the Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Collateral Agent and that the Agent has a security interest therein and the Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to the Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and the Agent and the Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action the Agent may deem necessary or desirable for the protection of its interests and the interests of the Lenders. At any time that an Event of Default exists or has occurred and is continuing, at the Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to the Agent and are payable directly and only to the Agent and the Loan Parties shall deliver to the Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as the Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, the Borrowers shall, upon the Agent’s request, hold the returned Inventory in trust for the Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to the Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without the Agent’s prior written consent.

(e) To the extent that applicable law imposes duties on the Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Loan Party acknowledges and agrees that it is not commercially unreasonable for the Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by the Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure the Agent or the Lenders against risks of loss, collection or disposition of Collateral or to provide to the Agent or the Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Agent or any Lender would not be commercially unreasonable in the exercise by the Agent or any Lender of remedies against the Collateral and that other actions or omissions by the Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Loan Party or to impose any duties on the Agent or the Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f) For the purpose of enabling the Agent to exercise the rights and remedies hereunder, each Loan Party hereby grants to the Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Loan Party, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Loan Party, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g) At any time an Event of Default exists or has occurred and is continuing, the Agent may apply the cash proceeds of Collateral actually received by the Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. The Loan Parties shall remain liable to the Agent and the Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) the Agent and the Lenders may, at the Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, the Agent and the Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to the Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans to be made by the Agent and the Lenders or Letters of Credit to be issued by the Issuing Bank and (ii) the Agent may, at its option, establish such Reserves as the Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11

JURY TRIAL WAIVER; OTHER WAIVERS

AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than New York.

(b) The Loan Parties, the Agent, the Lenders and the Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County, New York and the United States District Court of the Southern District of New York, whichever the Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that the Agent and the Lenders shall have the right to bring any action or proceeding against any Loan Party or its or their property in the courts of any other jurisdiction which the Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Loan Party or its or their property).

(c) Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at the Agent’s option, by service upon any Loan Party (or the Company on behalf of such Loan Party) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Loan Party shall appear in answer to such process, failing which such Loan Party shall be deemed in default and judgment may be entered by the Agent against such Loan Party for the amount of the claim and other relief requested.

(d) BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) The Agent, the Lenders and the Issuing Bank shall not have any liability to any Loan Party (whether in tort, contract, equity or otherwise) for losses suffered by such Loan Party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on the Agent, such Lender and the Issuing Bank, that the losses were the result of acts or omissions constituting willful misconduct, bad faith, fraud or gross negligence. In any such litigation, the Agent, the Lenders and the Issuing Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Loan Party: (i) certifies that neither the Agent, any Lender, the Issuing Bank nor any representative, agent or attorney acting for or on behalf of the Agent, any Lender or the Issuing Bank has represented, expressly or otherwise, that the Agent, the Lenders and the Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, the Agent, the Lenders and the Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices.

Each Loan Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Loan Party which the Agent or any Lender may elect to give shall entitle such Loan Party to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by the Agent and the Required Lenders or at the Agent’s option, by the Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders and the Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) release all or substantially all of the Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of the Agent and all of the Lenders,

(iv) release any Borrower or release all or substantially all of the Guarantors from obligations hereunder (except as expressly required hereunder or under any of the other Financing Agreements or applicable law), without the consent of the Agent and all of the Lenders,

(v) reduce any percentage specified in the definition of Required Lenders, without the consent of the Agent and all of the Lenders,

(vi) consent to the assignment or transfer by any Loan Party of any of their rights and obligations under this Agreement, without the consent of the Agent and all of the Lenders,

(vii) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of the Agent and all of the Lenders,

(viii) except as expressly permitted in this Agreement, modify the definition of “Borrowing Base” or any defined term or component set forth in the definition thereof such that more credit would be available to the Borrowers, without the consent of the Agent and all of the Lenders; provided that (i) the foregoing shall not limit the adjustment by the Agent of any reserve implemented by the Agent and (ii) the foregoing shall not prevent the Agent from restoring any component of the Borrowing Base which had been lowered by the Agent back to the value of such component in effect on the Closing Date or to an intermediate value,

(ix) amend, modify or waive any requirements of Section 12.8 or 12.11 such that the amount of permitted overadvances or Special Agent Advances may be increased without the consent of the Agent and each Lender,

(x) amend Section 6.4(a) or Section 6.9 without the consent of the Agent and each Lender,

(xi) increase the Letter of Credit Limit without the consent of the Agent and all of the Lenders,

(xii) change the amount of Excess Availability required in the various provisions of this Agreement without the consent of the Agent and each Lender, or

(xiii) require any Lender to make available Interest Periods with a duration longer than six (6) months without the consent of such Lender.

(b) The Agent, the Lenders and the Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Agent, any Lender or the Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which the Agent, any Lender or the Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any Required Lenders to such amendment, waiver, discharge or termination are obtained, then the Company shall have the right, but not the obligation, at any time thereafter, and upon the exercise by the Company of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to such Eligible Transferee as the Company may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. The Company shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, such Eligible Transferee specified by the Company shall pay to the Non-Consenting Lender (except as such Eligible Transferee and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase and all other amounts payable to it hereunder and under the other Financing Agreements (including any amounts under Section 3.3 and Section 6.5). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d) The consent of the Agent shall be required for any amendment, waiver or consent affecting the rights or duties of the Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by the Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3. The consent of the Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of the Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section, provided, that, the consent of the Issuing Bank shall not be required for any other amendments, waivers or consents. Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that the Agent shall agree that any items otherwise required to be delivered to the Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, the Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as the Agent may deem appropriate as a result of the failure to receive such items as the Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) the Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Loan Party or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

11.4 Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.3, or requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.5, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.3 or Section 6.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.3, or if the Loan Parties are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.5, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.7), all of its interests, rights and obligations under this Agreement and the related Financing Agreements to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Loan Parties shall have paid to the Agent the assignment fee specified in Section 13.7;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Financing Agreements (including any amounts under Section 3.3 and Section 6.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.3 or payments required to be made pursuant to Section 6.5, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.5 Waiver of Counterclaims.

Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.6 Indemnification.

Each Loan Party shall, jointly and severally, indemnify and hold the Agent, each Lender, the Arrangers and the Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that the Loan Parties shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (a) the willful misconduct, bad faith, fraud or gross negligence of such Indemnitee, its Affiliates or any of their respective officers, directors, employees, agents and controlling persons or (b) any dispute solely among Indemnitees other than claims against any Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any other similar role under this Agreement. The Loan Parties shall have no obligation to reimburse any such Indemnitee for fees and expenses unless such Indemnitee provides the Company an undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by the Loan Parties to such Indemnitee to the extent it is determined that such indemnitee is not entitled to indemnification for such fees and expenses in accordance with the terms of the previous sentence. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, the Loan Parties shall pay the maximum portion which it is permitted to pay under applicable law to the Agent and the Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

SECTION 12

THE AGENT

12.1 Appointment, Powers and Immunities.

Each Lender and the Issuing Bank irrevocably designates, appoints and authorizes Wachovia to act as the Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to the Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. The Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Loan Party or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to the Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. The Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to the Agent shall have been delivered to and acknowledged by the Agent.

12.2 Reliance by the Agent.

The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of the Agent and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until the Agent has received written notice from a Lender, or the Loan Parties specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that the Agent receives such a Notice of Default or Failure of Condition, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of the Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, the Agent may, but shall have no obligation to, continue to make Loans and the Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of the Lenders from time to time if the Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of the Lenders.

(b) Except with the prior written consent of the Agent, neither any Lender nor the Issuing Bank may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Loan Party or any of the Collateral or other property of any Loan Party.

12.4 Wachovia in its Individual Capacity.

With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as the Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as the Agent) and its

Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with the Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as the Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Loan Party and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

12.5 Indemnification.

The Lenders agree to indemnify the Agent and the Issuing Bank (to the extent not reimbursed by the Borrowers hereunder and without limiting any obligations of the Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that the Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

12.6 Non-Reliance on Agent and Other Lenders.

Each Lender agrees that it has, independently and without reliance on the Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Loan Parties and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. The Agent shall not be required to keep itself informed as to the performance or observance by any Loan Party of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Loan Party. The Agent will use reasonable efforts to provide the Lenders with any information received by the Agent from any Loan Party which is required to be provided to the Lenders or deemed to be requested by the Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by the Agent from any Borrower or any Lender; provided, that, the Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to the Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent or deemed requested by the Lenders hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

12.7 Failure to Act.

Except for action expressly required of the Agent hereunder and under the other Financing Agreements, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans.

The Agent shall not make any Revolving Loans or the Issuing Bank provide any Letter of Credit to any Borrower on behalf of the Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit would cause the aggregate amount of the total outstanding Revolving Loans and Letters of Credit to exceed the Borrowing Base, without the prior consent of all the Lenders, except, that, the Agent may make such additional Revolving Loans or the Issuing Bank may provide such additional Letter of Credit on behalf of the Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit will cause the total outstanding Revolving Loans and Letters of Credit to exceed the Borrowing Base, as the Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which the Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten percent (10%) of the Maximum Credit and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay the Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.

12.9 Concerning the Collateral and the Related Financing Agreements.

Each Lender authorizes and directs the Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by the Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by the Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10 Field Exam, Examination Reports and other Information; Disclaimer by Lenders.

By signing this Agreement, each Lender: is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field exam or examination report and report with respect to the Borrowing Base prepared or received by the Agent (each field exam or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to the Loan Parties and their Subsidiaries received by the Agent;

(a) expressly agrees and acknowledges that the Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(b) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel; and

(c) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) The Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which the Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by the Loan Parties of the Loans and other Obligations, provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which the Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to ten percent (10%) percent of the Maximum Credit and (B) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the Loans, shall not exceed the Maximum Credit, except at the Agent’s option, provided, that, to the extent that the aggregate principal amount of Special Agent Advances plus the then outstanding principal amount of the Loans exceed the Maximum Credit the Special Agent Advances that are in excess of the Maximum Credit shall be for the sole account and risk of the Agent and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Special Agent Advances in excess of the Maximum Credit, or (iii) to pay any other amount chargeable to any Loan Party pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to the Issuing Bank in respect of any Letter of Credit Obligations. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Prime Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.11, each Lender agrees that it shall make available to the Agent, upon the Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to the Agent by such Lender, such Lender shall be deemed a Defaulting Lender and the Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at the Agent’s option based on the arithmetic mean determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by the Agent) and if such amounts are not paid within three (3) days of the Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion to release any security interest in or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if the Company or any Loan Party certifies to the Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and the Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Loan Party did not own an interest at the time the security interest or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $500,000, and to the extent the Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by the Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of the Lenders. Except as provided above, the Agent will not release any security interest in or lien upon, any of the Collateral without the prior written authorization of all of the Lenders. Upon request by the Agent at any time, the Lenders will promptly confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section. In no event shall the consent or approval of the Issuing Bank to any release of Collateral be required.

(c) Without in any manner limiting the Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by the Agent, the authority to release Collateral conferred upon the Agent under this Section. The Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the security interest or liens granted to the Agent upon any Collateral to the extent set forth above; provided, that, (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligations or entail any consequence other than the release of such security interest or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest or lien upon (or obligations of any Loan Party in respect of) the Collateral retained by such Loan Party.

(d) The Agent shall have no obligation whatsoever to any Lender, the Issuing Bank or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to the Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, the Agent may act in any manner it may deem appropriate, in its discretion, given the Agent’s own interest in the Collateral as a Lender and that the Agent shall have no duty or liability whatsoever to any other Lender or the Issuing Bank.

12.12 Agency for Perfection.

Each Lender and the Issuing Bank hereby appoints the Agent and each other Lender and the Issuing Bank as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of the Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and the Agent and each Lender and the Issuing Bank hereby acknowledges that it holds possession of any such Collateral for the benefit of the Agent as secured party. Should any Lender or the Issuing Bank obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or the Control Agent or in accordance with the Agent’s instructions.

12.13 Successor Agent.

The Agent may resign as Agent upon thirty (30) days’ notice to the Lenders and the Company; provided, that if the Agent resigns, it shall also resign as Issuing Bank. If the Agent and the Issuing Bank resign under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent and Issuing Bank for the Lenders. If no successor agent and Issuing Bank is appointed prior to the effective date of the resignation of the Agent and Issuing Bank, the Agent may appoint, after consulting with the Lenders and the Company, a successor agent and Issuing Bank from among the Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent and Issuing Bank hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and Issuing Bank and the terms “Agent” and “Issuing Bank” as used herein and in the other Financing Agreements shall mean such successor agent and Issuing Bank and the retiring Agent’s and Issuing Bank’s appointment, powers and duties as Agent and Issuing Bank shall be terminated. After any retiring Agent’s and Issuing Bank’s resignation hereunder as Agent and Issuing Bank, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was the Agent and Issuing Bank under this Agreement. If no successor agent has accepted appointment as Agent and Issuing Bank by the date which is thirty (30) days after the date of a retiring Agent’s and Issuing Bank’s notice of resignation, the retiring Agent’s and Issuing Bank’s resignation shall nonetheless thereupon become effective and the Lenders shall perform all of the duties of the Agent and Issuing Bank hereunder until such time, if any, as the Required Lenders appoint a successor agent and Issuing Bank as provided for above.

Upon the Issuing Bank’s resignation hereunder, such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of the Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations) shall continue.

12.14 Other Agent Designations.

The Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent”, “Control Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by the Agent to the Company of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent, Control Agent or such similar designation by the Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all the Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent, Control Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15 Intercreditor Agreement.

Each of the Lenders hereby acknowledges that it has received and reviewed the ABL Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 13.7) hereby (i) acknowledges that Wachovia is acting under the ABL Intercreditor Agreement in multiple capacities as Agent, First Lien Term Loan Agent, Second Lien Term Loan Agent and Control Agent and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Wachovia any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 13.7) hereby authorizes and directs Wachovia to enter into the ABL Intercreditor Agreement on behalf of such Lender and agrees that Wachovia, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the ABL Intercreditor Agreement.

SECTION 13

TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date five (5) years from the date hereof (the “Termination Date”). Upon the Termination Date, or earlier if accelerated pursuant to Section 10.2, the Borrowers shall pay to the Agent all outstanding and unpaid Obligations and shall furnish cash collateral to the Agent (or at the Agent’s option, a letter of credit issued for the account of the Borrowers and at the Borrowers’ expense, in form and substance satisfactory to the Agent, by an issuer acceptable to the Agent and payable to the Agent as beneficiary) in such amounts as the Agent determines are reasonably necessary to secure the Agent, the Lenders and the Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which the Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of the Agent or any Lender pursuant to any Account Control Agreement. The amount of such cash collateral (or letter of credit, as the Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of the Agent, as the Agent may, in its discretion, designate in writing to the Company for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by the Borrowers to the Agent Payment Account or other bank account designated by the Agent are received in such bank account later than 12:00 p.m., New York time.

(b) No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Loan Party of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and the Agent’s continuing security interest in the Collateral and the rights and remedies of the Agent and the Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Loan Party waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and the Agent shall not be required to send such termination statements to the Loan Parties, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

13.2 Interpretative Provisions.

All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(a) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(b) All references to any Borrower, Guarantor, the Agent and the Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(c) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(d) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(e) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured.

(f) All references to the term “good faith” used herein when applicable to the Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. The Loan Parties shall have the burden of proving any lack of good faith on the part of the Agent or any Lender alleged by any Loan Party at any time.

(g) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of the Company most recently received by the Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(h) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(i) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(j) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(k) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(l) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to the Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against the Agent or the Lenders merely because of the Agent’s or any Lender’s involvement in their preparation.

13.3 Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

The Company	U.S. Silica Company
and the other	106 Sand Mine Road
Borrowers	Berkeley Springs, WV 25411
and Guarantors:	Attention: John A. Ulizio and James I. Manion
Telecopier: (304) 258-3500
Telephone: (304) 258-8258 (John A. Ulizio)
Telephone: (304) 258-8202 (James I. Manion)

With a copy to:

Harvest Partners, LLC
280 Park Avenue, 33rd Floor
New York, NY 10017
Attention: Michael B. DeFlorio and Michael Cardito
tele: (212) 599-6300
fax: (212) 812-0100

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention: Joseph H. Brazil
tele: (212) 819-8401
fax: (212) 354-8113

The Agent:	Wachovia Bank, National Association, as Agent
1 South Broad Street PA4812
Philadelphia, Pennsylvania 19107
Attention: Jim Kelly
Telecopier: (267) 321-6741
Telephone: (267) 321-6685

The Lenders:	The address set forth on each Lender’s Administrative Details Form.

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided, that, the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 hereof if such Lender or the Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. Unless the Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4 Partial Invalidity.

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Confidentiality.

(a) The Agent, each Lender and the Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to the Agent, such Lender or the Issuing Bank, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent (A) required by statute, rule, regulation, subpoena or court order or (B) requested by any regulatory authority purporting to have jurisdiction over the Agent or such Lender (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which the Agent, such Lender or the Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or the Issuing Bank or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant), the Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, (iv) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (v) to counsel for the Agent, any Lender, Participant (or prospective Lender or Participant) or the Issuing Bank or (vi) to the Agent’s or such Lender’s Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential).

(b) In the event that the Agent, any Lender or the Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, the Agent or such Lender or the Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent the Agent or such Lender or the Issuing Bank determines in good faith that it will not create any risk of liability to the Agent or such Lender or the Issuing Bank, the Agent or such Lender or the Issuing Bank will promptly notify the Company of such request so that the Company may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by the Borrowers of the Agent’s or such Lender’s or the Issuing Bank’s expenses, cooperate with the Company in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which the Company so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent the Agent or such Lender or the Issuing Bank determines in good faith that it will not create any risk of liability to the Agent or such Lender or the Issuing Bank.

In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Loan Party or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to the Agent, any Lender (or any Affiliate of any Lender) or the Issuing Bank on a non-confidential basis from a person other than a Loan Party, or (iii) to require the Agent, any Lender or the Issuing Bank to return any materials furnished by a Loan Party to the Agent, a Lender or the Issuing Bank or prevent the Agent, a Lender or the Issuing Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of the Agent, the Lenders and the Issuing Bank under this Section 13.5 shall supersede and replace the obligations of the Agent, the Lenders and the Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Loan Party to the Agent or any Lender. In addition, the Agent and the Lenders may disclose information relating to the Credit Facility to Gold Sheets and other publications, with such information to consist of deal terms and other information customarily found in such publications and that Wachovia may otherwise use the corporate name and logo of the Loan Parties or deal terms in “tombstones” or other advertisements, public statements or marketing materials.

13.6 Successors.

This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by the Agent, the Lenders, the Issuing Bank, the Loan Parties and their respective successors and assigns, except that the Loan Parties may not assign their rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of the Agent and each of the Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of the Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of the Loan Parties, the Agent, the Lenders and the Issuing Bank with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7 Assignments; Participations.

(a) Each Lender may, with the prior written consent of the Agent (which such approval shall not be unreasonably withheld or delayed) and, so long as there is no Default or Event of Default arising pursuant to Section 10.1(a)(i), (a)(ii) (only to the extent arising pursuant to the covenant set forth in Section 9.16), (e), (f) or (g) that has occurred and is continuing (which such approval shall not be unreasonably withheld or delayed), the Company (it being understood and agreed that consent by the Company shall not be required for an assignment to an existing Lender, an affiliate of a Lender or an Approved Fund), assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender (treating simultaneous assignments by related funds as a single assignment for purposes of such requirement), of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by the Agent on the Register and (ii) the Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $3,500 (unless waived by the Agent) (treating simultaneous assignments by related funds as a single assignment for purposes of such requirement); provided, that the processing fee set forth above shall not be required for assignments from a Lender to its Affiliates. The Agent shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount of their Loans (the “Register”). The Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any of the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(c) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of their Subsidiaries or the performance or observance by any Loan Party of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. The Agent and the Lenders may furnish any information concerning any Loan Party in the possession of the Agent or any Lender from time to time to assignees and Participants.

(d) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of the Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Loan Parties, the other Lenders and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Loan Party hereunder shall be determined as if such Lender had not sold such participation; provided, that the agreement executed by such Lender in favor of the Participant relating thereto may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Section 11.3(a) that affects such Participant.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) The Loan Parties shall assist the Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. The Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of the Loan Parties and their affairs provided, prepared or reviewed by any Loan Party that are contained in any selling materials and all other information provided by it and included in such materials.

13.8 Entire Agreement.

This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9 USA Patriot Act.

Each Lender subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. The Loan Parties are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

13.10 Counterparts, Etc.

This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

13.11 Concerning Joint and Several Liability of Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 13.11 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 13.11, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 13.11, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 13.11 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 13.11 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f) The provisions of this Section 13.11 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 13.11 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 13.11 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Financing Agreements, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

(h) the Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any Borrower to any Excess Funding Borrower under this Section 13.11(h) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations. For purposes hereof, (i) “Excess Funding Borrower” shall mean, in respect of any Obligations arising under the other provisions of this Credit Agreement (hereafter, the “Joint Obligations”), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) “Excess Payment” shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) “Pro Rata Share”, for the purposes of this Section 13.11(h) only, shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Closing Date (if any Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 13.11(h) such subsequent Borrower shall be deemed to have been a Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Closing Date).

SECTION 14

GUARANTY OF OBLIGATIONS

14.1 The Guaranty.

In order to induce the Lenders to enter into this Agreement with the Company or any of its Domestic Subsidiaries and to extend credit hereunder, and in recognition of the direct benefits to be received by Guarantors from the Revolving Loans hereunder, each of the Guarantors hereby agrees with the Agent and the Lenders as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrowers to the Agent, and the Lenders. If any or all of the indebtedness of the Borrowers to the Agent and the Lenders becomes due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to the Agent and the Lenders, or order, on demand, together with any and all reasonable expenses which may be incurred by the Agent, or the Lenders in collecting any of the indebtedness. The word “indebtedness” is used in this Section 14 in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrowers, including all Obligations, arising in connection with this Agreement, or the other Financing Agreements, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrowers may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable. The Guaranty set forth in this Section 14 is a guaranty of timely payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Financing Agreements, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the United States Bankruptcy Code).

14.2 Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all indebtedness of the Borrowers to the Lenders whether or not due or payable by the Borrowers upon the occurrence of any of the events specified in Sections 10.1(e), 10.1(f) or 10.1(g), and unconditionally promises to pay such indebtedness to the Agent for the account of the Lenders, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrowers or a Guarantor shall make a payment or a transfer of an interest in any property to the Agent, or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to a Borrower or a Guarantor, the estate of a Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

14.3 Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrowers whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by any Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the indebtedness of the Borrowers, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower, or (e) any payment made to the Agent, or any Lenders on the indebtedness which the Agent, repay the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

14.4 Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other guarantor or the Borrowers, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrowers and whether or not any other Guarantor or any Borrower is joined in any such action or actions.

14.5 Authorization.

Each of the Guarantors authorizes the Agent, and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any guarantor or any other party for the payment of the Guaranty or the indebtedness and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, guarantors, the Borrowers or other obligors.

14.6 Reliance.

It is not necessary for the Agent, or the Lenders to inquire into the capacity or powers of any Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.7 Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Agent, or any Lender to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Agent’s, or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party other than payment in full of the indebtedness, including, without limitation, any defense based on or arising out of (1) the disability of any Borrower, any other guarantor or any other party, (2) the unenforceability of the indebtedness or any part thereof from any cause, (3) the cessation from any cause of the liability of any Borrower other than payment in full of the indebtedness, (4) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the obligations of the Guarantors hereunder, (5) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other Obligations of any other Loan Party under or in respect of the Financing Agreements, or any other amendment or waiver of or any consent to departure from any Financing Agreement, (6) to the fullest extent permitted by law, any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Obligation or the Agent and the Lenders’ rights with respect thereto or (7) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, such Guarantor or any other guarantor or surety. The Agent or any of the Lenders may, at their election, exercise any right or remedy the Agent and any Lender may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the indebtedness has been paid. Each of the Guarantors waives any defense arising out of any such election by the Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantors against any Borrower or any other party.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of the Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of the Guaranty (whether contractual, under Section 509 of the United States Bankruptcy Code, or otherwise) to the claims of the Lenders against any Borrower or any other guarantor of the indebtedness of any Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of the Guaranty until such time as the Loans hereunder shall have been paid and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Agent, or the Lenders now has or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the indebtedness of any Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the indebtedness of any Borrower until such time as the Loans hereunder shall have been paid and the Commitments have been terminated.

14.8 Limitation on Enforcement.

The Lenders agree that this Guaranty may be enforced only by the action of the Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce the Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Agent for the benefit of the Lenders under the terms of this Agreement. The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of Guarantors.

14.9 Confirmation of Payment.

The Agent and the Lenders will, upon request after payment in cash in full of the indebtedness and obligations which are the subject of the Guaranty and termination of the Commitments relating thereto, confirm to the Borrowers, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated.

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IN WITNESS WHEREOF, the Agent, the Lenders and the Loan Parties have caused these presents to be duly executed as of the day and year first above written.

COMPANY:	U.S. SILICA COMPANY, a Delaware corporation

	By:	/s/ John A. Ulizio
	Name:	John A. Ulizio
	Title:	President and Chief Executive Officer

PARENT:	HOURGLASS HOLDINGS, LLC, a Delaware limited liability company

	By:	/s/ John A. Ulizio
	Name:	John A. Ulizio
	Title:	Authorized Signatory

GUARANTORS:	USS HOLDINGS, INC., a Delaware corporation

	By:	/s/ John A. Ulizio
	Name:	John A. Ulizio
	Title:	President

BMAC HOLDINGS, INC., a Delaware corporation

	By:	/s/ John A. Ulizio
	Name:	John A. Ulizio
	Title:	President and Chief Executive Officer

BETTER MINERALS & AGGREGATES COMPANY, a Delaware corporation

	By:	/s/ John A. Ulizio
	Name:	John A. Ulizio
	Title:	President and Chief Executive Officer

BMAC SERVICES CO., INC., a Delaware corporation

By:	/s/ John A. Ulizio
Name:	John A. Ulizio
Title:	President and Chief Executive Officer

THE FULTON LAND AND TIMBER COMPANY, a Pennsylvania corporation

By:	/s/ John A. Ulizio
Name:	John A. Ulizio
Title:	President and Chief Executive Officer

GEORGE F. PETTINOS, LLC, a Delaware limited liability company

By:	U.S. Silica Company, its sole and managing partner

By:	/s/ John A. Ulizio
Name:	John A. Ulizio
Title:	President and Chief Executive Officer

PENNSYLVANIA GLASS SAND CORPORATION, a Delaware corporation

By:	/s/ John A. Ulizio
Name:	John A. Ulizio
Title:	President and Chief Executive Officer

OTTAWA SILICA COMPANY, a Delaware corporation

By:	/s/ John A. Ulizio
Name:	John A. Ulizio
Title:	President and Chief Executive Officer

AGENT AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and a Lender

	By:	/s/ James A. Kelly
	Name:	James A. Kelly
	Title:	Vice President

U.S. SILICA COMPANY
ABL LOAN AND SECURITY AGREEMENT

EXHIBIT A

to

ABL LOAN AND SECURITY AGREEMENT

Form of Assignment and Acceptance

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint]1 Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrowers:	U.S. Silica Company, a Delaware corporation (the “Company”) and those certain Subsidiaries of the Company from time to time party to the Loan Agreement.

[1]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

4.	Administrative Agent:	Wachovia Bank, National Association, as the administrative agent under the Loan Agreement

5.	Loan Agreement:

The ABL Loan and Security Agreement dated as of                  , 2007 among the Borrowers, the Guarantors from time to time party thereto, the lenders and other financial institutions from time to time party thereto, and Wachovia Bank, National Association, as Administrative Agent (together with all modifications, renewals, extensions, supplements, amendments, restatements and replacements from time to time, the “Loan Agreement”).

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans		CUSIP Number
		Revolving Loan	$	$		%

[7.	Trade Date:	][2]

Effective Date:                  , 20    .

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[1]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S] [NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Financing Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreements or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Financing Agreement or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Agreement.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under the Loan Agreement (subject to such consents, if any, as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreements, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreements are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

TO

ABL LOAN AND SECURITY AGREEMENT

Information Certificate

[See attached]

INFORMATION CERTIFICATE

OF

USS HOLDINGS, INC.,

HOURGLASS HOLDINGS, LLC

AND CERTAIN OF THEIR SUBSIDIARIES

Dated: August 9, 2007

To:    Wachovia Bank, National Association, as Agent

In connection with the (a) ABL Loan and Security Agreement dated as of August 9, 2007, by and among U.S. Silica Company, a Delaware corporation (the “ABL Borrower”), certain Subsidiaries of the ABL Borrower from time to time party thereto, as Subsidiary Borrowers (the “Subsidiary Borrowers”). Hourglass Holdings, LLC, a Delaware limited liability company (the “Parent”) and certain subsidiaries of the Parent from time to time party thereto, as guarantors, the Lenders from time to time party thereto (the “ABL Lenders”) and Wachovia Bank, National Association, as Agent for the ABL Lenders (the “ABL Administrative Agent”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “ABL Loan Agreement”; capitalized terms not otherwise defined herein shall have the meanings given to them in the ABL Loan Agreement), (b) First Lien Term Loan and Security Agreement dated as of August 9, 2007, by and among U.S. Silica Company, a Delaware corporation (the “First Lien Permanent Borrower”), USS Holdings, Inc., a, Delaware corporation (the “First Lien Initial Borrower”), the Parent and certain subsidiaries of the Parent from time to time party thereto, as guarantors, the Lenders from time to time party thereto (the “First Lien Lenders”) and Wachovia Bank, National Association, as Agent for the First Lien Lenders (the “First Lien Administrative Agent”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “First Lien Term Loan Agreement”) and (c) Second Lien Term Loan and Security Agreement dated as of August 9, 2007, by and among U.S. Silica Company, a Delaware corporation (the “Second Lien Permanent Borrower”), USS Holdings, Inc., a Delaware corporation (the “Second Lien Initial Borrower”), the Parent and certain subsidiaries of the Parent from time to time party thereto, as guarantors, the Lenders from time to time party thereto (the “Second Lien Lenders”, and together with the ABL Lenders and the First Lien Lenders, the “Lenders”) and Wachovia Bank, National Association, as Agent for the Second Lien Lenders (the “Second Lien Administrative Agent”; together with the ABL Administrative Agent and the First Lien Administrative Agent, the “Administrative Agents”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Second Lien Term Loan Agreement”, and together with the ABL Loan Agreement and the First Lien Loan Agreement, the “Loan Agreements”), each of the undersigned (individually, a “Company” and, collectively, the “Companies”) jointly and severally represents and warrants to Administrative Agents and Lenders the following information about it, its organizational structure and other matters of interest to Administrative Agents and Lenders:

I.

The full and exact name of each Company as set forth in its certificate of incorporation (or its certificate of formation or other organizational document filed with the applicable state governmental authority, as the case may be) is as follows:

Hourglass Holdings, LLC

USS Holdings, Inc.

BMAC Holdings, Inc.

Better Minerals & Aggregates Company

U.S. Silica Company

BMAC Services Co., Inc.

The Fulton Land and Timber Company

George F. Pettinos, LLC

Pennsylvania Glass Sand Corporation

Ottawa Silica Company

2.	Each Company is a registered organization of the following type (for example, corporation, limited partnership, Limited Liability Company, etc.):

Company	Type

Hourglass Holdings, LLC	Limited liability company
USS Holdings, Inc.	Corporation
BMAC Holdings, Inc.	Corporation
Better Minerals & Aggregates Company	Corporation
U.S. Silica Company	Corporation
BMAC Services Co., Inc.	Corporation
The Fulton Land and Timber Company	Corporation
George F. Pettinos, LLC	Limited liability Company
Pennsylvania Glass Sand Corporation	Corporation
Ottawa Silica Company	Corporation

3.

Each Company was organized on the date indicated for such company below, under the laws of the State indicated below for such Company, and each Company is in good standing under the laws of such State.

Company	Date of Organization	Jurisdiction of Organization
Hourglass Holdings, LLC	6/15/2007	Delaware
USS Holdings, Inc.	9/19/1995	Delaware
BMAC Holdings, Inc.	9/10/1999	Delaware
Better Minerals & Aggregates Company	1/09/1996	Delaware
U.S. Silica Company	6/03/1968	Delaware
BMAC Services Co., Inc.	11/16/2000	Delaware
The Fulton Land and Timber Company	4/13/1942	Pennsylvania
George F. Pettinos, LLC	3/20/1930	Delaware
Pennsylvania Glass Sand Corporation	10/24/1986	Delaware
Ottawa Silica Company	10/24/1986	Delaware

4.	The organizational identification-number of each Company issued by its jurisdiction of organization is as set forth below (or if none is issued by the jurisdiction of organization indicate “none”):

Company	ID No.

Hourglass Holdings, LLC	4370463
USS Holdings, Inc.	2543882
BMAC Holdings, Inc.	3095059
Better Minerals & Aggregates Company	2579867
U.S. Silica Company	0679419
BMAC Services Co., Inc.	3317602
The Fulton Land and Timber Company	132854
George F. Pettinos, LLC	0278906
Pennsylvania Glass Sand Corporation	2105431
Ottawa Silica Company	2105430

5.	The Federal Employer Identification Number of each Company is as follows:

Company	FEIN

Hourglass Holdings, LLC	26-0421467
USS Holdings, Inc.	13-3872710
BMAC Holdings, Inc.	54-1959795
Better Minerals & Aggregates Company	55-0749125
U.S. Silica Company	23-0958670
BMAC Services Co., Inc.	55-0777773
The Fulton Land and Timber Company	23-1622540
George F. Pettinos, LLC	86-1073928
Pennsylvania Glass Sand Corporation	94-3024593
Ottawa Silica Company	94-3093543

6.	Each Company is duly qualified and authorized to transact business as a foreign organization in the following states and is in good standing in such states:

Company	Jurisdiction

Hourglass Holdings, LLC	DE

USS Holdings, Inc.	DE, WV, NY

BMAC Holdings, Inc.	DE, WV

Better Minerals & Aggregates Company	DE, IL, NJ, TX, WV, MD, CT, PA, VA, NY

U.S. Silica Company	DE, IL, NJ, TX, NC, MO, NV, KS, WV, MS,
LA, IN, FL, GA, MD, CT, PA, AL, MI, KY,
OH, OK, SC, TN, VA, WI
BMAC Services Co., Inc.	DE, IL, NJ, TX, MO, WV, PA, CT, NY

The Fulton Land and Timber Company	PA

George F. Pettinos, LLC	DE, NJ

Pennsylvania Glass Sand Corporation	DE, CT, PA

Ottawa Silica Company	DE, LA

7.

During the four-month period immediately preceding the date hereof, the name of each Company as set forth in its organizational documentation as filed of record with the applicable state authority has been changed as follows:

Company	Date of Change	Prior Name

NONE

8.	During the four-month period immediately preceding the date hereof, each Company has made or entered into the following mergers or acquisitions:

Company	Merger/Acquisition	Date

NONE

9.	The chief executive office and mailing address of each Company is located at the address indicated for such Company on Schedule 8.2 hereto.

10.	The Records of each Company pertaining to Accounts; and other places of business and locations of Collateral assets are located at the addresses indicated for such Company on Schedule 8.2 hereto.

11.

Each Company’s property and assets are owned and held free and clear of liens, mortgages, pledges, security interests, encumbrances or charges except those granted to Agent and such others as set forth on Schedule 8.4 hereto.

12.

No Company has any deposit accounts, investment accounts, securities account or similar accounts with any bank, savings and loan or other financial institution, except as set forth on Schedule 8.10 hereto.

13.

No Company owns or licenses any trademarks, patents, copyrights or other intellectual property that is registered with the United States Patent and Trademark Office or any similar office or agency in the United States, any State hereof, any political subdivision thereof or in any other country, except as set forth on Schedule 8.11 hereto (indicate type of intellectual property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor). Schedule 8.11 sets forth all License Agreements of the Company and its Subsidiaries.

14.	Each Company is affiliated with, or has ownership in, the corporations (including subsidiaries) and other organizations set forth on Schedule 8.12 hereto.

15.

The names of the stockholders (or members or partners, including general partners and limited partners) of each Company and their holdings are as set forth on Schedule 8.12 hereto (if stock or other interests are widely held indicate only holders owning 10% or more of the voting stock or other interests).

16.

No Company is a party to or bound by a collective bargaining or similar agreement with any union, labor organization or other bargaining agent except as set forth on Schedule 8.13 hereto (indicate date of agreement, parties to agreement, description of employees covered, and date of termination).

17.	No Company has any Indebtedness except as set forth on Schedule 9.9 hereto or as otherwise permitted under Section 9.9 of the Loan and Security Agreement.

18.

No Company has made any loans or advances or guaranteed or otherwise become liable for the obligations of any others, except as set forth on Schedule 9.10 hereto or as otherwise permitted under Section 9.10 of the Loan and Security Agreement.

19.	No Company has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as follows:

NONE.

20.	No Company has any commercial tort claims, except as follows:

NONE.

21.	The officers of each Company and their respective titles are as follows:

	Company	Title	Name

(a)	Company: Hourglass	Authorized Signatories	Michael B. DeFlorio
	Holdings, LLC.		Michael J. Cardito

(b)	Company: USS Holdings, Inc.	President	John A. Ulizio
		Vice President-Finance	William A. White
		Treasurer	Michael L. Thompson
		Secretary	James I. Manion

(c)	Company: BMAC Holdings, Inc.	President and Chief Executive Officer	John A. Ulizio
		Vice President-Finance	William A. White
		Treasurer	Michael L. Thomson
		Secretary	James I. Manion

(d)	Company: Better Minerals &	President	John A. Ulizio
	Aggregates Company	Vice President-Finance	William A. White
		Treasurer	Michael L. Thomson
		Secretary	James I. Manion

(e)	Company: BMAC Services Co., Inc.	President and Chief Executive Officer	John A. Ulizio
		Vice President-Finance	William A. White
		Treasurer	Michael L. Thomson
		Secretary	James I. Manion

(f)	Company: U. S. Silica Company	President and Chief Executive Officer	John A. Ulizio
		Vice President-Finance	William A. White
		Sr. Vice President	Paul F. Guttmann
		Vice President-Operations	George H. Didawick, Jr.
		Vice President	Robert H. Morrow
		Treasurer	Michael L. Thompson
		Secretary	James I. Manion

(g)	Company: The Fulton Land and Timber Company	President and Chief Executive Officer	John A. Ulizio
		Vice President-Finance	William A. White
		Treasurer	Michael L. Thompson
		Secretary	James I. Manion

(h)	Company: Ottawa Silica Company	President and Chief Executive Officer	John A. Ulizio
		Vice President-Finance	William A. White
		Treasurer	Michael L. Thompson
		Secretary	James I. Manion

(i)	Company: Pennsylvania Glass Sand Corporation	President and Chief Executive Officer	John A. Ulizio
		Vice President-Finance	William A. White
		Treasurer	Michael L. Thompson
		Secretary	James I. Manion

(j)	Company: George F.	Sole and Managing	U. S. Silica Company (see
	Pettinos, LLC	Member	officers above)

22.	The members of the Board of Directors of each Company (or, if the Company is a limited partnership, the general partner or, if the Company is a limited liability company, the managers) are:

Company	Directors

Hourglass Holdings, LLC	John A. Ulizio, Michael B
DeFlorio and Michael J. Cardito

USS Holdings, Inc.	John A. Ulizio, Michael B
DeFlorio and Michael J. Cardito

BMAC Holdings, Inc.	John A. Ulizio, James I. Manion
and Michael L. Thompson

Better Minerals & Aggregates Company	John A. Ulizio, Michael B
DeFlorio and Michael J. Cardito

U.S. Silica Company	John A. Ulizio, Michael B
DeFlorio and Michael J. Cardito

BMAC Services Co., Inc.	John A. Ulizio, James I. Manion
and Michael L. Thompson

The Fulton Land and Timber Company	John A. Ulizio, James I. Manion
and Michael L. Thompson

George F. Pettinos, LLC	U. S. Silica Company, Sole and
Managing Member

Pennsylvania Glass Sand Corporation	John A. Ulizio, James I. Manion
and Michael L. Thompson

Ottawa Silica Company	John A. Ulizio, James I. Manion and Michael L. Thompson

Lender shall be entitled to rely upon the foregoing in all respects and each of the undersigned is duly authorized to execute and deliver this Information Certificate on behalf of the Company for which he or she is signing.

Very truly yours,

Hourglass Holdings, LLC

By:
Name:	John A. Ulizio
Title:	Authorized Signatory

USS Holdings, Inc.

By:
Name:	John A. Ulizio
Title:	President

BMAC Holdings, Inc.

By:
Name:	John A. Ulizio
Title:	President and Chief Executive Officer

Better Mineral & Aggregates Company

By:
Name:	John A. Ulizio
Title:	President

U.S. Silica Company

By:
Name:	John A. Ulizio
Title:	President and Chief Executive Officer

BMAC Services Co., Inc.

By:
Name:	John A. Ulizio
Title:	President and Chief Executive Officer

George F. Pettinos, LLC

By:	U.S. Silica Company, its Sole and Managing Member

By:
		Name:	John A. Ulizio
		Title:	President and Chief Executive Officer

Pennsylvania Glass Sand Corporation

By:
Name:	John A. Ulizio
Title:	President and Chief Executive Officer

The Fulton Land and Timber Company

By:
Name:	John A. Ulizio
Title:	President and Chief Executive Officer

Ottawa Silica Company

By:
Name:	John A. Ulizio
Title:	President and Chief Executive Officer

EXHIBIT C

TO

ABL LOAN AND SECURITY AGREEMENT

Compliance Certificate

Dated as of             , 20

To:	Wachovia Bank, National Association, as Agent
301 South College Street, NC 0479
Charlotte, North Carolina 28288
Attention:

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below), solely as the Treasurer of U.S. Silica Company, a Delaware corporation (“Company”), and not individually, that:

1. I am the duly elected Treasurer of the. Company. Capitalized terms used herein without definition shall have the meanings given to such terms in the ABL Loan and Security Agreement, dated as of                  , 2007 by and among Wachovia Bank, National Association, as administrative agent for the financial institutions party thereto as lenders (in such capacity, “Agent”), the financial institutions party thereto as lenders (collectively, “Lenders”), the Company, certain Subsidiaries of the Company from time to time part thereto, as Subsidiary Borrowers (together with the Company, the “Borrowers”), Hourglass Holdings, LLC, a Delaware limited liability company (the “Parent”) and certain subsidiaries of the Parent from time to time party thereto, as guarantors (together with the Parent, the “Guarantors”) (together with all modifications, renewals, extensions, supplements, amendments, restatements and replacements from time to time, the “Loan Agreement”).

2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of the Loan Parties, during the immediately preceding fiscal [month][quarter][year].

3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal [month][quarter][year], and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action Which any Loan Party has taken, is taking, or proposes to take with respect to such condition or event.

4. I further certify that, based on the review described in Section 2 above, no Loan Party has at any time during or at the end of such fiscal [month][quarter][year], except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a) Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

(b) Except as previously disclosed in writing to the Agent in accordance with the applicable provisions of the Loan Agreement, changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization, changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement) or established any new locations where Priority Collateral is located.

(c) [Reserved.]

(d) Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

(e) Received any notice of, or obtained knowledge of any of the following not previously disclosed to Agent: (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $500,000 or which if adversely determined could reasonably be expected to have a Material Adverse Effect (ii) any order, judgment or decree in excess of $500,000 entered against any Loan Party, any of its Subsidiaries or any of its or their properties or assets, (iii) a material violation of laws or regulations, (iv) any ERISA Event which could reasonably be expected to have a Material Adverse Effect, (v) the occurrence of any Default or Event of Default, (vi) any event of default or material breach under any contractual obligation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000; (vii) any litigation or investigation or proceeding (A) affecting any Loan Party or any of its Subsidiaries which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (B) affecting or with respect to this Agreement or any other Financing Agreement or (C) involving an environmental claim or potential liability under Environmental Laws in excess of $500,000; and (viii) any other development or event which could reasonably be expected to have a Material Adverse Effect.

5. Attached hereto as Schedule III are the calculations used in determining, as of the end of the immediately preceding fiscal quarter, whether the Loan Parties are in compliance with the covenants set forth in Section 9.16 of the Loan Agreement for such fiscal quarter.

The foregoing certifications are made and delivered as of the date first written above.

Very truly yours, U.S. SILICA COMPANY

By:
Name:
Title:	Treasurer

EXHIBIT D

TO

ABL LOAN AND SECURITY AGREEMENT

Form of Borrower Joinder Agreement

THIS BORROWER JOINDER AGREEMENT (this “Agreement”), dated as of             , 20    , is by and between                                         , a                                          (the              “Applicant Borrower”) and WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent (the “Agent”) under that certain ABL Loan and Security Agreement (together with all modifications, renewals, extensions, supplements, amendments, restatements and replacements from time to time, the “Loan Agreement”), dated as of                  , 2007, by and among U.S. Silica Company, a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, as Subsidiary Borrowers (together with the Company, the “Borrowers”). Hourglass Holdings, LLC, a Delaware limited liability company (the “Parent”), certain subsidiaries of the Parent from time to time party thereto, as guarantors (together with the Parent, the “Guarantors”), the Lenders from time to time party thereto and the Agent. All of the defined terms in the Loan Agreement are incorporated herein by reference.

The Applicant Borrower has indicated its desire to become a Borrower pursuant to the terms of the Loan Agreement.

Accordingly the Applicant Borrower hereby agrees as follows with the Agent, for the benefit of the Lenders:

1. The Applicant Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Borrower will be deemed to be a party to the Loan Agreement and a “Borrower” for all purposes of the Loan Agreement and the other Financing Agreements, shall have all of the obligations of a Borrower thereunder as if it has executed the Loan Agreement and the other Financing Agreements, and shall be jointly and severally liable with the other Borrowers for all of the Obligations. The Applicant Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement and in the Financing Agreements, including without limitation (i) all of the representations and warranties set forth in Section 8 of the Loan Agreement and (ii) all of the affirmative and negative covenants set forth in Section 9 of the Loan Agreement.

2. The Applicant Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Borrower will be deemed to be a party to the Security Documents applicable to the Applicant Borrower, and shall have all the obligations of a “Pledgor” (as such term is defined in the Pledge Agreement) thereunder as if it had executed the Pledge Agreement. The Applicant Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the Applicant Borrower hereby grants to the Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against any and all right, title and interest of the Applicant Borrower in and to the Pledged Collateral (as such term is defined in Section 2 of the Pledge Agreement) of the Applicant Borrower.

3. The Applicant Borrower acknowledges and confirms that it has received a copy of the Loan Agreement and exhibits thereto, and the Pledge Agreement and the schedules and exhibits thereto. The Information Certificate and the schedules to the Pledge Agreement are amended (to the extent permitted by the Loan Agreement or the Pledge Agreement, as applicable) to provide the information shown on the attached Schedule A.

4. The Applicant Borrower confirms that all of the Obligations under the Loan Agreement, upon the Applicant Borrower becoming a Borrower will and shall continue to be, in full force and effect and that immediately upon the Applicant Borrower becoming a Borrower, the term “Obligations”, as used in the Loan Agreement, shall include all Obligations of such Applicant Borrower under the Loan Agreement and under each other Financing Agreement.

5. The Applicant Borrower agrees that at any time and from time to time, upon the written request of the Agent, it will execute and deliver such further documents and do such further acts and things as the Agent may reasonably request in order to effect the purposes of this Agreement

6. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF other than Section 5-1401 of the New York General Obligations Law.

IN WITNESS WHEREOF, the Applicant Borrower has caused this Borrower Joinder Agreement to be duly executed by its authorized officers, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[APPLICANT BORROWER]

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

SCHEDULE A

to

Borrower Joinder Agreement

[Identify Schedules in Information Certificate

to be Amended]

Schedule 2(a) to Pledge Agreement

Pledged Capital Stock

EXHIBIT E

TO

ABL LOAN AND SECURITY AGREEMENT

Form of Guarantor Joinder Agreement

THIS GUARANTOR JOINDER AGREEMENT (this “Agreement”), dated as of             , 20    , is by and between                                         , a                                          (the              “Joining Guarantor”) and WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) under that certain ABL Loan and Security Agreement (together with all modifications, renewals, extensions, supplements, amendments, restatements and replacements from time to time, the “Loan Agreement”), dated as of                  , 2007, by and among U.S. Silica Company, a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, as Subsidiary Borrowers (together with the Company, the “Borrowers”), Hourglass Holdings, LLC, a Delaware limited liability company (the “Parent”), certain subsidiaries of the Parent from time to time party thereto, as guarantors (together with the Parent, the “Guarantors”), the Lenders from time to time party thereto and the Agent. All of the defined terms in the Loan Agreement are incorporated herein by reference.

The Joining Guarantor is required to become a Guarantor pursuant to the terms of the Loan Agreement.

Accordingly the Joining Guarantor hereby agrees as follows with the Agent, for the benefit of the Lenders:

1. The Joining Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Joining Guarantor will be deemed to be a party to the Loan Agreement and a “Guarantor” for all purposes of the Loan Agreement and the other Financing Agreements, shall have all of the obligations of a Guarantor thereunder as if it has executed the Loan Agreement and the other Financing Agreements, as applicable, and shall be jointly and severally liable with the other Guarantors for all of the Obligations. The Joining Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement and in the Financing Agreements applicable to a Guarantor, including without limitation (i) all of the representations and warranties set forth in Section 8 of the Loan Agreement and (ii) all of the affirmative and negative covenants set forth in Section 9 of the Loan Agreement.

2. The Joining Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Joining Guarantor will be deemed to be a party to the Security Documents applicable to the Joining Guarantor, and shall have all the obligations of a “Pledgor” (as such term is defined in the Pledge Agreement) thereunder as if it had executed the Pledge Agreement. The Joining Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement, Without limiting generality of the foregoing terms of this paragraph 2, the Joining Guarantor hereby grants to the Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against any and all right, title and interest of the Joining Guarantor in and to the Pledged Collateral (as such term is defined in Section 2 of the Pledge Agreement) of the Joining Guarantor.

3. The Joining Guarantor acknowledges and confirms that it has received a copy of the Loan Agreement and exhibits thereto, and the Pledge Agreement and the schedules and exhibits thereto. The Information Certificate and the schedules to the Pledge Agreement are amended (to the extent permitted by the Loan Agreement or the Pledge Agreement, as applicable) to provide the information shown on the attached Schedule A.

4. The Joining Guarantor confirms that all of the Obligations under the Loan Agreement, upon the Joining Guarantor becoming a Guarantor will and shall continue to be, in full force and effect and that immediately upon the Joining Guarantor becoming a Guarantor, the term “Obligations”, as used in the Loan Agreement, shall include all Obligations of such Joining Guarantor under the Loan Agreement and under each other Financing Agreement.

5. The Joining Guarantor agrees that at any time and from time to time, upon the written request of the Agent, it will execute and deliver such further documents and do such further acts and things as the Agent may reasonably request in order to effect the purposes of this Agreement.

6. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF other than Section 5-1401 of the New York General Obligations Law.

IN WITNESS WHEREOF, the Joining Guarantor has caused this Guarantor Joinder Agreement to be duly executed by its authorized officers, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[JOINING GUARANTOR]

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

SCHEDULE A

to

Guarantor Joinder Agreement

[Identify Schedules in Information Certificate

to be Amended]

Schedule 2(a) to Pledge Agreement

Pledged Capital Stock

EXHIBIT F

TO

ABL LOAN AND SECURITY AGREEMENT

Form of Borrowing Base Certificate

On file with Agent.

EXHIBIT G

TO

ABL LOAN AND SECURITY AGREEMENT

Form of Solvency Certificate

To:	Wachovia Bank, National Association, as Agent

1 South Broad Street PA4812

Philadelphia, Pennsylvania 19107

Attention: Jim Kelly

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 4.1(w) of the Loan Agreement (as defined below), solely as the Treasurer of U.S. Silica Company, a Delaware corporation (“Company”), and not individually, that:

1. I am the duly elected Treasurer of the Company. Capitalized terms used herein without definition shall have the meanings given to such terms in the ABL Loan and Security Agreement, dated as of                  , 2007 by and among Wachovia Bank, National Association, as administrative agent for the financial institutions party thereto as lenders (in such capacity, “Agent”), the financial institutions party thereto as lenders (collectively, “Lenders”), the Company, certain Subsidiaries of the Company from time to time part thereto, as Subsidiary Borrowers (together with the Company, the “Borrowers”). Hourglass Holdings, LLC, a Delaware limited, liability company (the “Parent”) and certain subsidiaries of the Parent from time to time party thereto, as guarantors (together with the Parent, the “Guarantors”) (together with all modifications, renewals, extensions, supplements, amendments, restatements and replacements from time to time, the “Loan Agreement”).

2. I hereby certify that I have made such investigation and inquiries as to the financial condition of the. Loan Parties and their Subsidiaries as I deem necessary and prudent for the purpose of providing this Certificate. I acknowledge that the Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the making of Loans and. other Extensions of Credit under the Loan Agreement.

3. I further certify that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

4. BASED ON THE FOREGOING, I hereby certify that, both before and after giving effect to the Transactions, each of the Loan Parties is Solvent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

U.S. SILICA COMPANY, a Delaware corporation

By:
Name:
Title:

EXHIBIT H

TO

ABL LOAN AND SECURITY AGREEMENT

[FORM OF]

NOTICE OF BORROWING

                 , 2007

Wachovia Bank, National Association,

as Administrative Agent

201 South College Street, CP-8

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Ladies and Gentlemen:

Pursuant to Section 2.1 and Section 6.6 of the ABL Loan and Security Agreement dated as of                  , 2007 (as amended, restated or otherwise modified, the “Loan Agreement”), by and among U.S. Silica Company, a Delaware corporation (the “Company”), certain Subsidiaries of the Company from, time to time party thereto, as Subsidiary Borrowers (together with the Company, the “Borrowers”). Hourglass Holdings, LLC, a Delaware limited liability company (the “Parent”), certain Subsidiaries of the Parent from time to time party thereto, as guarantors (together with the Parent, the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (the “Agent”). Company hereby requests, on its behalf or on behalf of another Borrower, the following:

Revolving Loans be made on             , 20     as follows (the “Proposed Borrowing”):

(1)	Total Amount of Revolving Loans	$

(2)	Borrower

(3)	Amount of (1) to be allocated to Eurocurrency Rate Loans	$

(4)	Amount of (1) to be allocated to Prime Rate Loans	$

(5)	Interest Periods and amounts to be allocated thereto in respect of Eurocurrency Rate Loans (amounts must total (3)):

	(i) one month	$

	(ii) two months	$

	(iii) three months	$

	(iv) six months	$

	(v) nine months (if available to all Lenders)	$

	(vi) twelve months (if available to all Lenders)	$

	Total Eurocurrency Rate Loans	$

NOTE:

BORROWINGS MUST BE IN MINIMUM AGGREGATE DOLLAR AMOUNTS OF (A) WITH RESPECT TO EUROCURRENCY RATE LOANS, $1,000,000 AND $500,000 INCREMENTS IN EXCESS THEREOF AND (B) WITH RESPECT TO PRIME RATE LOANS, $500,000 AND $100,000 INCREMENTS IN EXCESS THEREOF.

Terms defined in the Loan Agreement shall have the same meanings when used herein.

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(A) all representations and warranties made in the Loan Agreement and in the other Financing Agreements (i) with respect to representations and warranties that contain a materiality qualification, are true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, are true and correct in all material respects, in each case with the same effect as though such representations and Warranties had been made on and as of the date of the borrowing requested hereby and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date).

(B) no Default or Event of Default exists or has occurred and is continuing on and as of the date of the Proposed Borrowing after giving effect thereto.

Very truly yours, U.S. SILICA COMPANY, a Delaware corporation

By:
Name:
Title:

EXHIBIT I

TO

ABL LOAN AND SECURITY AGREEMENT

[FORM OF]

NOTICE OF CONTINUATION/CONVERSION

                 , 2007

Wachovia Bank, National Association,

as Administrative Agent

Charlotte Plaza

201 South College Street, CP-8

Charlotte, North Carolina 28288-0680

Attn: Syndication Agency Services

Ladies and Gentlemen:

Pursuant to Section 3.1(b) of the ABL Loan and Security Agreement dated as of                  , 2007 (as amended, restated or otherwise modified, the “Loan Agreement by and among U.S. Silica Company, a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, as Subsidiary Borrowers (together with the Company, the “Borrowers”), Hourglass Holdings, LLC, a Delaware limited liability company (the “Parent”), certain Subsidiaries of the Parent from time to time party thereto, as guarantors (together with the Parent, the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (the “Agent”), Company hereby requests, on its behalf or on behalf of another Borrower, conversion or continuation of the following Loans be made on             , 20     as follows (the “Proposed Conversion/Continuation”):

Applicable Revolving Loan:

(1)	Total Amount of Loans to be converted/continued	$

(2)	Borrower

(3)	Amount of (1) to be allocated to Eurocurrency Rate Loans	$

(4)	Amount of (1) to be allocated to Prime Rate Loans	$

(5)	Interest Periods and amounts to be allocated thereto in respect of Eurocurrency Rate Loans (amounts must total (3)):

	(i) one month	$

	(ii) two months	$

	(iii) three months	$

	(iv) six months	$

	(v) nine months (if available to all Lenders)	$

	(vi) twelve months (if available to all Lenders)	$

	Total Eurocurrency Rate Loans	$

NOTE:

PARTIAL CONVERSIONS MUST BE IN MINIMUM AGGREGATE DOLLAR AMOUNTS OF (A) WITH RESPECT TO EUROCURRENCY RATE LOANS, $1,000,000 AND $500,000 INCREMENTS IN EXCESS THEREOF AND (B) WITH RESPECT TO PRIME RATE LOANS, $500,000 AND $100,000 INCREMENTS IN EXCESS THEREOF

Terms defined in the Loan Agreement shall have the same meanings when used herein.

The undersigned hereby certifies that, to the extent the Proposed Conversion/Continuation relates to a conversion or continuation of Eurocurrency Rate Loans, no Default or Event of Default exists or has occurred and is continuing on and as of the date of the Proposed Conversion/Continuation after giving, effect thereto.

Very truly yours, U.S. SILICA COMPANY, a Delaware corporation

By:
Name:
Title: